UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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RENASANT CORPORATION

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RENASANT CORPORATION
209 Troy Street
Tupelo, Mississippi 38804-4827

March 19, 2020
Dear Shareholder:
On behalf of the board of directors, we cordially invite you to attend the 2020 Annual Meeting of Shareholders of Renasant Corporation. The annual meeting will be held beginning at 1:30 p.m., Central time, on Tuesday, April 28, 2020 at the principal offices of Renasant Bank, 209 Troy Street, Tupelo, Mississippi 38804-4827. The formal notice of the annual meeting appears on the next page.
At the annual meeting, you will be asked to (1) elect five Class 3 directors, each to serve a three-year term expiring in 2023, (2) approve the Renasant Corporation 2020 Long-Term Incentive Compensation Plan, (3) adopt, in a non-binding advisory vote, a resolution approving the compensation of our named executive officers, as described in the proxy statement, (4) ratify the appointment of HORNE LLP as our independent registered public accountants for 2020, and (5) transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.
The accompanying proxy statement provides detailed information concerning the matters to be acted upon at the annual meeting. We urge you to review this proxy statement and each of the proposals carefully. It is important that your views be represented at the annual meeting regardless of the number of shares you own or whether you are able to attend the annual meeting in person.
On March 19, 2020, we posted on our internet website, www.proxyvote.com, a copy of our proxy statement and proxy card for the 2020 Annual Meeting of Shareholders and our Annual Report on Form 10-K for the year ended December 31, 2019 (which serves as our Annual Report to Shareholders). On the same date, we mailed our shareholders a notice containing instructions on how to access our proxy materials over the internet and to vote online (except that shareholders who affirmatively elected to receive paper copies of our proxy materials were mailed a full set of our proxy materials).
You may vote your shares via a toll-free telephone number or on the internet. If you received a paper copy of the proxy card, you may vote by signing, dating and mailing the accompanying proxy card in the envelope provided. Further voting instructions can be found beginning on page 59 of the proxy statement. As always, if you are the record owner of our stock, you may vote in person at the annual meeting.
On behalf of our board of directors, I would like to express our appreciation for your continued interest in Renasant Corporation.

Sincerely,
E. Robinson McGraw
Chairman of the Board and
Executive Chairman

RENASANT CORPORATION
209 Troy Street
Tupelo, Mississippi 38804-4827

NOTICE OF ANNUAL MEETING

TIME AND PLACE	1:30 p.m., Central time, on Tuesday, April 28, 2020
Renasant Bank
209 Troy Street
Tupelo, Mississippi 38804-4827

ITEMS OF BUSINESS	1. Election of five Class 3 directors who will each serve a three-year term expiring in 2023;

2.	Approval of the Renasant Corporation 2020 Long-Term Incentive Compensation Plan;

3.	Adoption, in a non-binding advisory vote, of a resolution approving the compensation of our named executive officers;

4.	Ratification of the appointment of HORNE LLP as Renasant's independent registered public accountants for 2020; and

5.	Transaction of such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

RECORD DATE	You can vote if you were a shareholder of record as of the close of business on February 21, 2020.

ANNUAL REPORT
Our proxy statement, proxy card and Annual Report on Form 10-K for the year ended December 31, 2019, which serves as our Annual Report to Shareholders but is not part of our solicitation materials, has been posted on our internet website at www.proxyvote.com. If you received a paper copy of the proxy statement and proxy card, our annual report is also enclosed.

PROXY VOTING
It is important that your shares be represented and voted at the annual meeting. You may vote your shares via a toll-free telephone number or on the internet. If you received a paper copy of the proxy statement, you may vote your shares by signing, dating and mailing the accompanying proxy card in the envelope provided. Instructions about the three methods of voting are contained in the proxy statement. Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Directors,
C. Mitchell Waycaster
President and Chief Executive Officer
Tupelo, Mississippi
March 19, 2020

Important Notice Regarding the Availability of Proxy Materials for
the Shareholders Meeting to be held on April 28, 2020:

Renasant's 2020 proxy statement and proxy card and its Annual Report on Form 10-K for the year ended December 31, 2019 are available at www.proxyvote.com.

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Page
VOTING YOUR SHARES..................................................................................................................	59
Record Date; Shares Outstanding................................................................................................	59
Voting............................................................................................................................................	59
Quorum.........................................................................................................................................	59
How Votes are Counted................................................................................................................	59
Required Vote for Each Proposal.................................................................................................	60
Shares Held by Renasant 401(k) Plan.........................................................................................	60
Solicitation and Revocation of Proxies.........................................................................................	60
PROPOSALS.....................................................................................................................................	61
Proposal 1 - Election of Five Class 3 Directors............................................................................	61
Proposal 2 - Approval of the Renasant Corporation 2020 Long-Term Incentive Compensation Plan..............................................................................................................................................	62
Proposal 3 - Advisory Vote on Executive Compensation..............................................................	68
Proposal 4 - Ratification of the Appointment of HORNE LLP as Independent Registered Public Accountants for 2020....................................................................................................................	69
Other Matters................................................................................................................................	69
STOCK OWNERSHIP........................................................................................................................	70
Common Stock Ownership Greater than 5%...............................................................................	70
Beneficial Ownership of Common Stock by Directors and Executive Officers.............................	70
Delinquent Section 16(a) Reports................................................................................................	72
AVAILABILITY OF ANNUAL REPORT ON FORM 10-K...................................................................	73

APPENDIX A - RENASANT CORPORATION 2020 LONG-TERM INCENTIVE COMPENSATION PLAN
In this proxy statement, Renasant Corporation is referred to as “Renasant,” “we,” “our,” “us” or the “Company,” and Renasant Bank is referred to as the “Bank.”
We are providing this proxy statement to the shareholders of Renasant Corporation in connection with the solicitation of proxies by its board of directors for use at the 2020 Annual Meeting of Shareholders of Renasant Corporation to be held at 1:30 p.m., Central time, on Tuesday, April 28, 2020 at the principal offices of Renasant Bank, 209 Troy Street, Tupelo, Mississippi 38804-4827, including any adjournments or postponements of the meeting.
As permitted by Securities and Exchange Commission, or SEC, rules, we are making this proxy statement, our proxy card and our Annual Report on Form 10-K for the year ended December 31, 2019, which serves as our Annual Report to Shareholders, available to our shareholders electronically. On March 19, 2020, we posted these materials on our internet website, www.proxyvote.com, and we mailed our shareholders a notice (the “Notice”) containing instructions on how to access our proxy materials and vote online (except for shareholders who affirmatively elected to receive paper copies of our proxy materials, to whom we mailed this proxy statement, our proxy card and our Annual Report on Form 10-K for the year ended December 31, 2019, on March 19, 2020).

ii

PROXY SUMMARY
This section of our proxy statement briefly describes the proposals to be voted on at the 2020 Annual Meeting of Shareholders and our voting procedures and then discusses select 2019 financial information that illustrates our financial and strategic accomplishments. More information about these and other matters is contained in the remainder of this proxy statement, and a detailed discussion of our 2019 operational and financial results can be found in our Annual Report on Form 10-K for the year ended December 31, 2019. We encourage you to review the entire proxy statement and annual report before you vote.
Voting
Proposals to be Voted On. Four proposals will be voted on at the annual meeting:

	More Information	Board Recommendation
Proposal 1	Page 61	FOR each nominee
Election of Class 3 Directors (five nominees)

Proposal 2	Pages 62-68	FOR
Approval of the Renasant Corporation 2020 Long-Term Incentive Compensation Plan

Proposal 3	Pages 68-69	FOR
Approval of an advisory resolution approving the compensation of our named executive officers

Proposal 4	Page 69	FOR
Ratification of the appointment of HORNE LLP as our independent registered public accountants for 2020
Voting Procedures. Votes may be cast in any of the following ways:

Internet	Telephone	Mail	In Person
Visit www.proxyvote.com. You will need the control number on your Notice or the proxy card mailed to you, as applicable.	Call toll free 800-690-6903. You will need the control number on the Notice or your proxy card, as applicable.	Complete and mail your proxy card to the address on the card, if you received a paper copy of the proxy statement and proxy card.	If you attend our annual meeting and are the record owner of our common stock or obtain a broker representation letter, you may vote in person.
It is important that your shares be represented and voted at our annual meeting. More information about our voting procedures, attendance at the meeting and revoking a proxy previously given may be found below in the “Voting Your Shares” section.

2019 Financial and Strategic Accomplishments
Performance and Pay. Mr. Waycaster has continued to drive increases in shareholder value. For 2019 our diluted earnings per share, or EPS, and total shareholder return increased over 2018 results, while Mr. Waycaster’s compensation remained relatively flat from 2018 to 2019. Renasant achieved these results even as we faced headwinds to our profitability from, most notably (1) three cuts to the federal funds target interest rate by the Federal Reserve Board, (2) increased salary and employee benefit expenses incurred as we made numerous strategic hires throughout our footprint and (3) the impact on our non-interest income from the limitations on interchange fees imposed pursuant to §1075 of the Dodd-Frank Act (commonly known as the “Durbin Amendment”), which became effective for Renasant as of July 1, 2019. As explained more fully in the "Compensation Discussion and Analysis" section below, the level of Mr. Waycaster's compensation reflects one of the compensation committee's most important strategic objectives: to provide compensation levels that are sufficient to support retention, while avoiding excessive pay.
The tables below compare the compensation of our CEO to diluted earnings per share and total shareholder return, illustrating that we have continued to achieve favorable performance results while our pay practices have remained consistent with the compensation committee's objective mentioned above. We compare EPS and total cash compensation (base salary and annual bonus) since EPS is an annual measure of our earnings and cash compensation represents payments with a similar short-term focus. We compare total shareholder return and total compensation, including equity-based compensation, since each is a measure of value delivered over a longer horizon. EPS is shown in the table below with expenses related to our strategic hiring and other infrequent or nonrecurring expenses excluded in order to present our core earnings. A more detailed explanation of the exclusions to reported EPS is included in the chart that appears under the heading “Performance Overview” below; a reconciliation of EPS (with exclusions), a non-GAAP financial measure, and its most comparable measure under generally acceptable accounting principles in the United States of America ("GAAP") is included under the heading “Non-GAAP Financial Measures” below.
Performance Overview. As illustrated in the table below, we maintained solid performance ratios in 2019. Year-over-year decreases in our profitability metrics (with exclusions) are almost entirely attributable to the headwinds noted above. Management was effective in mitigating the impact of these events by (1) focusing on the growth of low-cost deposits and (2) diversifying our sources of non-interest income by expanding our mortgage banking operations.

	Year Ended December 31,
	2019	2018	2017	2016	2015
Diluted EPS (GAAP)	$2.88	$2.79	$1.96	$2.17	$1.88
Diluted EPS, with exclusions (non-GAAP)(1)(2)	$3.03	$3.00	$2.42	$2.31	$2.10
Return on Average Shareholders’ Equity (GAAP)	7.95%	8.64%	6.68%	8.15%	7.76%
Return on Average Tangible Shareholders' Equity, with exclusions (non-GAAP)(1)(2)	16.15%	17.14%	14.48%	16.23%	16.10%
Return on Average Assets (GAAP)	1.30%	1.32%	0.97%	1.08%	0.99%
Return on Average Tangible Assets, with exclusions (non-GAAP)(1)(2)	1.54%	1.58%	1.32%	1.28%	1.23%

(1)
Exclusions include charges with respect to which we are unable to accurately predict when these charges will be incurred or, when incurred, the amount of the charge. For 2019, these charges were merger and conversion expenses, expenses associated with our strategic hiring efforts, debt prepayment penalties and a valuation adjustment related to our mortgage servicing rights asset, each on an after-tax basis.

(2)
Diluted EPS, with exclusions, return on average tangible shareholders' equity, with exclusions, and return on average tangible assets, with exclusions, are non-GAAP financial measures. For a reconciliation of these measures to their most comparable GAAP measures, please see the information under the “Non-GAAP Financial Measures” heading at the end of this section.

2019 Strategic Results. During 2019, the Company advanced its strategic objectives and achieved favorable operational and financial results, including the following:

✓	We recorded our highest level of annual earnings, with net income of $167.6 million, marking our seventh consecutive year of record net income.

✓
Our diluted EPS (as reported) was $2.88, reflecting a modest increase from 2018 ($0.09), even as diluted EPS was negatively impacted ($0.12) by the increased salary and employee benefit expenses associated with our strategic hiring. Although this hiring immediately impacted our noninterest expense in 2019, we expect to see enhancements to our revenue growth and profitability in 2020 and beyond that more than offsets these expenses, as our new teammates' loan portfolios mature and expand.

✓
Total loans held for investment increased $606.5 million over 2018. After excluding the $110.1 million portfolio of non-mortgage consumer loans that we transferred from our held for sale portfolio, total loans increased 5.46% year-over-year.

✓
To mitigate the impact of interest rate changes, we focused on growing stable, low-cost deposits to fund our lending activity. Our noninterest-bearing deposits increased $233.1 million over 2018, which represents our largest annual growth in noninterest-bearing deposits.

✓
Our mortgage banking income increased $7.8 million over 2018. Excluding a $1.8 million adjustment to the value of our mortgage servicing rights (MSR), our mortgage banking income increased more than 19% year-over-year, helping to offset the impact of the Durbin Amendment, which reduced noninterest income by $6.0 million.

✓
Our asset quality metrics remained strong. Net loan charge-offs were 0.04% of average loans, compared to 0.05% of average loans for 2018. As a percentage of total assets, all of our credit metrics, including non-performing assets and other real estate owned, loans 30-89 days past due and our internal watch list, were near historical lows by the end of 2019.

✓
We increased our annual dividend. The annual dividend now stands at $0.88 per share, an approximately 5% increase over 2018. We also returned capital to our shareholders through stock repurchases. We repurchased approximately 1.8 million shares of our common stock, at a weighted average price of $34.58 per share.

✓
We expanded our geographic footprint through branch openings, with locations opened in Fairhope and Huntsville, Alabama, Macon and Port Wentworth, Georgia, Franklin and Knoxville, Tennessee, and in Destin and Pensacola on the Florida panhandle.

Non-GAAP Financial Measures. Diluted earnings per share, with exclusions, return on average tangible shareholders’ equity, with exclusions, and return on average tangible assets, with exclusions, are non-GAAP financial measures. These non-GAAP financial measures adjust GAAP financial measures to exclude intangible assets and certain charges with respect to which the Company is unable to accurately predict when these charges will be incurred or, when incurred, the amount thereof. Such charges include merger and conversion expenses, debt prepayment penalties, loss share termination charges, a valuation adjustment to our mortgage servicing rights asset, the revaluation of our net deferred tax assets in connection with the corporate tax reduction imposed by the Tax Cuts and Jobs Act and, specifically in 2019, additional expenses associated with the strategic hiring efforts of production talent to support the Company's growth strategy, which we believe is the functional equivalent of opening a de novo location or effecting a team lift-out, each of which requires significant up-front investment prior to recognizing any return.
Our management uses these non-GAAP financial measures to evaluate capital utilization and adequacy. In addition, we believe that these measures facilitate the making of period-to-period comparisons and are meaningful indicators of our operating performance, particularly because these measures are widely used by industry analysts for companies with merger and acquisition activities. Also, because intangible assets, such as goodwill and the core deposit intangible, and charges such as merger and conversion expenses can vary extensively from company to company and, as to intangible assets, are excluded from the calculation of a financial institution’s regulatory capital, we believe that the presentation of this non-GAAP financial information allows readers to more easily compare our results to information provided in other regulatory reports and the results of other companies. The reconciliations of these non-GAAP financial measures to their most comparable GAAP measures are below. We have also included below a reconciliation of net revenue per share, with exclusions, for the year ended December 31, 2019 to net revenue per share without exclusions for such year. Net revenue per share is a performance measure we use as part of our annual cash incentive. More information about this performance measure and our annual cash incentive generally can be found in the “Compensation Discussion and Analysis” section below.

Reconciliation of GAAP to Non-GAAP
(Dollars in thousands, except per share data)	Year ended December 31,
	2019	2018	2017	2016	2015
Net income (GAAP)	$167,596	$146,920	$92,188	$90,930	$68,014
Amortization of intangibles	8,105	7,179	6,530	6,747	6,069
Tax effect on adjustments noted above	(1,808)	(1,588)	(2,172)	(2,229)	(1,932)
Tangible net income (non-GAAP)	$173,893	$152,511	$96,546	$95,448	$72,151

Net income (GAAP)	$167,596	$146,920	$92,188	$90,930	$68,014
Expense associated with strategic hiring efforts	9,196	—	—	—	—
MSR valuation adjustment	1,836	—	—	—	—
Merger-related expenses	279	14,246	10,378	4,023	11,614
Debt prepayment penalties	54	—	205	2,539	—
Revaluation of net deferred tax assets	—	—	14,486	—	—
Loss share termination	—	—	—	2,053	—
Tax effect on adjustments noted above	(2,534)	(3,151)	(3,521)	(2,726)	(3,696)
Net income with exclusions (non-GAAP)	$176,427	$158,015	$113,736	$96,819	$75,932

Average shareholders' equity (GAAP)	$2,107,832	$1,701,334	$1,380,950	$1,116,038	$876,915
Average intangibles	976,065	747,008	565,507	491,530	379,469
Average tangible shareholders' equity (non-GAAP)	$1,131,767	$954,326	$815,443	$624,508	$497,446

Average total assets (GAAP)	$12,875,986	$11,104,567	$9,509,308	$8,416,510	$6,874,982
Average intangibles	976,065	747,008	565,507	491,530	379,469
Average tangible assets (non-GAAP)	$11,899,921	$10,357,559	$8,943,801	$7,924,980	$6,495,513

Average common shares outstanding - diluted	58,226,686	52,626,850	47,001,516	41,989,445	36,227,439

Reconciliation of GAAP to Non-GAAP
(Dollars in thousands, except per share data)	Year ended December 31,
	2019	2018	2017	2016	2015

Diluted Earnings per Share
Diluted EPS (GAAP)	$2.88	$2.79	$1.96	$2.17	$1.88
Effect of exclusions from net income	0.15	0.21	0.46	0.14	0.22
Diluted EPS, with exclusions (Non-GAAP)	$3.03	$3.00	$2.42	$2.31	$2.10

Return on Average Equity
Return on (average) shareholders' equity (GAAP)	7.95%	8.64%	6.68%	8.15%	7.76%
Effect of exclusions from net income	(0.02)%	0.65%	1.56%	0.53%	0.90%
Return on (average) shareholders' equity with exclusions (GAAP)	8.37%	9.29%	8.24%	8.68%	8.66%
Effect of adjustment for intangible assets	7.78%	7.85%	6.24%	7.55%	7.44%
Return on average tangible shareholders' equity with exclusions (non-GAAP)	16.15%	17.14%	14.48%	16.23%	16.10%

Return on Average Assets
Return on (average) assets (GAAP)	1.30%	1.32%	0.97%	1.08%	0.99%
Effect of exclusions from net income	0.07%	0.10%	0.23%	0.07%	0.11%
Return on (average) assets with exclusions (GAAP)	1.37%	1.42%	1.20%	1.15%	1.10%
Effect of adjustment for intangible assets	0.17%	0.16%	0.12%	0.13%	0.13%
Return on average tangible assets with exclusions (non-GAAP)	1.54%	1.58%	1.32%	1.28%	1.23%

Net Revenue per Share	2019
Interest income (GAAP)	$542,580
Tax effect adjustment	6,329
Interest income - tax equivalent basis	548,909
Interest expense	(98,923)
Noninterest income	153,254
Net revenue	603,240
MSR valuation adjustment	1,836
Net revenue with exclusions (non-GAAP)	$605,076

Average common shares outstanding - basic	58,046,716

Net revenue per share (GAAP)	$10.39
Effect of exclusions from net revenue	$0.03
Net revenue per share with exclusions (non-GAAP)	$10.42

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CORPORATE GOVERNANCE AND BOARD OF DIRECTORS
Governing Documents and Practices

Corporate Governance Guidelines
Adopted in 2019, the Renasant Corporation Corporate Governance Guidelines (our “Governance Guidelines”) set forth principles that, together with our Articles of Incorporation, our Amended and Restated Bylaws (which we refer to as our “Bylaws”), committee charters and other policies (such as our Code of Ethics), guide the board’s governance of Renasant. The Governance Guidelines address topics such as director qualifications, the board’s leadership structure, board responsibilities and the conduct of its operations, director education and other matters.
A copy of our Governance Guidelines is available at www.renasant.com by clicking on “Corporate Overview” under the “Investor Relations” tab, then clicking on “Governance Documents” and then “Corporate Governance Guidelines.”

Code of Ethics
We expect our directors, officers and employees to act with integrity and make decisions that are in our best interests, and we discourage situations that present a conflict between our interests and their personal interests. Under our Code of Business Conduct and Ethics, our “Code of Ethics,” our directors, officers and employees may not engage in any business or conduct, or enter into any contract or arrangement, that would give rise to an actual or potential conflict of interest without the prior approval of our board or other appropriate supervisor. We require our directors, officers and employees to annually certify that they have read and understand their obligations under the Code of Ethics.
A copy of our Code of Ethics is available at www.renasant.com by clicking on “Corporate Overview” under the “Investor Relations” tab, then clicking on “Governance Documents” and then “Code of Ethics.”

Committee Charters
The board has five standing committees: an executive committee, an audit committee, a compensation committee, an enterprise risk management committee, or “ERM committee,” and a nominating and corporate governance committee, or “nominating committee.” Each committee is governed by a written charter, which is annually reviewed and updated (as necessary).
Copies of the committee charters are available at www.renasant.com, by clicking on “Corporate Overview” under the “Investor Relations” tab, then on “Governance Documents” and then selecting the desired charter.

Stock Ownership Guidelines
The board has adopted written stock ownership guidelines applicable to our directors and executive officers. More details about the guidelines, including how they apply to our executives, can be found under the heading “Policies Further Promoting Shareholder Alignment” in the “Compensation Discussion & Analysis” section below.
For our non-employee directors, the stock ownership guidelines require each director to have a meaningful investment in Renasant common stock, which we believe demonstrates a commitment to increasing the long-term value of our stock and aligns the financial interests of our directors with those of our shareholders. Under the guidelines (1) within five years of becoming a director, each non-employee director must own stock with a value equal to at least three times the annual cash retainer and (2) within the first year of his or her election or appointment to the board, a director must own at least 500 shares of common stock, regardless of value. The value of a director’s Renasant stock is determined as of January 1 each year, using the closing market price of our stock on the last trading day of the previous year. Shares that a director has pledged do not count toward his or her required minimum ownership levels.
Based on an annual cash retainer of $40,000 (the retainer in effect on January 1, 2020), the guidelines require directors with at least five years of service to own Renasant common stock with a value of at least $120,000. Using our stock price as of December 31, 2019, all of our directors own at least $307,000 of our common stock, except for Sean M. Suggs and Connie L. Engel, who joined the board in May and September 2018, respectively. Mr. Suggs owns 2,073 shares of stock and Ms. Engel owns 1,828 shares.

Insider Trading Policy
The board has adopted a policy designed to prevent insider trading of our securities. The policy prohibits our directors, officers and employees, their immediate family members and entities that they control from purchasing or selling our securities while in possession of material nonpublic information and from disclosing material nonpublic information to third parties. “Material nonpublic information” includes matters such as our earnings results, changes in senior management and merger and acquisition activity; significant cybersecurity incidents and disruptions to our information technology infrastructure, among other events, are also deemed material nonpublic information.
Two additional restrictions apply to our directors, senior executive officers and certain other individuals, such as senior accounting staff (whom we refer to as “covered persons”):
•
A covered person may trade in our securities only during a “trading window” (and provided that he or she is not otherwise in possession of material nonpublic information); the window opens two trading days after our quarterly earnings release and closes early in the last month of each quarter.
•
A covered person may not trade in our securities, even during an open trading window, unless a committee made up of our chief operating officer, our chief accounting officer and our general counsel approves, or “pre-clears,” the transaction in advance. Pre-clearance provides the opportunity to evaluate a proposed trade and independently decide whether the covered person possesses material nonpublic information.
Our directors, officers and employees must annually certify that they have reviewed our insider trading policy and understand their obligations under the policy.

Hedging and Pledging Policy
For a number of years, Renasant has maintained a Policy on Hedging or Pledging Company Stock, our “Hedging Policy.” A primary goal of our compensation program is to align the economic interests of our directors and executive officers with those of our shareholders. We believe that allowing a director or executive officer to hedge the downside risk of owning our stock undermines the intended economic alignment, and so the Hedging Policy prohibits directors, officers and certain other employees from entering into a transaction that has the effect of hedging the economic risks associated with the ownership of our common stock.
In 2019, our board of directors updated the Hedging Policy to expand its applicability to all of our employees and to designees of all of our directors, officers and employees. Under the policy, a person is a “designee” if, under the facts and circumstances, the person has been appointed to make decisions that such director, officer or employee should reasonably believe would result in hedging/offsetting prohibited by the Hedging Policy. Under the current Hedging Policy, our directors, officers and employees and their designees are prohibited from engaging in any of the following activities:
•
Purchasing any financial instrument (including prepaid variable forward contracts, equity swaps, collars, exchange funds, puts, calls and similar derivative instruments) or otherwise engaging in any transaction that hedges or offsets, or is designed to hedge or offset, any decrease in the market value of Renasant securities granted as compensation to, or held, directly or indirectly, by the director, officer or employee; or
•
Engaging in short sale transactions in Renasant securities.
Although the Hedging Policy does not prohibit pledging of our common stock, we discourage the practice, and any stock that a director or executive officer pledges cannot be used to satisfy our stock ownership guidelines.
Our directors, officers and employees must annually certify that they have reviewed our Hedging Policy and understand the restrictions under the policy. For more information about our directors who have pledged shares of Renasant stock, refer to the “Stock Ownership” section below under the heading “Beneficial Ownership of Common Stock by Directors and Executive Officers.”

Review and Approval of Related Person Transactions
The board is responsible for reviewing and approving or ratifying all material transactions between us or our subsidiaries and any of our directors or executive officers, their immediate family members and businesses with which they are associated, all referred to as “related persons”. Other than our Code of Ethics, our related person transaction policy is not in writing, although we have adopted written policies to comply with regulatory requirements and restrictions applicable to us, including Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs loans and other extensions of credit by the Bank to its executive officers, directors and principal shareholders).
More information about the process used by the board to identify related person transactions and the transactions that the board has reviewed and approved may be found below under the heading “Other Related Person Transactions.”

Director Retirement Policy
Our Bylaws include a written retirement policy applicable to our board of directors:
•
A director may not stand for election after reaching age 72; and
•
Any director who attains age 72 during his or her elected term may serve only until the next regular meeting of our shareholders.
The board may waive the requirement and permit a director to stand for reelection after he or she reaches the age of 72 or the requirement that a director who has attained 72 resign at the next regular meeting of shareholders. To be effective, a waiver must be approved by the affirmative vote of at least two-thirds of the directors then in office, excluding the director to whom the waiver vote applies. A waiver applies only until the next regular meeting of our shareholders, when the board may again waive the requirement. In no event may a director receive more than three waivers, with the result that all of our directors must cease to serve as of the regular meeting of shareholders that follows the attainment of age 75.
Director John T. Foy is 72 and director E. Robinson McGraw is 73. At its January 2020 meeting, our board unanimously approved waivers of the requirement that they resign at the 2020 annual meeting. As a result, Messrs. McGraw and Foy each may serve as a director until the 2021 annual meeting. Mr. Foy is a Class 1 director whose term expires in 2021; he would require an additional waiver to stand for reelection at our next annual meeting. Mr. McGraw is a Class 2 director whose term expires in 2022; he would require an additional waiver to complete his term.

Board of Directors
Number and Term. There are currently 14 members of our board of directors, divided into three classes:

Class 1	Class 2	Class 3[1]
Donald Clark, Jr.	John M. Creekmore	Marshall H. Dickerson
Albert J. Dale, III	Jill V. Deer	R. Rick Hart
John T. Foy	Neal A. Holland, Jr.	Richard L. Heyer, Jr.
C. Mitchell Waycaster	E. Robinson McGraw	Michael D. Shmerling
Connie L. Engel	Sean M. Suggs

(1)
Gary D. Butler has been nominated for election as a Class 3 director. Background information about Dr. Butler may be found below in the “Proposals” section under the heading “Proposal 1 - Election of Five Class 3 Directors.”

The current term of office for our Class 1 directors expires at the 2021 annual meeting; the current term of office for our Class 2 directors expires at the 2022 annual meeting; and the current term of office for our Class 3 directors expires at the 2020 annual meeting. After our annual meeting and assuming that all of our nominees are elected, including Dr. Butler, the board will have 15 members. The board has determined that 15 members is an appropriate number to fulfill its responsibilities in light of our current and anticipated size and the nature of our operations. The board will remain divided into three classes, with five directors in each class.
Tenure. Beyond the retirement policy included in our Bylaws, we do not have a formal policy governing the tenure of the members of the board of directors. The board generally strives to ensure that there is a mix of tenures among the directors, as the board values both the insight that long experience on our board brings and also the fresh perspective associated with newer board members. Our nominating committee monitors director ages to ensure that, as directors approach the mandatory retirement age under our Bylaws, a suitable replacement is identified (subject to the committee’s and the entire board’s determination of the appropriate size of our board). Currently, of our 12 non-employee directors (which excludes the recently-retired Mr. Hart), four have served on the board for less than five years, four have served for between five and 15 years and three have served for over 15 years.
Meetings. Our board held 9 meetings in 2019. All directors attended at least 75% of the total number of board meetings and the meetings of the committees on which they served, except that Mr. Suggs attended 63% of the meetings of the board and committees on which he served. The members of the board who are “independent directors” under the Listing Rules of the NASDAQ Stock Market, LLC, or Nasdaq, met in executive session (that is, a meeting of only directors who are “independent directors”) six times during 2019. We do not have a policy requiring director attendance at our annual meeting. All of our current directors attended the 2019 annual meeting, and we expect our entire board to attend this year’s annual meeting.
Board, Committee and Director Performance Assessments. As part of its effort to ensure that the Company has a high-functioning board with the collective knowledge, experience and skills necessary to guide a financial institution such as Renasant, our nominating committee annually conducts a board assessment. The assessment, which has been developed and is administered by an independent third party, asks each director to provide, on an anonymous basis, his or her opinions on various topics, including (1) the interaction between the board and management, (2) the organization of the board, (3) the conduct of board and committee meetings, (4) each director’s fulfillment of his or her responsibilities as a director and (5) director compensation. After analyzing the results, the nominating committee makes recommendations to improve the operations of the board and to address any deficiencies that have been identified during the assessment process.
In addition to the assessment of the entire board, the nominating committee facilitates a peer assessment of each director whose term is expiring at the next annual meeting. For this assessment, the nominating committee asks each director to assess (as to each director whose term is expiring) contributions to the board and participation in board and committee meetings and other board activities, among other things. The committee uses this information as one tool in determining whether a director whose term is expiring should be nominated for reelection.
Finally, our board committees annually perform a self-assessment. These committee self-assessments are designed to elicit input from committee members regarding the efficiency of the committee’s operations and ways that the committee can better fulfill its particular obligations.
Director Independence
The board has determined that each of our directors is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Listing Rules, with the exception of Messrs. McGraw, Hart and Waycaster who are not independent directors because they are Renasant employees or, in Mr. Hart’s case, because he recently retired as an employee. In addition, the board has determined that Gary D. Butler, if he is elected to the board of directors, will be an independent director. Finally, the board previously determined that J. Niles McNeel, who retired from our board as of the 2019 annual meeting, was an independent director under NASDAQ Listing Rules while he served on our board in 2019.
When determining each director’s status as an “independent director,” the board evaluated the following relationships involving Renasant or the Bank:

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Transactions involving a director, members of his or her immediate family and businesses with which they are associated and the Company or the Bank (more information about these transactions may be found below under the headings “Indebtedness of Directors and Executive Officers” and “Other Related Person Transactions”).

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The Bank employs Mr. Creekmore’s son as a portfolio manager in the Bank's corporate banking department and Mr. Holland's son as an associate financial advisor in the Bank's wealth management division. Neither of these employees is considered an “executive officer” of the Company. The compensation paid to each employee, which is below the amount necessary to qualify as a related person transaction, was consistent with the compensation paid to similarly-situated employees of the Bank. The Bank also employs Dr. Heyer’s son as an advisor in the Bank’s wealth management division. He is not an “executive officer,” but his employment is a related person transaction because of the amount of compensation he was paid in 2019. More details about our employment of Dr. Heyer’s son can be found in this section below under the heading “Other Related Person Transactions.”

Board Leadership Structure
Our executive chairman serves as chairman of the board, and the board has appointed a lead director.
Chairman. E. Robinson McGraw, our executive chairman and former chief executive officer, serves as chairman of the board of the Company and the board of the Bank. We believe Mr. McGraw’s service as our chairman enhances the board’s operations, as he is an effective bridge between our non-employee directors and management. As executive chairman, Mr. McGraw remains significantly involved, with Mr. Waycaster and the rest of Renasant’s senior executive management, in developing Renasant’s strategic plan and implementing the steps needed to achieve the goals set forth in the strategic plan, but, being no longer responsible for overseeing our day-to-day operations, he maintains a critical distance from management decision-making. In addition, Mr. McGraw is able to provide objective insight on the current state of our overall operations, future prospects and the risks faced by the Company and the Bank. With such a deep knowledge of the Company and the Bank, Mr. McGraw is ideally suited to lead the board’s discussions.
Lead Director. John M. Creekmore serves as “lead director” of our board of directors and is a member of the board’s executive committee. The members of the board who meet the definition of “independent director” under the Nasdaq Listing Rules select our lead director; no lead director is required if the chairman qualifies as an “independent director.”
The lead director serves as an independent counterbalance to the chairman of the board and essentially as a co-equal. Mr. Creekmore has been a director since 1997, predating our chairman’s service on the board, which we believe adds weight to his independent voice on the board. The duties of the lead director are described in our Bylaws and include the following:

•	With the chairman, scheduling and setting the agenda for board meetings;

•	Scheduling, setting the agenda for, and chairing all executive sessions of the “independent directors” of the board;

•	Determining the appropriate materials to be sent to directors for all meetings;

•	Acting as a liaison between the board and the chief executive officer and our other executive officers;

•	Assisting the compensation committee in evaluating the chief executive officer’s performance;

•	Assisting the nominating and corporate governance committee in its annual assessment of the board’s committee structure and each committee’s performance; and

•	Overseeing the board’s communications with our shareholders.
In addition, the lead director may call the board into executive session to discuss matters outside the presence of the chairman and other non-independent directors. The lead director is also expected to familiarize himself with the Company, the Bank and the banking industry in general. He also is expected to keep abreast of developments in the principles of good corporate governance.
Board Committees
The members of each of our executive, audit, nominating, compensation and ERM committees since the 2019 annual meeting of shareholders, and a brief description of each committee’s function, are below:

Executive Committee
John M. Creekmore, Chair
The executive committee exercises the power and authority of the full board of directors between scheduled board meetings. Among other things, the executive committee takes a lead role in succession planning for our senior management. The ability of the executive committee to act is subject to limitations imposed under Mississippi law and the committee’s charter.
The executive committee is comprised of the chairman of the board, the lead director, the chief executive officer and three additional directors who are “independent directors” as defined in the Nasdaq Listing Rules.
During 2019, the committee held 18 meetings.

Neal A. Holland, Jr., Vice-Chair
Albert J. Dale, III
John T. Foy
E. Robinson McGraw
C. Mitchell Waycaster

Audit Committee
John T. Foy, Chair	The audit committee's responsibilities include the following:
Marshall H. Dickerson, Vice-Chair	•	Appointing, approving the compensation of and overseeing our independent registered public accountants;
Connie L. Engel
Michael D. Shmerling	•	Monitoring the integrity of our financial reporting process and system of internal controls;
Sean M. Suggs
	•	Monitoring the independence and performance of our independent registered public accountants and internal auditing department;

	•	Pre-approving all auditing and permitted non-audit services provided by our independent registered public accountants;

	•	Facilitating communication among our independent registered public accountants, management, the internal auditing department and the board of directors; and

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Establishing procedures for (1) the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and (2) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

The sections below titled “Report of the Audit Committee” and “Independent Registered Public Accountants” describe the actions taken in 2019 and the committee's processes. During 2019, the committee held 17 meetings.

Each member of our audit committee is an “independent director” within the meaning of the Nasdaq Listing Rules, satisfies the other requirements for audit committee membership under the Nasdaq Listing Rules and meets all independence requirements under SEC regulations. The board has determined that both Mr. Shmerling and Mr. Suggs qualify as an “audit committee financial expert” under applicable SEC regulations and satisfies the financial sophistication requirements under the Nasdaq Listing Rules.

Nominating and Corporate Governance Committee
Neal A. Holland, Jr., Chair
The nominating and corporate governance committee evaluates, nominates and recommends individuals for membership on our board of directors and the board’s committees. Specific information about our director selection process is below under the heading “Director Selection.” In addition, the committee oversees the formation and implementation of our governance policies, including our Governance Guidelines, stock ownership guidelines and the annual board and director performance assessments. More information about our Governance Guidelines and stock ownership guidelines, and these assessments may be found under the “Governing Documents and Practices” and “Board of Directors” headings above.
Each member of the nominating committee is an “independent director” under the Nasdaq Listing Rules. During 2019, the committee held eight meetings.

John M. Creekmore, Vice-Chair
Marshall H. Dickerson
John T. Foy
Michael D. Shmerling

Compensation Committee
Albert J. Dale, III, Chair
The compensation committee’s primary functions are setting our overall compensation strategy and administering the compensation of our named executive officers and other senior executive officers. The “Compensation Discussion and Analysis,” or CD&A, section below explains the compensation committee’s processes and procedures and discusses its specific decisions with respect to 2019 compensation for our named executive officers.
Each member of the committee is an “independent director” within the meaning of the Nasdaq Listing Rules and a “non-employee director” under SEC regulations. In determining independence, the board considered each member’s ability to be independent from management in light of his relationships with us and the Bank, including any compensation (such as consulting, advisory or other compensatory payments) received from us or the Bank, whether the member is considered our affiliate and additional relevant factors, including for Messrs. Creekmore, Heyer and Holland, the Bank's employment of their sons.
The committee met nine times during 2019.

Richard L. Heyer, Jr., Vice-Chair
Donald Clark, Jr.
John M. Creekmore
Neal A. Holland, Jr.

Enterprise Risk Management (ERM) Committee
Michael D. Shmerling, Chair
The ERM committee has overall responsibility for our enterprise-wide risk assessment management and oversight process. More information about the Company’s risk assessment process and the role of the committee may be found below under the heading “Role of the Board in Risk Oversight.”
Each member of the ERM committee is an “independent director” as defined under the Nasdaq Listing Rules. During 2019, the committee held four meetings.

John T. Foy, Vice-Chair
John M. Creekmore
Albert J. Dale, III
Marshall H. Dickerson
Richard L. Heyer, Jr.
Neal A. Holland, Jr.
The members of these committees are subject to change annually, and any changes are generally effective as of the annual meeting. Promptly after each year’s annual meeting, we update our corporate website, www.renasant.com, to reflect any changes in the membership of these committees. You can find this information by clicking on “Corporate Overview” under the “Investor Relations” tab, then clicking on “Committee Charting.”
Role of the Board in Risk Oversight
Oversight. Our full board of directors is ultimately responsible for the oversight and management of our risk management and mitigation functions. To identify and mitigate risk, the board primarily acts through its committee structure. The board’s ERM committee is responsible for identifying enterprise-wide risks (including cyber-security risks as well as risks related to business continuity and disaster recovery planning), assessing how each risk might affect other risks and facilitating the Company’s operations within risk tolerance levels that are established by management and reviewed by the board. The ERM committee oversees and assists management in the risk assessment process and the implementation of comprehensive risk management processes and procedures, it validates risk tolerance levels suggested by management, and it reviews and adopts policies, procedures and controls that are intended to mitigate risk.
Because the ERM committee generally addresses enterprise-wide risk, other standing committees of the board, working with management committees that report to these committees, are expected to identify and mitigate more specific risks, as described below:

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The audit committee focuses on financial reporting and operational risk. This committee meets regularly with management, our independent registered public accountants and our internal auditors (outside the presence of management) to discuss the integrity of our financial reporting processes and internal controls and the steps taken to monitor and control related risks. In addition, at almost every meeting the committee receives a management presentation designed to give the committee a better understanding of our operations and how the subject of the presentation impacts our overall operational risk. More information about the audit committee can be found above under the heading “Board Committees” above and below in the “Report of the Audit Committee” and “Independent Registered Public Accountants” sections.

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The compensation committee evaluates risks associated with our executive compensation program. The activities of the compensation committee in this regard are described in more detail in the CD&A below. The compensation committee is assisted by the incentive compensation committee, which is comprised of senior management and reports directly to the compensation committee. The incentive compensation committee reviews our cash and equity incentive compensation arrangements (for both executive and non-executive employees) to ensure that these arrangements appropriately balance risks and financial rewards in a manner that does not encourage or expose the Bank or the Company to imprudent risks, whether financial, credit, regulatory or otherwise. On an annual basis, management prepares for the incentive compensation committee’s review and approval a risk assessment that describes both the risks presented by all of the incentive compensation arrangements maintained by the Company and the procedures in place designed to mitigate the risks that have been identified. This risk assessment is then presented to the compensation committee for its review. As part of this review process, each committee may recommend changes to incentive plans or additional procedures to be adopted in order to further mitigate the risks presented by our incentive compensation arrangements.

Policies and procedures that we have adopted to address risks associated with our executive compensation program are described in the CD&A below. Other risk mitigation practices apply to specific groups of employees. For example, our lenders may be eligible for incentives based on their loan production. This creates a risk that a lender may try to make riskier loans to boost his or her incentive. We have addressed this risk by, among other things, requiring that a lender satisfy loan quality thresholds consistent with our overall goals for loan portfolio performance as a condition to his or her eligibility to receive an incentive payment. As another example, mortgage originators are compensated on a commission basis, based on the volume of loans originated. This creates a risk that employees may focus on higher income, non-minority areas, exposing us to criticism from a fair lending perspective, among other things. We have addressed this risk by imposing goals for low income and minority lending. On an ongoing basis, the incentive compensation committee monitors our incentive compensation arrangements to determine whether additional risk mitigants are necessary.

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The property, insurance and technology committee, which is a Bank committee, reviews our insurance coverages to ensure that Renasant is appropriately insured against the various risks facing us and analyzes emerging issues relating to these coverages (or denials of coverage) for our various activities. This committee also supplements the ERM committee in overseeing risks related to our technological infrastructure and information security.

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The loan committee, also a Bank committee, is primarily responsible for credit administration and other risks arising in connection with our lending activities. Among other things, this committee approves the Bank’s loan policy manual and any changes to our loan policy. The loan committee’s work is supplemented by a number of management committees that report to it on various aspects of our lending activities, such as the problem asset review committee.

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The Bank’s investment committee monitors our interest rate and liquidity risk. The committee has two primary goals with respect to risk oversight (1) to structure our asset-liability composition in a way that maximizes our net interest income while minimizing the adverse impact of changes in interest rates on interest income and capital and (2) to ensure that we have adequate sources of short and long-term liquidity both under the current interest rate environment and under various hypothetical interest rate scenarios. The asset/liability committee, a management committee reporting to the investment committee, monitors our interest rate sensitivity and makes decisions relating to that process.

At each board meeting, each committee chair provides a report to the full board of directors on the committee’s specific risk oversight and mitigation responsibilities. To the extent that any risk reported to the full board needs to be addressed outside the presence of management, the board may call an executive session to discuss the issue.
In addition to our full board of directors and committee structure, Mr. Waycaster, as chief executive officer, oversees management’s role in the implementation of our risk management processes by ensuring access to adequate and timely reports and information, access to our employees and the prompt implementation of recommendations by our committees. Mr. Creekmore, as our lead director, is able to lead an independent review of the risk assessments developed by management and reported to the committees. Finally, we have a chief risk officer who leads management’s assessment of the risks we face, the determination of our risk tolerance levels and the implementation of effective risk management processes and procedures.
Director Education. Our board recognizes that, to fulfill its risk oversight duties and appropriately satisfy its other responsibilities, it is essential that each director stays abreast of developments in the financial services industry and the risks facing financial institutions similar to us as well as corporate governance best practices for publicly-traded companies. The board taps internal and external sources to obtain the necessary education and training. Multiple times each year, Renasant’s management conducts board presentations on the policies, procedures and controls governing every facet of our operations, including our practices regarding the identification, assessment and mitigation of the various risks facing the Company. These presentations assist our directors not only in performing their risk-oversight responsibilities on various committees but also reviewing on an informed basis the work of committees on which they do not serve. Each committee also periodically receives management presentations on topics relevant to the committee’s work. In 2019, full board presentations included the following: our chief risk officer detailed our enterprise risk management program, our chief compliance officer trained the board on our regulatory compliance policies and procedures, and our chief technology officer gave a presentation on our current cybersecurity infrastructure and planned enhancements thereto.
Members of the board are also expected to avail themselves of external education opportunities to enhance their knowledge of corporate governance and operational risks facing the Company and to improve their ability to oversee management in identifying and mitigating these risks. The Company bears the cost of the directors’ external education.

Director Selection
The nominating committee evaluates and recommends potential new directors based on the needs of the board and the Company. The committee’s objective is to craft a board composed of individuals with a broad mix of backgrounds and experiences and possessing, as a whole, the knowledge, skills and experience necessary to guide a publicly-traded financial institution like Renasant in the prevailing business environment.
Although there is no formal policy, as stated in our Governance Guidelines, Renasant believes that board membership should reflect diversity in its broadest sense, in order to promote the inclusion of different perspectives and ideas. The nominating committee considers a candidate’s gender, age, ethnicity, experience, education, geographic location (focusing on the areas where Renasant operates) and difference of viewpoint when evaluating his or her qualifications for election to the board.
In addition to the eligibility requirements included in our Bylaws, the following qualifications and qualities, among others, are studied by the nominating committee when evaluating a candidate to be nominated for election to our board:

•	“Independence” within the meaning of the Nasdaq Listing Rules and SEC rules and regulations;

•	Experience in banking, financial services or other business or in marketing, finance, legal, accounting or other professional disciplines;

•	Diversity, as described above;

•	Familiarity with and participation in the communities in which we operate;

•	Prominence and a highly-respected reputation in his or her profession;

•	A proven record of honest and ethical conduct, personal integrity and independent judgment;

•	Ability to represent the interests of our shareholders; and

•	Ability to devote time to fulfill the responsibilities of a director and to enhance his or her knowledge of the banking and financial services industry.
Usually, nominees for election to the board are proposed by the current members of the board or executive management. This was the case for nominee Gary D. Butler. As the role of data analytics and information technology in our operations has grown over the past few years (encompassing everything from our data processing infrastructure to cybersecurity and business continuity planning), the board sought to enhance its capabilities in the technology area. In response to this, in early 2019 Messrs. McGraw and Waycaster identified Gary D. Butler, whom they knew through his service on one of our community advisory boards, as a potential nominee and recommended that he join the board of directors of the Bank. Following his service on the Bank’s board commencing in April 2019, the nominating committee, with the concurrence of management, recommended that Dr. Butler be nominated for election to the Company’s board. Background information about Dr. Butler is provided below in the “Proposals” section under the heading “Proposal 1 - Election of Five Class 3 Directors.”
The nominating committee will also consider candidates that shareholders and others recommend, and the committee uses the same criteria in assessing shareholder-recommended candidates as it does for candidates proposed by the committee or another board member. More information about the process for shareholder recommendations may be found below under the heading “Shareholder Communications” in the paragraph titled “Process for Shareholder Recommendations.”
Indebtedness of Directors and Executive Officers
Certain of our directors and executive officers, members of their immediate families and businesses with which they are associated are customers of the Bank and have entered into loan transactions with the Bank. These transactions were made in the ordinary course of the Bank’s business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. The Bank’s board of directors approved all such loans in accordance with the Federal Reserve’s Regulation O and other bank regulatory requirements.

Other Related Person Transactions
Review and Approval of Related Person Transactions. The board reviews transactions involving related persons to ensure that the terms are substantially the same as the terms that would be expected if the transaction were with a person or entity that is not related to us or the Bank. To identify related person transactions, our directors and executive officers annually complete a Regulation O questionnaire (in the summer of each year) and a Director and Officer Questionnaire (in December of each year). Both questionnaires require the disclosure of all related persons and any transactions with us in which a related person has an interest. In addition, we review loan and deposit balances as well as accounts payable to vendors to further identify transactions in which a related party may have an interest.
The types of transactions that must be reviewed and approved or ratified by the board of directors include extensions of credit, real property leases and other business relationships. When the board reviews and approves or ratifies transactions, the director or executive officer associated with the matter is not present while discussions and deliberations are held and, if the transaction involves a director, the director must abstain from voting on the matter.
Ordinary Course Transactions. In addition to the loan transactions described under the “Indebtedness of Directors and Executive Officers” heading above, we have deposit and other financial services-related relationships in the ordinary course of the Bank’s business with our directors and executive officers, members of their immediate families and businesses with which they are associated, and we expect to engage in similar transactions with these persons in the future. All depository and other financial services-related relationships with these persons were made in the ordinary course of the Bank’s business and involved substantially the same terms, including interest rates and fees (as applicable), as those prevailing at the time for comparable relationships with persons not related to the Company or the Bank.
Description of Additional Related Person Transactions. The Bank employs Dr. Heyer’s son as an advisor in the Bank’s wealth management division. In 2019, his total cash compensation was $127,962, which is consistent with the compensation paid to similarly-situated employees of the Bank. Dr. Heyer’s son is not an “executive officer” as that term is defined under SEC rules and regulations.
In 2019 we were parties to transactions in which Bartow Morgan, Jr., our Georgia chairman, had a direct or indirect material interest. We became a party to these transactions as a result of the completion of our acquisition of Brand Group Holdings, Inc. in September 2018. Our related person transactions involving Mr. Morgan are described below:

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The Bank leases the real estate where certain of its branches are located from a trust of which Mr. Morgan is a trustee and an approximate 25% beneficiary (taking into account the interest of Mr. Morgan and his children) (this trust is referred to as the “Morgan Family Trust”). The following table sets forth (1) the location of each of these branches, (2) the lease payments made in 2019 and (3) the payments due over the remaining terms of each of the leases, which expire at various times between 2022 and 2025 (amounts in the columns below include, to the extent known, triple net charges):

Branch Address	Lease payments in 2019	Lease payments due from January 1, 2020 through remaining term of lease
2255 Buford Highway Buford, Georgia 30518	$351,725	$1,021,530
6224 Sugarloaf Parkway, 1st floor Duluth, Georgia 30097	$373,748	$1,120,113
6224 Sugarloaf Parkway, 2nd and 3rd floors Duluth, Georgia 30097	$325,526	$1,939,283
6515 Sugarloaf Parkway, Suites 150 and 160 Duluth, Georgia 30097	$75,342	$225,938
1255 Lakes Parkway, Buildings 100 and 200 Lawrenceville, Georgia 30043	$444,401	$2,211,720
1255 Lakes Parkway, Suites 110 and 180 Lawrenceville, Georgia 30043	$201,780	$1,004,352
480 Peachtree Industrial Boulevard Suwanee, Georgia 30024	$127,687	$432,632
On account of his understanding of the markets in which the above-listed branches operate, Mr. Morgan will likely play a role in determining whether the Bank should continue to maintain a branch in the market generally.

He will not, however, participate in discussions as to whether to renew any lease listed above upon its expiration or find another location for the branch within the market. If management elects to renew an expiring lease, Mr. Morgan will not participate in the negotiations regarding the rent or the other terms and conditions of the lease renewal, which will ultimately be subject to final approval by our board.

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Brand Properties, LLC and Brand Real Estate Services, Inc., both of which are owned by the Morgan Family Trust, provide property management services for the above-listed branch locations and our Dacula, Georgia branch location. In 2019, these entities were paid $52,381 in the aggregate for property management services, and we expect to pay an aggregate of approximately $346,570 to these entities for such services over the remaining terms of the applicable leases (these entities do not provide property management services with respect to any of our other locations).

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As part of the Brand acquisition, we assumed “split-dollar” insurance arrangements maintained for the benefit of life insurance trusts established by Mr. Morgan and his siblings. Under these arrangements, the trusts (whose beneficiaries are parties related to Mr. Morgan or his siblings) acquired and owned life insurance policies on the lives of Mr. Morgan and the siblings, and Brand (and, after the merger, Renasant) was contractually obligated to pay the premiums. Upon the insured’s death or the earlier termination of the arrangements, each trust was obligated to repay to us the greater of the surrendered aggregate amount of the premium payments made on behalf of the trust or the cash surrender value of the policies. The split-dollar insurance arrangements were terminated in 2019. Prior to the termination of the arrangements we paid an aggregate of $158,662 in premium payments during 2019.

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The Bank’s subsidiary GardenBrand, LLC is party to a purchase and sale agreement with two entities owned by the Morgan Family Trust. Under this agreement, GardenBrand, LLC has agreed to sell a vacant lot in Atlanta, Georgia, to one of the entities owned by the Morgan Family Trust in exchange for the real estate, owned by the other entity owned by the Morgan Family Trust, on which the Bank’s branch in Suwanee, Georgia, is located and cash. The purchase and sale agreement was entered into in 2015; in 2019 we agreed to extend the closing until May 2020. As a condition of the extension, $150,000 in earnest money was irrevocably released to us. Our executive committee reviewed and approved the terms of each proposed extension before we amended the purchase sale and agreement to provide for the extension.

Legal Proceedings Involving a Director or Executive Officer and the Company or the Bank
We are not aware of any current legal proceedings where any of our directors, executive officers or other affiliates, any holder of more than 5% of our common stock, or any of their respective associates, is a party adverse to, or has a material interest adverse to, us, the Bank or any of our other subsidiaries.
Shareholder Communications
Receipt of Proxy Materials. If you received a paper copy of this proxy statement, you can elect to receive future proxy materials over the internet. Please refer to your proxy card for instructions for requesting electronic delivery of our proxy materials. If you received the Notice of the electronic availability of our proxy materials, you may obtain a paper copy of the materials. Please refer to the Notice for instructions for ordering a paper copy of the proxy materials and selecting a future delivery preference.
Shareholder Questions. Although we have no formal policy, shareholders may send communications to the board and individual directors by contacting Kevin D. Chapman, our Chief Financial and Operating Officer, in one of the following ways:

•	By writing to Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827, Attention: Chief Financial Officer;

•	By e-mail to KChapman@renasant.com; or

•	By phone at (662) 680-1450.
Mr. Chapman will forward to the audit committee any communication concerning employee fraud or accounting matters, and he will forward to the full board any communication relating to corporate governance or requiring action by the board of directors. Mr. Chapman will directly respond to communications that may be addressed most effectively by management.

Process for Shareholder Recommendations. Shareholders may recommend candidates for election to the board of directors. Recommendations should be addressed to Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827, Attention: Secretary. Recommendations must be submitted to us no earlier than December 29, 2020, and no later than January 28, 2021, for consideration as a possible nominee for election to the board at our 2021 annual meeting.
The advance notice and eligibility provisions that apply to shareholder recommendations of director candidates are set forth in Article III, Section 9, of our Bylaws, a copy of which is available upon request. Among other things, a shareholder's notice must include the following information as to each nominee:

•	The reason for making the nomination;

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All arrangements or understandings between or among the recommending shareholder(s) and the nominee, as well as any information that would have to be disclosed under Item 404 of Regulation S-K if the recommending shareholder (and any beneficial owner on whose behalf the recommendation has been made) were the registrant;

•
All information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors in a contested election pursuant to the Exchange Act and the rules and regulations promulgated thereunder; and

•	The nominee’s written consent to being named in the proxy statement and to serve as a director if elected.
A shareholder's notice must also include the name and address of the nominating shareholder and information relating to, among other things (1) all direct and indirect ownership interests (including hedges, short positions and derivatives) and economic interest in our stock (such as rights to dividends) and all proxies and other arrangements to vote our stock held by the nominating shareholder and (2) all other information that the shareholder would be required to disclose under Section 14 of the Exchange Act in connection with the solicitation of proxies by a shareholder in a contested election. If a shareholder intends to recommend a nominee for election as director on behalf of the beneficial owner of the shares that the recommending shareholder is the record owner of, the recommending shareholder must also provide the information described above with respect to the beneficial owner.
Shareholder Proposals for the 2021 Annual Meeting. At the annual meeting each year, the board of directors submits to shareholders its nominees for election as directors, a non-binding advisory resolution relating to our executive compensation and a proposal to ratify the audit committee’s appointment of our independent registered public accountants for that fiscal year. In addition, the board may submit other matters to the shareholders for action at the annual meeting. Shareholders may also submit proposals for action at the annual meeting.
Shareholders interested in submitting a proposal for inclusion in our proxy materials for the 2021 Annual Meeting of Shareholders may do so by following the procedures described in Rule 14a-8 of the Exchange Act. If the 2021 annual meeting is held within 30 days of April 28, 2021, shareholder proposals must be received by our Secretary at 209 Troy Street, Tupelo, Mississippi 38804-4827, no later than the close of business on November 19, 2020, in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to such meeting.
For any shareholder proposal to be presented in connection with the 2021 Annual Meeting of Shareholders but without inclusion in our proxy materials, including any proposal relating to the nomination of an individual to be elected to the board of directors, a shareholder must give timely written notice thereof in writing to the Secretary in compliance with the advance notice and eligibility requirements contained in our Bylaws. To be timely, a shareholder’s notice must be delivered to the Secretary at 209 Troy Street, Tupelo, Mississippi 38804-4827 not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding year’s annual meeting. If, however, the date of the annual meeting is advanced by more than 30 days or delayed by more than 90 days from such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if public announcement of the date of such meeting is made less than 120 days in advance, the 10th day following the date of the first public announcement of the date of such meeting. The notice must contain information specified in our Bylaws about each nominee or the proposed business and the shareholder making the nomination or proposal.
Under our Bylaws, based on the meeting date of April 28, 2020 for the 2020 Annual Meeting of Shareholders, a qualified shareholder intending to introduce a proposal or nominate a director at the 2021 Annual Meeting of Shareholders but not intending the proposal or nomination to be included in our proxy materials for such meeting must give written notice to our Secretary not earlier than the close of business on December 29, 2020, and not later than the close of business on January 28, 2021.

The advance notice provisions in our Bylaws also provide that in the case of a special meeting of shareholders called for the purpose of electing one or more directors, a shareholder may nominate a person or persons (as the case may be) for election to such position if the shareholder’s notice is delivered to the Secretary at the above address not earlier than the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the special meeting or, if public announcement of the date of such meeting is made less than 120 days in advance, the 10th day following the date of the first public announcement of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.
The specific requirements of our advance notice and eligibility provisions are set forth in Article III, Section 9 of our Bylaws, a copy of which is available upon request. Requests should be sent to the Secretary at 209 Troy Street, Tupelo, Mississippi 38804-4827.

BOARD MEMBERS AND COMPENSATION
Members of the Board of Directors
The following information sets forth each member of our board of directors who will continue after the 2020 annual meeting (ages are as of the meeting), assuming all of our nominees to the board are elected. Information about Gary D. Butler, a nominee for election as a Class 3 director and not currently a director of the Company, can be found below in the “Proposals” section under the heading “Proposal 1 - Election of Five Class 3 Directors.” The information below includes highlights of the specific experience, qualifications, attributes and skills that led us to conclude that each should be and remain a member of our board. We believe that our board of directors consists of a diverse collection of individuals who possess the integrity, education, work ethic and ability to work with others necessary to oversee our business effectively and to represent the interests of all shareholders, including the qualities listed in the “Corporate Governance and Board of Directors” section under the heading “Director Selection” above.

Name	Age	Class	Background, Qualifications and Skills
Donald Clark, Jr. Director since 2017	70	1
Background:  Mr. Clark is a partner in Butler Snow, LLP, the largest Mississippi-based law firm. He served as chairman of the firm for 14 years, ending in December 2019. As a member of the firm’s Public Finance and Incentives Group, Mr. Clark has extensive experience in municipal bonds, economic development incentives and government relations. Mr. Clark was appointed a director of the Company upon the completion of our acquisition of Metropolitan BancGroup, Inc. in July 2017.
Experience/Qualifications/Skills:  Mr. Clark is highly regarded in the legal profession. As Chairman of Butler Snow, he oversaw the operations of a firm with over 350 attorneys located in 26 offices spread throughout the United States (as well as two international offices), many of which are located within the Bank’s footprint. This experience provides the board with insight on the needs of customers within many of our markets. As the former leader of a law firm, Mr. Clark also can provide valuable input to the board on enterprise-wide risk management practices. Finally, Mr. Clark’s experience in public finance, economic development incentives and government relations makes him a resource to the board in these areas.

Albert J. Dale, III Director since 2007	69	1
Background: Mr. Dale is chairman of the board of Dale, Inc. and served as president of the Company from 1985 until December 2018. Dale, Inc., located in Nashville, Tennessee, is a specialty contractor and a Marvin Windows and Doors, Kolbe Windows and Doors and Sierra Pacific Windows and Doors dealer in Tennessee, Kentucky and Alabama. He was appointed a director of the Company upon the completion of our acquisition of Capital Bancorp, Inc., or Capital, in July 2007.
Experience/Qualifications/Skills: As a supplier to businesses and consumers, Mr. Dale’s professional experience provides the board with insight from the customer’s perspective on the needs and risks associated with business development. In addition, Mr. Dale brings to the board an intimate knowledge of Nashville, Tennessee, one of our growth markets. We rely on Mr. Dale for advice on where and how to serve the Nashville metropolitan area.

Name	Age	Class	Background, Qualifications and Skills
Connie L. Engel Director since 2018	67	1
Background:  Ms. Engel is a partner in the Atlanta Office Division of Childress Klein, Inc., a commercial real estate firm engaged in the development, management and leasing of commercial real estate throughout the Southeastern United States. Ms. Engel has been responsible for the development and leasing of the Atlanta Galleria Office Park located in Atlanta, Georgia, for over 25 years. Since 2005, Ms. Engel has served on the Board of Trustees of Kennesaw State University Foundation, Kennesaw, Georgia, as Chairwoman and trustee. She is the Vice Chair of the Cumberland Community Improvement District and currently serves on the Board of Directors of the Atlanta chapter of National Association of Corporate Directors.
Experience/Qualifications/Skills: Commercial real estate lending is a significant aspect of our operations. Ms. Engel's extensive experience in commercial real estate and development enables her to provide valuable insight with respect to our commercial real estate operations throughout our footprint, but particularly in the Atlanta metropolitan area, one of our most important growth markets. In addition, Ms. Engel served on the audit committee of Brand prior the merger. We believe this experience allows her to be a valuable member of our audit committee.

John T. Foy Director since 2004	72	1
Background:  Mr. Foy is retired. From February 2004 until February 2008, he served as president and chief operating officer of Furniture Brands International, Inc. During that time, he was also a member of the board of directors of Furniture Brands International. Prior to 2004 he served as president and chief executive officer of Lane Furniture Industries. Furniture Brands International was, and Lane Furniture Industries is, engaged in the manufacture of upholstered and wooden furniture.
Experience/Qualifications/Skills: Furniture manufacturing is a major segment of the economy in our North Mississippi markets. We believe that Mr. Foy’s broad experience in the furniture manufacturing industry gives us an advantage in soliciting these types of customers, as well as customers in the manufacturing industry in general. Also, Mr. Foy’s experience as the president and a director of Furniture Brands International, Inc., which was a publicly-traded company during Mr. Foy’s tenure, provides him with insights on the operation of a company with diverse operations as well as on corporate governance.

C. Mitchell Waycaster Director since 2018	61	1
Background: Mr. Waycaster has served as our and the Bank’s Chief Executive Officer since May 1, 2018, and he has been President of the Company and the Bank since January 2016. Prior to assuming his current position, Mr. Waycaster was our Chief Operating Officer since January 2016. Prior to being named President, Mr. Waycaster was our Executive Vice President since February 2003 and a Senior Executive Vice President since June 2005. He served as Chief Administrative Officer of the Bank from April 2007 to January 2016. Mr. Waycaster served as President of the Mississippi Division of Renasant Bank from January 2005 to April 2007; previously Mr. Waycaster served as Executive Vice President and Director of Retail Banking of the Bank from 2000 until December 2004.
Experience/Qualifications/Skills: Mr. Waycaster has been an employee of the Bank for over 40 years. During that time, he has worked in virtually all of the Bank’s areas of operation. This experience gives Mr. Waycaster a detailed understanding of our operations as well as the opportunities and challenges that we face. Aside from Mr. McGraw, it is unlikely that any other Renasant employee has a better understanding of our history, our current operations and our future strategies than Mr. Waycaster. His insights are essential to assisting the board in developing and implementing our strategic plans.

Name	Age	Class	Background, Qualifications and Skills
John M. Creekmore Director since 1997	64	2
Background: Since June 2017, Mr. Creekmore has served as general counsel of United Furniture Industries, Inc. Prior to taking this position, Mr. Creekmore was the owner of the Creekmore Law Office, PLLC.
Experience/Qualifications/Skills: As general counsel of a large manufacturing enterprise, Mr. Creekmore brings a legal point of view to the risks and challenges that we face. Mr. Creekmore has served on our board and the Bank's board since 1997, providing insights regarding the legal implications of our plans and strategies as well as internal operational matters. Finally, Mr. Creekmore works in Verona, Mississippi, and helps shape our policies with respect to our smaller markets.

Jill V. Deer Director since 2010	57	2
Background:  Ms. Deer is Chief Administrative Officer for Brasfield & Gorrie, L.L.C., one of the nation’s largest privately-held construction firms, with revenues in excess of $3.9 billion. Prior to joining Brasfield & Gorrie in 2013, Ms. Deer served as a principal of Bayer Properties, L.L.C., a full service real estate company based in Birmingham, Alabama, that owns, develops and manages commercial real estate. Prior to joining Bayer Properties, L.L.C., Ms. Deer was a partner in a large regional law firm in Birmingham practicing in the area of commercial real estate finance.
Experience/Qualifications/Skills: The Birmingham metropolitan area is the largest metropolitan area in Alabama and one of our key growth markets. Ms. Deer’s knowledge and experience in this market helps us develop strategies to further expand our presence in Birmingham. Furthermore, Ms. Deer’s professional experience in the real estate and construction industries gives the board an additional resource in understanding the risks and trends associated with commercial real estate, especially because Brasfield & Gorrie operates in many of the same markets in which Renasant is located.

Neal A. Holland, Jr. Director since 2005	64	2
Background: Mr. Holland has been president of Holland Company, Inc., a diversified sand, stone and trucking company in Decatur, Alabama, since 1980. He is also the chairman and CEO of Alliance Sand and Aggregates, LLC and the owner of Miracle Mountain Ranch LLC. Mr. Holland was appointed a director of the Company upon the completion of our acquisition of Heritage Financial Holding Corporation in 2005.
Experience/Qualifications/Skills: Mr. Holland gives us valuable advice in shaping our policies and strategies in our Alabama markets. Mr. Holland’s service on the board and executive committee of Heritage Financial Holding Corporation, which we acquired in 2005, has given him added experience and insight to the risks associated with serving on the board of a publicly-traded financial institution. As the owner of multiple businesses, he also is able to add a borrower’s perspective to the board’s discussions.

Name	Age	Class	Background, Qualifications and Skills
E. Robinson McGraw Director since 2000	73	2
Background: Since May 1, 2018, Mr. McGraw has been Executive Chairman of the Company and the Bank. Prior to assuming this position, he served as our and the Bank’s Chief Executive Officer since 2000, and he served as our and the Bank’s President from 2000 to January 2016. Since June 2005, Mr. McGraw has served as Chairman of our and the Bank’s board of directors. Mr. McGraw served as Executive Vice President and General Counsel of the Bank prior to becoming our Chief Executive Officer.
Experience/Qualifications/Skills: It is unlikely that there is any individual that has a more intimate knowledge of our history, our current operations and our future plans than Mr. McGraw. His insight is an essential part of formulating our plans and strategies. Mr. McGraw’s legal background and years of experience with the Company provide the board an additional resource on legal implications and the regulatory requirements specifically attributable to the banking industry and financial institutions.

Sean M. Suggs Director since 2018	54	2
Background: Mr. Suggs has served as president of Toyota Motor Manufacturing, Mississippi, Inc. since January 2018. In this role, he is responsible for all manufacturing and all accounting, financial reporting and other administrative functions of Toyota’s Blue Springs, Mississippi, plant which produces the Toyota Corolla. Prior to this position, Mr. Suggs was vice president of manufacturing and administration at the Mississippi vehicle assembly plant. Prior to joining Toyota in 2014, Mr. Suggs served as director of strategy, administration and human resources at Nissan’s North American headquarters in Franklin, Tennessee, where he directed production quality at the company’s manufacturing and assembly plant in Canton, Mississippi. Before joining Nissan, Mr. Suggs worked for Toyota as team leader at its assembly plant in Princeton, Indiana, where, among things, he was named general manager of quality planning in 2008. In this leadership role, Mr. Suggs oversaw professional development, vehicle quality and manufacturing quality for current and new model production. Prior to joining the automotive industry, Mr. Suggs served eight years in the United States Army.
Experience/Qualifications/Skills: An automobile manufacturing plant is a complex operation, and the successful management of such an operation requires expertise in manufacturing technology, production quality and corporate leadership, among other things. We believe the skills that Mr. Suggs has acquired in overseeing manufacturing operations at Toyota’s plant in Mississippi will be very beneficial to the oversight of the Bank’s operations.

Marshall H. Dickerson Director since 1996	71	3
Background: Mr. Dickerson is retired. Prior to his retirement, he was the owner and manager of Dickerson Furniture Company, a company engaged in retail home furnishings sales until its closing in 2012.
Experience/Qualifications/Skills: Mr. Dickerson owned and operated his own business for over 33 years. As a former small business owner, he understands the capital needs and other challenges that many of our small business customers face on a daily basis; he also understands the services that a small business owner requires from its banking relationship. We believe that Mr. Dickerson’s insights on these topics help us tailor our products, as well as our customer service operations, to meet the needs of this important segment of our business.

Name	Age	Class	Background, Qualifications and Skills
R. Rick Hart Director since 2007	71	3
Background: Mr. Hart retired in January 2020. Prior to his retirement, Mr. Hart served as Chairman of our Middle Tennessee Division since September 2018. Prior to this role, he was an Executive Vice President of the Company and President of the Northern Region of the Bank since October 2012. He served as the President of the Tennessee Division and Middle Tennessee Division of the Bank from July 2007 until October 2012. Prior to our acquisition of Capital, Mr. Hart served as chairman, president and chief executive officer of Capital Bank & Trust Company, in Nashville, Tennessee. Mr. Hart was appointed a director of the Company upon the completion of our acquisition of Capital in July 2007.
Experience/Qualifications/Skills: Mr. Hart brings the experience of a Nashville banker to the board, helping to formulate our plans for the Nashville market.

Richard L. Heyer, Jr. Director since 2002	63	3
Background: Dr. Heyer has served as a physician and partner of Tupelo Anesthesia Group, P.A. since 1989. In addition, Dr. Heyer is President and co-owner of TAG Billing, LLC, a medical billing service provider in the medical industry.
Experience/Qualifications/Skills: Dr. Heyer’s experience in the medical industry brings a unique perspective to the challenges and opportunities that our board faces. Dr. Heyer’s background and experience is important in the formulation of board policy. Dr. Heyer is a business owner in the medical industry and adds this perspective to board discussions.

Michael D. Shmerling Director since 2007	64	3
Background: Mr. Shmerling has served as chairman of Choice Food Group, Inc., a manufacturer and distributor of food products, since July 2007 and chairman of Clearbrook Holdings Corp. (formerly XMI Holdings Inc.) since 1999. Mr. Shmerling previously served as a senior advisor to Kroll, Inc., a risk consulting company, from August 2005 to June 2007 and an executive vice president of Kroll, Inc. from August 2000 to June 2005. Effective as of May 2001, he also served as Chief Operating Officer of Kroll. Mr. Shmerling was appointed a director of the Company upon the completion of our acquisition of Capital in July 2007. Mr. Shmerling is also a director for Healthstream, Inc., a publicly-traded company.
Experience/Qualifications/Skills: Mr. Shmerling’s business and philanthropic endeavors in the Nashville market provide us with opportunities to create new business relationships and grow market share in this key area. In addition, his 39-year professional history as a licensed CPA (now inactive) in public and private practice provides the board with a broad range of financial knowledge and business acumen. Mr. Shmerling is experienced in assessing and mitigating risk and formulating policies designed to minimize risk exposure. In addition, his experience as an officer and director of publicly-traded companies gives the board another resource for issues specific to publicly-traded companies in the areas of financial reporting and corporate governance.

Director Compensation
Below is a description of the compensation we pay to our non-employee directors and the process we use to determine compensation. Directors who are also our employees, Messrs. McGraw and Waycaster, do not receive additional compensation for services rendered as directors; in addition, Mr. Hart, who was a Renasant employee until his retirement in January 2020, did not receive any compensation for his service on our board in 2019. Specific information about the compensation we paid to Messrs. McGraw and Waycaster for 2019 may be found below under the heading “Compensation Tables.”
Each year, our independent compensation consultant, Pearl Meyer & Partners, LLC, or “Pearl Meyer,” provides the compensation committee with information about peer group compensation practices and recommendations for non-

employee directors. The compensation committee reviews the Pearl Meyer information and recommends to our full board the level of non-employee director compensation for the upcoming year. At its December meeting, the board reviews the committee’s recommendations and ordinarily ratifies the recommended compensation. Any modifications are implemented after our annual meeting.
Compensation for our non-employee directors is set at a level that is at or near the median of the compensation paid to directors in our compensation peer group using information obtained from Pearl Meyer about the practices of companies in the group. More information about our compensation peer group can be found in the “Compensation Committee Practices” section of the CD&A below under the heading “Peer Groups.” As a matter of policy, each of our non-employee directors receives an annual stock award with the same value. Annual cash retainers are the same, with the exception of our lead director and the chairs of our audit, executive, compensation and nominating committees and the Bank’s loan committee. Meeting fees are the same for committee members, but chairs may receive an additional amount. We do not pay special or strategic compensation (such as for the completion of a merger), make “one-time” payments, provide tax gross ups, negotiate additional fees or payments for individual directors or “benchmark” compensation to our compensation peer group.
The table below includes information about all of the compensation that was paid to our non-employee directors for services they rendered during our fiscal year ended December 31, 2019.

2019 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash	Stock Awards	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
A	B	C	D	E	F
Donald Clark, Jr.	$48,583	$44,745	$1,266	$1,030	$95,624
John M. Creekmore	73,833	44,745	9,860	8,083	136,521
Albert J. Dale, III	76,583	44,745	1,695	7,355	130,378
Jill V. Deer	56,083	44,745	1,029	1,030	102,887
Marshall H. Dickerson	71,333	44,745	311	8,824	125,213
Connie L. Engel	50,333	44,745	—	816	95,894
John T. Foy	68,000	44,745	—	8,824	121,569
Richard L. Heyer, Jr.	57,583	44,745	7,095	1,030	110,453
Neal A. Holland, Jr.	82,333	44,745	—	1,030	128,108
J. Niles McNeel(1)	18,667	—	—	3,030	21,697
Michael D. Shmerling	58,208	44,745	—	8,095	111,048
Sean M. Suggs	44,583	44,745	204	920	90,452

(1)	Mr. McNeel retired from our board effective as of the 2019 annual meeting of shareholders.
Compensation reported in the table above represents both cash payments and the value of other forms of payments and benefits as follows:

•
Column B - Fees Earned or Paid in Cash. Amounts in this column reflect the retainers and meeting fees we paid to our non-employee directors. Fees may be voluntarily deferred under our Deferred Stock Unit Plan or Deferred Income Plan, which are described below.

•	We paid the following retainers, prorated in the form of equal monthly payments:

•	All directors received an annual retainer the amount of $40,000;

•	Our lead director received an additional retainer in the amount of $12,000;

•	The chair of the audit committee received an additional retainer in the amount of $10,000; and

•	The chairs of the executive, compensation and, nominating committees and the Bank’s credit review committee each received an additional retainer in the amount of $7,500.

•	Members receive $500 for each meeting they attend and committee chairs who do not receive an additional retainer receive $750 for each meeting chaired (including meetings of Bank committees).

•
Each of our non-employee directors who serves on one of our state bank boards was paid a $500 fee quarterly or when the board meets, a $125 fee in each month during which a meeting was not held, and a $200 fee for attendance at state bank board committee meetings.

•
Column C - Stock Awards. On April 23, 2019, each director, received a time-based restricted stock award of 1,325 shares of our common stock that will vest at the 2020 annual meeting. Column C reports the aggregate fair value of these awards, determined as of the date of award, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Stock Compensation.” Dividends payable on restricted stock awards are not included in our fair value determination. Please refer to Note 14, “Employee Benefit and Deferred Compensation Plans,” in the Notes to Consolidated Financial Statements in Item 8, Financial Statements and Supplementary Data, of our Annual Report on Form 10-K for the year ended December 31, 2019 for a discussion of the assumptions used to derive the fair value of our restricted stock.

•
Column D - Changes in Pension Value and Nonqualified Deferred Compensation Earnings. Amounts in this column report above-market earnings on amounts deferred under the Deferred Income Plan. Interest earned on deferred amounts is considered above-market only if the interest rate exceeded 120% of the applicable federal long-term rate, with compounding, as prescribed by the Internal Revenue Service. Our non-employee directors do not participate in a pension plan or similar arrangement.

•
Column E - All Other Compensation. Cash dividends paid on restricted stock awards are included in this column. The remaining amounts in this column reflect the value of other benefits we provide to our non-employee directors, which consist of the following:

•
Non-employee directors and their eligible dependents may elect to enroll in our medical and dental plans and pay full premiums for the coverage. Based on historical practice, we deduct a portion of the premiums from the cash payments we make to our electing directors (reported in Column B), and a portion of the premiums are treated as imputed income that is applied to the cost of the premiums and reported as taxable income. Amounts in Column E represent the portion of the premium that we treat as imputed income.

•	We provide term life and accidental death and dismemberment insurance coverage to each director with a face amount of $10,000, at a cost of $25.
The Bank maintains two deferred compensation plans in which our non-employee directors may participate: the Deferred Stock Unit Plan, the “DSU Plan,” and the Deferred Income Plan. Under the DSU Plan, deferred amounts are credited to a bookkeeping account that is deemed invested in units representing shares of our common stock and is credited with dividend equivalent units when we pay cash dividends. Units are allocated based on a quarterly average market price or our common stock. Under the Deferred Income Plan, deferred retainer and fees are notionally invested in investment alternatives substantially similar to those offered under our 401(k) plan or in the Moody’s Composite Yield on Seasoned Corporate Bonds, which was 4.54% in 2019. Benefits under either plan are payable when a director ceases to serve as a member of our board and may be paid in a lump sum or installments. Under the DSU Plan, benefits are paid in the form of shares of our common stock; under the Deferred Income Plan, benefits are paid in cash.

EXECUTIVE OFFICERS
The names, ages (as of the annual meeting), positions and business experience of our principal executive officers, except for Messrs. McGraw and Waycaster, are listed below. Because they are also members of our board, information about Messrs. McGraw and Waycaster appears above in the “Board Members and Compensation” section under the heading “Members of the Board of Directors.” All of our executive officers are appointed annually by our board and serve at the discretion of the board except for our “named executive officers,” who are Messrs. Waycaster, Chapman, McGraw, Morgan and Cochran, and Mr. Jeanfreau, each of whom is party to an employment agreement.

Name	Age	Position
Tracey Morant Adams	54
Our Executive Vice President and a Senior Executive Vice President of the Bank since April 2018. Ms. Adams has served as the Bank's Chief Community Development and Corporate Social Responsibility Officer since November 2016. Ms. Adams served as Senior Vice President of Small Business and Community Development from November 2013 until November 2016. Prior to joining the Bank in November 2013, Ms. Adams was Executive Director of Economic Development for The City of Birmingham, leading economic and community development projects.

Kevin D. Chapman	44
Our Executive Vice President since January 2011, Chief Financial Officer since October 2011 and Chief Operating Officer since May 2018. Mr. Chapman served as our Corporate Controller from May 2006 until October 2011. He has served as Senior Executive Vice President of the Bank since January 2011, Chief Financial Officer of the Bank since October 2011 and Chief Operating Officer of the Bank since May 2018. Since May 2018, he has also served as a director of the Bank. Mr. Chapman served as Chief Strategy Officer of the Bank from January 2011 until October 2011.

J. Scott Cochran	56
Our Executive Vice President since April 2007; he has served as Chief Community and Business Banking Officer since July 2017 and President of the Western Region of the Bank since October 2012. Mr. Cochran served as President of the Mississippi Division of the Bank from April 2007 to October 2012.

Stephen M. Corban	64
Our Executive Vice President since July 2003 and Senior Legal Advisor since January 2020; prior to his transition to Senior Legal Advisor, Mr. Corban served as Senior Executive Vice President and General Counsel of the Company and the Bank since January 2006.

James W. Gray	63
Our Executive Vice President since February 2003; he has also served as Senior Executive Vice President of the Bank since June 2005. Mr. Gray has served as Chief Revenue Officer of the Bank since October 2012. He served as Chief Information Officer of the Bank from March 2006 to October 2012.

Mark W. Jeanfreau	45
Our and the Bank’s General Counsel since January 2020 and our Executive Vice President since September 2017; he has also served as Senior Executive Vice President of the Bank since September 2017; prior to his role as General Counsel, Mr. Jeanfreau served as Governance Counsel of the Bank since September 2017. Prior to joining us and the Bank, Mr. Jeanfreau was a partner in the law firm of Phelps Dunbar LLP, specializing in corporate governance, securities laws and mergers and acquisitions.

Stuart R. Johnson	66
Our Executive Vice President since February 2003; from April 2013 until January 2015 Mr. Johnson served as Treasurer. From April 1996 until March 2013, he served (with Mr. Chapman after October 2011) as our Chief Financial Officer. Mr. Johnson has served as Senior Executive Vice President of the Bank since June 2005 and as Cashier and Chief Financial Officer of the Bank from April 1996 until January 2015, serving together with Mr. Chapman as Chief Financial Officer of the Bank from 2012 to 2015.

Name	Age	Position
David L. Meredith	53
Our Executive Vice President since January 2018; he has also served as the Bank's Chief Credit Officer over the same period. From August 2015 until January 2018, Mr. Meredith served as Senior Executive Vice President and Co-Chief Credit Officer of the Bank. From October 2013 until August 2015, he was Executive Vice President and Chief Credit Officer for the Western Division of the Bank. Mr. Meredith was Executive Vice President and Senior Credit Officer from January 2010 until October 2013.

Bartow Morgan, Jr.	47
Our Executive Vice President and the Bank’s Georgia Chairman since November 2019; prior to this role, Mr. Morgan served as our Chief Commercial Banking Officer beginning in September 2018. He has also served as a director of the Bank since September 2018. Prior to our acquisition of Brand, Mr. Morgan served as the chief executive officer and a director of Brand since 2002.

Curtis J. Perry	57	Our Executive Vice President and the Bank's Chief Corporate Banking Officer since June 2019. Prior to joining Renasant, Mr. Perry worked in a similar role at Synovus Bank since 2009.
W. Mark Williams	57
Our Executive Vice President since July 2011; he has also served as Senior Executive Vice President and Chief Banking Systems Officer of the Bank since July 2014. Mr. Williams served as Senior Executive Vice President and Chief Information Officer of the Bank from October 2012 until July 2013. From July 2011 to October 2012 he served as President of the Georgia Division of the Bank. Mr. Williams served as the Bank’s Director of Credit Administration from March 2008 to July 2011.

Mary John Witt	60
Our Executive Vice President and the Bank’s Senior Executive Vice President and Chief Risk Officer since April 2014. Ms. Witt served as Executive Vice President and Chief Risk Officer of the Bank from March 2006 to April 2014.

COMPENSATION DISCUSSION AND ANALYSIS
This “Compensation Discussion and Analysis” section, or CD&A, describes our executive compensation program for 2019, which is administered by our compensation committee. As more fully explained below, our program generally consists of four components: base salary, annual performance-based cash incentive payments, time-based equity awards and performance-based equity awards. We make annual performance-based cash incentive payments under our Performance Based Rewards Plan, or the “PBRP;” we award equity compensation under our 2011 Long-Term Incentive Compensation Plan, or the “2011 LTIP.” For 2019, the named executive officers (our “named executives” or “NEOs”) whose compensation is administered under our program were:

Named Executive	Title
E. Robinson McGraw	Executive Chairman
C. Mitchell Waycaster	President and Chief Executive Officer
Kevin D. Chapman	Chief Financial and Operating Officer
Bartow Morgan, Jr.	Executive Vice President
J. Scott Cochran	Executive Vice President
Say-on-Pay
At our 2019 annual meeting, approximately 95.1% of all votes cast were cast in favor of our non-binding resolution approving the compensation paid to our named executive officers during 2018. The compensation committee considered this vote to be an endorsement of our compensation program, including our balance between cash and equity and between performance-based and fixed compensation. At our 2020 annual meeting, shareholders are being asked to adopt a non-binding resolution approving the compensation paid to our named executive officers in 2019, as discussed in more detail below in the “Proposals” section under the heading “Proposal 3 - Advisory Vote on Executive Compensation.”
Objectives of Our Compensation Program
Our compensation program is intended to produce total compensation levels at or somewhat below the median total compensation of a designated peer group, when measuring variable compensation at target levels, with the individual components of our compensation program and the mix of fixed and variable compensation structured to advance the committee’s specific objectives (“variable” compensation is compensation tied to the value of Renasant stock, which may be time-based or performance-based). For a number of years, the committee’s objective has been to provide total compensation opportunities that are substantial enough to act as a retention device for our NEOs while at the same time creating incentive compensation opportunities structured to drive positive operational and performance results for the Company and align the pay of our NEOs with the delivery of shareholder value. The chart below summarizes recent actions by the committee to implement these objectives.

2017		2018	2019
• ••• •	We imposed a two-year holding period after restricted stock awards vest All awards under our 2011 LTIP were made subject to double trigger change in control provisions	• • • • • ••
We increased the performance cycle to three years for performance-based restricted stock awards

We differentiated the performance measures we use for cash and equity incentive compensation

We implemented relative performance measures, comparing our results to the results of our peers
			• • • • • •
We completed our transition from a one-year performance cycle for performance-based restricted stock awards

We adjusted base salary and restricted stock awards to reflect the completion of our management succession plan

We increased stock ownership requirements for our CEO to 500% of base salary

More information about our use of peer groups may be found below under the heading “Compensation Committee Practices;” more information about total compensation and the mix of fixed and incentive opportunities is below under the heading “Features of our 2019 Compensation Program.”
Changes to Performance-Based Equity Awards. During 2019, we completed the revision to our performance-based equity awards, accomplishing three important objectives:

•	The performance cycle for our performance-based restricted stock awards is now three years (increased from one year). Pay is now directly linked to the longer-term performance of the Company.

•
Most performance measures are now evaluated on a relative or comparative basis rather than absolute basis. We have tied a substantial portion of our pay to performance relative to a peer group, ensuring that equity payouts are closely linked to the actual delivery of shareholder value when compared to our peers.

•	We increased the number of performance measures we use for equity payouts. This change permits us to link pay with a broader and more complete evaluation of the Company’s performance.
As part of the broader revision, we eliminated the one-year performance cycle, effective for restricted stock awards made in 2020. In each of 2018 and 2019, we made two performance-based equity awards, one using the new three-year cycle and one using a one-year cycle. Awards with a one-year cycle were necessary to ensure that performance-based equity payout opportunities, an integral component of our executive compensation program, remained relatively constant during the transition to a three-year performance cycle. The chart below illustrates the continuity of our performance-based equity awards during this transition period; more information about payouts for 2019 is below under the heading “Compensation Decisions Made for 2019.”

Year of Award	Payout Year	Duration of Performance Cycle
2018	2019	1 year
2018	2021	3 years
2019	2020	1 year
2019	2022	3 years
2020	2023	3 years
Completion of our Management Succession Plan. Our management succession plan was completed as of May 2018 when Mr. McGraw transitioned to the position of executive chairman, Mr. Waycaster assumed the position of chief executive officer and Mr. Chapman assumed the position of chief operating officer, in addition to acting as chief financial officer. At the same time, the compensation committee determined that adjustments to various components of our executive compensation program would be appropriate, primarily to more closely align our compensation at or near the median of our compensation peer group for similarly-situated executives and to ensure the retention of our new executive team. Some base salary adjustments were implemented during 2018; some adjustments identified by the committee are reflected in the compensation decisions it made for 2019 described below.
Pay for Performance. For 2019, the compensation committee continued to maintain its focus on pay for performance opportunities. The chart below provides information about the mix of fixed and variable compensation provided to our chief executive officer in 2017, 2018 and 2019 (assuming performance at target levels).

	Fixed Compensation (% of Total Compensation)	Total Variable Compensation (% of Total Compensation)	Performance-Based Variable Compensation (% of Variable Compensation)	Time-Based Variable Compensation (% of Variable Compensation)
2017	29.6%	70.4%	66.8%	33.2%
2018	30.7%	69.3%	78.4%	21.6%
2019	28.4%	71.6%	79.9%	20.1%

Policies Further Promoting Shareholder Alignment. In 2019, the compensation committee maintained its focus on strengthening the relationship between shareholder value and pay. The chart below summarizes our most important ongoing practices for achieving alignment.

Stock Ownership Guidelines
We have adopted stock ownership guidelines that apply to our NEOs and other executive officers. Effective January 2020, we increased the ownership requirement applicable to our CEO from 300% of base salary to 500% of base salary. Under the updated guidelines, our executive officers are required to beneficially own Renasant stock having a fair market value not less than:

		Chief Executive Officer	500% of base salary
		Other NEOs	200% of base salary
		All Other Executive Officers	100% of base salary

All shares directly or indirectly owned by an executive, including shares owned by immediate family members, shares held in our 401(k) plan, and units credited under our DSU Plan, are counted. Time-based restricted stock awards are also counted. Shares that an executive has pledged do not count, nor do stock awards subject to the attainment of performance measures.

	As illustrated below, as of January 1, 2020, the stock ownership of each of our named executives exceeded the requirements of the guidelines:

		Executive	Renasant Stock Beneficially Owned (% of Base Salary)
		Mr. Waycaster	547%
		Mr. Chapman	506%
		Mr. McGraw	1,442%
		Mr. Morgan	485%
		Mr. Cochran	554%

More information about the stock ownership of our named executives may be found in the “Stock Ownership” section below under the heading “Beneficial Ownership of Common Stock by Directors and Executive Officers.”

Holding Period for Equity Awards
Another practice intended to ensure that the financial interests of our NEOs remain aligned with our shareholders is our requirement that an executive hold Renasant stock for a period of two years after restricted stock vests or an option is exercised. The requirement applies to the full number of shares that are issued or otherwise settled, net of shares withheld for the payment of taxes or for payment of the exercise price (in the case of options). The requirement is waived only in the event of death, disability, retirement or the consummation of a change in control.

Limits on the Use of Discretion	We believe that the use of discretion may undermine the alignment of pay for performance, and we have adopted procedures and guidelines that prohibit or restrict its use:

	•
The compensation committee cannot accelerate the vesting of equity compensation except in the limited circumstances of retirement, death, disability or termination without cause. These exceptions are specifically included in the 2011 LTIP and have been approved by our shareholders.

	•
When determining performance-based payouts the compensation committee may adjust the results only in two circumstances: when the adjustment is consistent with GAAP (generally accepted accounting principles), such as for extraordinary or nonrecurring events; or when the adjustment is considered “negative discretion” (the practice of using discretion to reduce a formula payout).

Anti-Hedging and Pledging
As described earlier, the board has adopted the Hedging Policy, which prohibits our directors, officers and employees, including our named executives, from engaging in a transaction that has the effect of hedging the economic risks associated with the ownership of our common stock. Although the policy does not completely prohibit pledging, we discourage the practice, and any stock that an executive pledges cannot be used to satisfy our stock ownership guidelines.

Features of Our 2019 Compensation Program
General. For 2019, our executive compensation program provided both fixed and variable compensation opportunities. As noted earlier, variable compensation is compensation directly tied to the price of our stock or our performance, and it may be delivered in the form of time-based restricted stock awards or as performance-based pay. Performance-based pay may consist of cash awards or awards made in the form of Renasant stock. The table below provides more information about these opportunities.

			Features		Objectives
Fixed Compensation	Base Salary	• •	Determined annually Based on individual performance, internal pay equity and peer group practices	•	Source of fixed income
Variable Compensation	Performance-Based Cash Awards	• •	Annual cash bonus Amount contingent on attainment of performance measures	•	Aligns pay and short-term Company performance
	Performance-Based Equity Awards	• • • • • • • • •
Shares are issued in a “target” amount at the beginning of a three-year performance cycle and performance measures are designated At the end of the cycle, the number of shares is adjusted to reflect actual performance Vesting is contingent on continuous employment during the cycle
				• • •	Aligns pay and long-term Company performance With our post-vesting holding period, promotes alignment with our shareholders
	Time-Based Equity Awards	• • • •	A fixed number of shares is issued at the beginning of a service-based vesting period Shares vest at the end of the period, subject to continuous employment	• • • • •	Acts as a retention device Increases alignment by increasing the stock ownership of our NEO With our post-vesting holding period, promotes alignment with our shareholders

The following charts illustrate the mix of total compensation (fixed and variable) paid for 2019, and the components of the compensation, for our chief executive officer and the average for our other named executives, assuming performance at target levels.
■ Fixed - Base Salary
■ Variable - Time-based Equity
■ Variable - Performance-based Equity
■ Variable - Performance-based Cash

More detailed information about the nature and amount of compensation we paid to our NEOs, as well as actual payouts for performance-based compensation, is provided below under the heading “Compensation Decisions Made for 2019.” Further information about the relationship of pay and performance is included above in the section “Proxy Summary.”
Compensation Committee Practices
The compensation committee has adopted a number of practices supporting our executive compensation program. These practices are designed to ensure that (1) the compensation committee receives independent advice, (2) our program adequately mitigates compensation risk and addresses retention and (3) our program otherwise advances the Company’s financial and strategic goals. The most important practices are summarized below.
Compensation Consultant. For 2019, the committee retained Pearl Meyer to serve as its executive compensation adviser. The charter of the compensation committee requires the committee to consider whether its advisers are independent based on the factors set forth in the Nasdaq Listing Rules, and the committee has determined that Pearl Meyer was independent during 2019. Pearl Meyer works at the direction of the committee, and the decision to retain Pearl Meyer was at the sole discretion of the committee. In connection with the committee’s 2019 compensation decisions:

•
In the fall of 2018, Pearl Meyer recommended changes to the financial institutions included in our compensation peer group and provided a review and analysis of the compensation levels and programs of companies within the peer group.

•
At the end of 2018, Pearl Meyer provided advice with respect to the modification of our cash and equity incentives and recommended the characteristics of the financial institutions to be included in our performance peer group (more information about our compensation and performance peer groups is under the “Peer Groups” heading below).

No additional services were provided by Pearl Meyer to the committee or the Company in 2019, except those related to the compensation of our non-employee directors summarized above in the “Board Members and Compensation” section under the heading “Director Compensation.” Information furnished by Pearl Meyer is one factor the committee uses when it makes decisions about compensation; other factors are described elsewhere in this CD&A.
Risk Mitigation Practices. In addition to those practices and policies (summarized above) directed at increasing and maintaining the alignment of our named executives and shareholders, the compensation committee has adopted practices intended to mitigate compensation risk and otherwise avoid unsafe and unsound compensation practices. The chart below summarizes the most important of these practices.

Clawback Policies
Our full board has adopted, and the compensation committee administers, two clawback policies that permit us to reduce or recover performance-based compensation if we are required to restate our financial results and the amount of the compensation would be less based on the restatement:

•
For performance-based equity compensation, a policy in the 2011 LTIP applies to our named executives and allows for recovery without regard to whether they engaged in conduct that materially contributed to the restatement.

•
For all performance-based compensation - cash awards and equity compensation - a separate policy applies to our named executives and allows for recovery if the executive's intentional or unlawful conduct materially contributed to a financial restatement.

Double Trigger for Change in Control
The payment of our change in control benefits, whether in cash or equity, is contingent on a double trigger: if a change in control of the Company is consummated (the first trigger), an executive's employment must be terminated within two years following the consummation of the transaction either involuntarily without cause or on account of a constructive termination (the second trigger). Definitions of the terms “cause” and “constructive termination” may be found below in the “Compensation Tables” section under the heading “Payments and Rights on Termination or Change in Control.”

No Gross Ups
The committee does not approve or enter into agreements that, directly or indirectly, result in tax gross ups, with the exception of our tax gross up for Mr. McGraw's car allowance, which is a legacy contractual provision, and the gross up of certain disability insurance premiums for our NEOs. For 2019, the aggregate amount of all gross ups was $14,169; individual amounts are reflected below in the “Compensation Tables” section in the “All Other Compensation” column of the 2019 Summary Compensation Table.

Timing of Equity Awards
Equity awards are made at meetings of our committee and board that are scheduled well in advance, without regard to whether we have recently announced, or intend to announce, material information to the public. We do this to avoid the inference that we have “timed” an award or manipulated the market. Awards may be made effective when ratified by our full board or may be effective prospectively, on a specified date.

Please also see the discussion in the “Corporate Governance and Board of Directors” section above under the heading “Role of the Board in Risk Oversight” for additional information about the efforts of the compensation committee to identify, assess and mitigate risks posed by our compensation arrangements.
Peer Groups. For 2019, we used two peer groups:

•	A “compensation peer group,” to evaluate whether our total compensation remains fairly competitive and is generally “in line” with other opportunities that may be available to our executive team; and

•	A “performance peer group,” to measure the relative performance of the Company for certain of our performance measures.
The compensation committee reviews the composition of the two groups annually, with the advice of our independent compensation consultant, Pearl Meyer. Adjustments are made periodically to reflect changes to our characteristics (asset size, geographic footprint, etc.) and to otherwise ensure that each peer group continues to be an effective tool.
The compensation peer group consists of financial institutions that are located in the south and southeast regions and that service communities similar in size to those we service. These parameters are intended to avoid the bias towards higher compensation levels that ordinarily predominate in financial centers and larger metropolitan areas (that is, our parameters mitigate against higher total compensation). The compensation committee approved the compensation peer group in the fall of 2018, when it began the process of determining 2019 compensation levels. The 22 institutions included in the group had the following characteristics at the time the group was determined:

Characteristic	Range	Median	Renasant Characteristics
Total assets	$5.3 billion - $30.1 billion	$13.3 billion	$12.7 billion
Market value of stock	$0.9 billion - $5.3 billion	$2.7 billion	$2.2 billion
For 2019, Pearl Meyer recommended that Cadence Bancorporation, CenterState Bank Corporation and Union Bankshares Corporation be added to the compensation peer group to create a peer group with median assets similar to ours, after giving effect to the Brand acquisition, and to create a group large enough to allow for existing consolidation in the industry. The compensation committee concurred in this recommendation. In addition, Capital Bank Financial Corp. was removed from the peer group due to its acquisition. The financial institutions included in our compensation peer group for 2019 were:

Ameris Bancorp	Pinnacle Financial Partners, Inc.
BancFirst Corporation	Republic Bancorp, Inc.
BancorpSouth Bank	ServisFirst Bankshares, Inc.
Bank OZK	Simmons First National Corporation
Cadence Bancorporation	South State Corporation
CenterState Bank Corporation	Texas Capital Bancshares, Inc.
FCB Financial Holdings, Inc.	Trustmark Corporation
First Financial Bankshares, Inc.	Union Bankshares Corporation
Home BancShares, Inc. (Conway, AR)	United Bankshares, Inc.
Iberiabank Corporation	United Community Banks, Inc.
Old National Bancorp	WesBanco, Inc.

Our performance peer group consists of more than 35 institutions, representing all U.S. publicly-traded financial institutions with assets between $10 billion and $20 billion, regardless of geographic location. Because this peer group has no regional limitation and its members are selected solely on asset size, we can more accurately measure our performance against institutions possessing similar characteristics; these criteria also mitigate against the positive bias (increased compensation opportunities) that would be created using some of the smaller institutions that are included in our compensation peer group. When we use our performance peer group to measure relative performance, the compensation committee relies on information obtained from independent third-parties who evaluate our performance and the performance of our peers.
Benchmarking. Benchmarking refers to the practice of setting total compensation or one or more components of compensation with reference to the compensation practices of other financial institutions. The compensation committee believes benchmarking is not appropriate, whether with respect to total compensation or any element of our compensation program. Instead, the committee generally evaluates the practices of our compensation peer group, believing that our executives should be generally paid total compensation that is at or near the median of the group when performance is measured at target levels, while the individual components of our compensation program and the mix of performance-based and fixed compensation may be more closely structured to address the committee's specific objectives. The committee believes that this level is sufficient to act as a retention device, while ensuring that compensation levels do not become excessive.
Following the completion of our succession plan in May 2018, the compensation committee determined that total compensation and various elements of our compensation program were no longer sufficient to place our program at or near the median of our compensation peer group. Specific adjustments made by the committee to address our compensation levels are more fully described below under the heading “Compensation Decisions Made for 2019.”
Employment Agreements. We have entered into employment agreements with each of our named executives. The agreements are primarily intended to promote retention, impose standard covenants that protect our property and business and provide compensation for each of our named executives that is relatively consistent. More information about the terms of these employment agreements can be found below in the “Compensation Tables” section under the heading “Payments and Rights on Termination or Change in Control.”
Tax Considerations. Under Section 162(m) of the Internal Revenue Code, we cannot deduct compensation paid to our NEOs in any year that is in excess of $1 million, regardless of the form of the compensation. Because the compensation committee believes that our executive compensation program should be structured to broadly advance the Company’s objectives, the Section 162(m) limit (and the potential loss of a tax deduction) is only one of the factors that the committee considers when it makes determinations.
Benefits and Perquisites. Our executive compensation program focuses on the delivery of appropriate levels of direct compensation, with the view that each of our named executives should be provided with basic perquisites and benefits and the opportunity to voluntarily save for retirement and other financial needs on a tax-deferred basis. Consistent with this focus, during 2019 our named executives had access to the following benefits and perquisites:

•
Insurance-type group benefits that are generally available to all employees of the Company, including health and dental coverage and life and disability benefits. Our named executives are also provided additional life and disability insurance coverage through the group policies.

•	A broad-based 401(k) plan, including Company matching and profit-sharing contributions.

•
Two voluntary deferral plans, our Deferred Stock Unit Plan, or the DSU Plan, and our Deferred Income Plan. With the exception of a contribution for the benefit of Mr. McGraw in 2019, we do not contribute to these arrangements.

•	Dues for memberships in professional and civic organizations, country club dues and car allowances.
More information about our benefit plans, including legacy arrangements under which benefits no longer accrue, can be found in the “Compensation Tables” section under the headings “Pension Benefits” and “Non-Qualified Deferred Compensation.” Additional information about the types and value of the perquisites provided to our named executives, including our contribution for Mr. McGraw, can be found below in the 2019 Summary Compensation Table in the column “All Other Compensation.”

Decision-Making Process for 2019
Committee Meetings. To consider the compensation we paid to our named executive officers for the 2019 fiscal year, the compensation committee met three times in 2018, once in 2019 and twice in 2020 (there were additional meetings on other matters). The following table illustrates the decision-making process used to set and determine compensation for the 2019 fiscal year:

Determining Base Salary Adjustments	Determining Performance-Based Compensation	Determining Strategic Compensation
• ••• • • •••••••
At the end of 2018, Mr. Waycaster recommended salaries for executive officers other than himself.

The committee reviewed peer group information provided by Pearl Meyer and Mr. Waycaster's base salary recommendations and recommended base salary adjustments for 2019, including Mr. Waycaster's.

The recommendations of the committee were ratified by the non-employee members of our board of directors.
• • • • • •••••••••••• • • • • • • • • • • • • • •
The committee reviewed possible performance measures and selected the measures described later in this CD&A.

Management recommended possible threshold, target and superior performance levels based on the committee's direction and Renasant’s 2019 budget.

The committee reviewed performance levels recommended by management and the peer group compensation report provided by Pearl Meyer and (1) set the amount of performance-based compensation for each executive officer; (2) determined the amount payable in Renasant stock and cash; and (3) determined performance measures and individual performance levels for the 2019 fiscal year.

The recommendations of the committee were ratified by the non-employee members of our board of directors.

In 2020, the committee reviewed 2019 fiscal year performance and certified payout amounts.
		• • • • •	At the end of 2018, the committee recommended time-based stock awards to our board. The recommendations of the committee were ratified by the non-employee members of our board of directors.
Management Involvement in Compensation Decisions. Our chief executive officer is expected to regularly evaluate and recommend base salary adjustments for our executive officers, other than himself. In addition, with the assistance of management, he regularly provides data and analysis about Company and individual performance for use by the committee. Finally, the chief executive officer is expected to monitor our perquisites and benefits to ensure that they remain competitive and consistent with the goals of our compensation program. Although our named executives frequently attend meetings at the request of the compensation committee, during 2019 a portion of each of the committee’s meetings held to determine the 2019 executive compensation program was in executive session without management present. During these sessions the committee made its individual compensation decisions.

Compensation Decisions Made for 2019
Determination of Payout Levels for Incentive Compensation. Payouts under the PBRP and performance-based restricted stock awards made under the 2011 LTIP are based on the attainment of threshold, target or superior performance. Target performance levels are derived from our budget, as approved by the full board. The budgeted results are then compared with guidance and forecasts made by independent investment analysts who regularly follow our performance and payout levels are adjusted as appropriate, providing the committee with assurance that targeted levels represent substantial goals. Threshold performance is set at approximately 5% below target, and superior performance is set at approximately 5% above target.
Base Salary Adjustments. Base salary represents our fixed compensation. Adjustments to base salary are dependent on individual performance, current title or responsibilities, additional responsibilities assumed, peer group evaluation and progress towards achieving our strategic goals. The committee recommended the following adjustments to base salary, effective as of January 1, 2019:

2019 BASE SALARY ADJUSTMENTS
	Base Salary (2019)	Base Salary (2018)	% Change
Mr. Waycaster	$700,000	$630,000	11.1%
Mr. Chapman	550,000	475,000	15.8%
Mr. McGraw	550,000	504,000	9.1%
Mr. Morgan	500,000	450,000	11.1%
Mr. Cochran	450,000	400,000	12.5%
Salary adjustments provided to our named executives in 2018 were primarily intended to reflect the assumption of additional duties and responsibilities resulting from the implementation of our succession plan. The adjustments for 2019 are intended to advance the committee’s objective to more closely align our base salary to levels at or near the median of our compensation peer group. For 2020, consistent with management's to focus on expense control at all levels of the Company, and the compensation committee increased base salaries by 2.5%.
Annual Cash Awards. Annual cash awards are a component of our performance-based compensation and are made under our Performance Based Rewards Plan, or PBRP. Payments to our named executives are based entirely on Company-wide performance, because our named executives possess the ability to directly influence corporate-level results. Awards for 2019 were based on three performance measures:

•	Diluted earnings per share, or EPS, measured on an absolute basis;

•	Net revenue per share, or NRPS, measured on an absolute basis; and

•	Return on average tangible common equity, or ROTCE, measured relative to our performance peer group.
Each of EPS, NRPS and ROTCE (each as adjusted) are considered non-GAAP financial measures. Please refer to the heading, "Non-GAAP Financial Measures" within the "Proxy Summary" section for more information about these measures as well as a reconciliation of these non-GAAP measures to their most comparable measure under GAAP.
The committee selected EPS and NRPS as performance measures because it believes that (1) EPS and revenue growth are directly correlated to the delivery of shareholder value, (2) the measures are appropriate given the annual cycle of the incentive and (3) absolute performance more accurately measures the delivery of value in the economic and interest rate environment existing in 2019. ROTCE was selected because this measure indicates how effectively we deployed our capital, measuring the profitable use of capital as we grow. ROTCE is evaluated on a relative basis so that the committee can compare our results to those of financial institutions with similar characteristics. Although EPS, NRPS and ROTCE are the same measures used in 2018, the committee increased target levels for EPS and NRPS, resulting in corresponding increases in threshold and superior performance levels, while threshold, target and superior performance levels for ROTCE remained the same.

The committee believes that EPS is more indicative of overall performance and the delivery of shareholder value than either NRPS or ROTCE, and it weighted that measure most heavily. The table below sets forth the weighting given to each measure, the specific threshold, target and superior performance levels designated by the committee, and our results for 2019, as certified by the compensation committee:

2019 COMPANY-WIDE PERFORMANCE MEASURES
Performance Measure	Weight	Threshold Performance	Target Performance	Superior Performance	2019 Performance(2)
		Per share
Diluted earnings per share (EPS)(1)	50%	$3.06	$3.22	$3.38	$3.03
Net revenue per share (NRPS)(1)	20%	10.17	10.70	11.24	10.42
		Peer Percentile
Return on tangible common equity (ROTCE)	30%	25th	50th	75th	65th
(1) The results of per share measures were not materially affected by our share repurchases.
(2) Below is a discussion of the adjustments to the actual results of these performance measures made prior to certification.
The following chart describes potential payouts for threshold, target and superior performance expressed as a percentage of each executive’s base salary; there are no payouts for performance below threshold. Potential payouts were increased for our named executives in 2019, except for Mr. McGraw. As a matter of practice, the compensation committee does not make duplicative awards or adjust awards during a performance cycle. Since our succession plan was completed during a performance cycle, 2019 fiscal year awards presented the first opportunity to acknowledge the additional duties and responsibilities assumed by members of our executive team. For Mr. McGraw, the potential payouts are consistent with the Company’s contractual obligations and represent the committee’s recognition that he continues to provide valuable strategic advice to the Company and the Bank.

2019 POTENTIAL PBRP PAYOUTS AS A PERCENTAGE OF BASE SALARY
	Threshold	Target	Superior
Mr. Waycaster	50%	100%	200%
Mr. Chapman	35%	70%	140%
Mr. McGraw	40%	80%	160%
Other named executives	30%	60%	120%
The committee certified payouts under the PBRP after excluding the impact of unusual or infrequently-occurring items (as permitted under the PBRP) and exercising its “negative” discretion to reduce the adjusted performance results. For 2019, the committee excluded the impact of the following infrequently occurring items (1) the valuation adjustment to our mortgage servicing rights, (2) our merger and conversion expenses and (3) expenses associated with the significant hiring of new production team members (which the committee viewed as the functional equivalent of opening a de novo branch or effecting a team lift-out). After these adjustments, our EPS was $3.03, below threshold performance, our NRPS was $10.42, between threshold and target performance levels, and our ROTCE was 16.15%, which fell within the 78th percentile among the performance peer group and was above superior performance. The committee then exercised negative discretion and reduced ROTCE to the 65th percentile, which is between target and superior performance and somewhat less than our actual 2018 results. The chart below provides information about the payouts for 2019:

PBRP 2019 PAYOUTS
Performance Measure	% of Award	2019 Achieved	Mr. McGraw	Mr. Waycaster	Mr. Chapman	Mr. Morgan	Mr. Cochran
EPS	50%	Below Threshold	$—	$—	$—	$—	$—
NRPS	20%	97.38% of Target	65,078	103,533	56,943	44,371	39,934
ROTCE	30%	130.00% of Target	211,200	336,000	184,800	144,000	129,600
Total	100%		276,278	439,533	241,743	188,371	169,534

Equity Awards. Equity awards are considered variable compensation and are made under our 2011 LTIP. Awards are generally subject to either a three-year service based vesting period or a three-year performance cycle. As a matter of policy, all of our restricted stock awards are subject to a two-year holding period that begins after the shares vest. During this holding period, vested shares cannot be sold, pledged, mortgaged or otherwise disposed of. When making awards, the committee's view is that our strategic compensation goals and performance-based compensation are equally important, and for 2019 it made equal awards of time-based and performance-based awards (at the target level), as follows:

•
Time-based awards with a three-year service period ending January 2022 (with the exception of the one-year service period for Mr. McGraw that ends January 2020), which are intended to advance one of the Company’s most important strategic objectives: the retention of our executive team;

•	Performance-based awards with a three-year performance cycle ending December 2021, which are intended to align compensation with the long-term performance of the Company; and

•
Final performance-based awards with a one-year performance cycle ending December 2019, which are intended to avoid a "gap" in annual performance-based compensation opportunities as we complete our transition from a one-year performance cycle to a three-year performance cycle.

•
Time-Based Awards. Time-based awards are considered strategic compensation. The service or retention period for our time-based awards is three years, except that for Mr. McGraw a one-year period was considered more appropriate given the remaining term of his employment agreement. With the exception of Mr. McGraw, the number of shares awarded increased in 2019. Increases are intended to reflect the additional duties and responsibilities assumed by our executives in connection with the completion of our succession plan; 2019 presented the first opportunity to make these adjustments, given that the succession was completed during a time-based vesting period. The table below describes the time-based awards made to our named executive officers for 2019.

2019 Time-Based Awards
Executive	Number of Shares	Award Date	Vesting Date
Mr. Waycaster	11,765	January 1, 2019	January 1, 2022
Mr. Chapman	7,650	January 1, 2019	January 1, 2022
Mr. McGraw	15,295	January 1, 2019	January 1, 2020
Mr. Morgan	6,175	January 1, 2019	January 1, 2022
Mr. Cochran	6,175	January 1, 2019	January 1, 2022

•
Performance-Based Awards with a Three-Year Performance Cycle. Payouts for our performance-based awards with a three-year performance cycle ending December 31, 2021 will be determined using three Company-wide performance measures, each determined relative to our performance peer group:

•ROTCE;
•Return on average tangible assets, or ROTA; and
•Total shareholder return, or TSR.
Like ROTCE, ROTA is considered a non-GAAP financial measure. Please refer to the heading, "Non-GAAP Financial Measures" within the "Proxy Summary" section for more information about these measures.
The committee uses ROTCE as a performance measure for the reasons discussed above under the “Annual Cash Awards” heading. ROTA was used as a performance measure because it indicates how effective our executives are in generating profits from our tangible assets. TSR, which measures the internal rate of return of all cash flows to shareholders over a specified period, was used because it measures the creation of long-term value for our shareholders. By comparing ROTCE, ROTA and TSR to a performance peer group, our executives are rewarded only if our performance meets or exceeds the performance of our peers in these areas, regardless of whether these measures improve on an absolute basis.
The committee believes that ROTCE and ROTA equally measure overall performance, and so it weighted these measures equally. TSR was given a lesser weighting because this measure may be impacted by factors that are outside the control of our executives, such as macroeconomic factors like interest rates or market factors that are not uniformly applicable to institutions in our performance peer group. The table below indicates the weighting given to each measure and the specific threshold, target and superior performance levels designated by the committee:

2019 PERFORMANCE MEASURES - THREE-YEAR PERFORMANCE CYCLE
Performance Measure	Weight	Threshold Performance	Target Performance	Superior Performance
		Peer Percentile
ROTCE	40%	25th	50th	75th
ROTA	40%	25th	50th	75th
TSR	20%	25th	50th	75th
The table below reflects potential payouts, in shares, for threshold, target and superior performance, with no payout available for performance below the threshold level. These levels reflect an increase from our 2018 levels and, with the exception of Mr. McGraw, are intended to reflect the completion of our succession plan. Mr. McGraw’s potential payout reflects our contractual commitments and our recognition of his strategic services.

2019 POTENTIAL LTIP PAYOUTS - THREE-YEAR PERFORMANCE CYCLE
	Threshold	Target	Superior
Mr. Waycaster	7,843	11,765	17,648
Mr. Chapman	5,100	7,650	11,475
Mr. McGraw	7,060	10,590	15,885
Mr. Morgan	4,117	6,175	9,263
Mr. Cochran	4,117	6,175	9,263

•
Transition Awards. For 2019, the committee made the final restricted stock awards with a one-year performance cycle, completing the transition from a one-year cycle to a three-year cycle, while avoiding a shortfall or “gap” in the amount of performance-based compensation opportunities available in any year. More information about changes to our performance cycle may be found above under the heading “Objectives of Our Compensation Program” in the “Changes to Performance-Based Equity Awards” subsection. Beginning in 2020, equity awards subject to a one-year performance cycle are no longer part of our executive compensation program.

The final transition awards use the following performance measures: ROTCE and ROTA, measured relative to our performance peer group, and EPS, measured on an absolute basis. Each of EPS, ROTCE and ROTA (each as adjusted) are considered non-GAAP financial measures. Please refer to the heading, "Non-GAAP Financial Measures" within the "Proxy Summary" section for more information about these measures as well as a reconciliation of these non-GAAP measures to their most comparable measure under GAAP.
For the reasons described above with respect to awards subject to our three-year performance cycle, the committee weighted ROTCE and ROTA equally. EPS, which was given a lesser weighting, was used instead of relative TSR because the committee determined that over a one-year period absolute EPS was a better measure of the creation of shareholder value. Threshold, target and superior levels of performance for EPS were increased from 2018 levels, and all levels exceeded actual EPS (as adjusted) for 2018, which was $2.97. The table below indicates the weighting given to each measure and the specific threshold, target and superior performance levels designated by the committee and our results for 2019, as certified by the compensation committee.

2019 PERFORMANCE MEASURES - TRANSITION AWARDS
Performance Measure	Weight	Threshold Performance	Target Performance	Superior Performance	Actual Performance(1)
		Peer Percentile
ROTCE	40%	25th	50th	75th	65th
ROTA	40%	25th	50th	75th	65th
		Per share
EPS	20%	$3.06	$3.22	$3.38	$3.03
(1) The information following the table below discusses the adjustments to the actual results of these performance measures that the compensation committee made prior to certification.

The table below reflects the potential payouts for our transition awards, in shares, for threshold, target and superior performance, with no payout for performance below threshold performance. For the reasons explained above, payouts for 2019 reflect an increase over 2018 levels.

2019 POTENTIAL LTIP PAYOUTS - TRANSITION AWARDS
	Threshold	Target	Superior
Mr. Waycaster	7,843	11,765	17,648
Mr. Chapman	5,100	7,650	11,475
Mr. McGraw	7,060	10,590	15,885
Mr. Morgan	4,117	6,175	9,263
Mr. Cochran	4,117	6,175	9,263
After excluding the same unusual or infrequently-occurring events described above (as required under the terms of the 2011 LTIP), our adjusted ROTCE for 2019 was 16.15% and fell within the 78th percentile among the performance peer group, our 2019 adjusted ROTA was 1.54% and fell within the 65th percentile among the performance peer group, and our adjusted EPS was $3.03. For ROTCE, our adjusted performance level was above superior performance levels; for ROTA, our adjusted performance was between the target and superior performance levels; and for EPS, our adjusted performance was below the threshold performance level. The committee then exercised negative discretion to reduce ROTCE to the 65th percentile, which is less than our 2018 actual results, with the outcome between target and superior levels, and certified the results. Payouts, in shares, are reflected in the table below (the total dollar value of these payouts is disclosed in the section "Compensation Tables" under the heading "Option Exercises and Vested Restricted Stock").

2019 LTIP PAYOUTS - TRANSITION AWARDS
	Results		Payouts
Performance Measure	% of Award	Award Level	Mr. McGraw	Mr. Waycaster	Mr. Chapman	Mr. Morgan	Mr. Cochran
ROTCE	40%	130% of Target	5,506.5	6,117.5	3,978.0	3,211.0	3,211.0
ROTA	40%	130% of Target	5,506.5	6,117.5	3,978.0	3,211.0	3,211.0
EPS	20%	Below Threshold	—	—	—	—	—
Total	100%		11,013	12,235	7,956	6,422	6,422

COMPENSATION COMMITTEE REPORT
The compensation committee reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee:

Albert J. Dale, III, Chairman	Donald Clark, Jr.
John M. Creekmore	Richard L. Heyer, Jr., Vice Chairman
Neal A. Holland, Jr.
March 9, 2020

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of the compensation committee during 2019 were Donald Clark, Jr., John M. Creekmore, Albert J. Dale, III, Richard L. Heyer, Jr., Neal A. Holland, Jr. and J. Niles McNeel (until his retirement as of the 2019 Annual Meeting of Shareholders). No member of the compensation committee was an officer or employee of Renasant or any of our subsidiaries during 2019 or was formerly an officer of Renasant, and no member had any relationship, other than loan, deposit and financial services relationships with the Bank, requiring disclosure as a related person transaction under applicable SEC regulations other than our employment of Dr. Heyer's son. For a discussion of such loan and deposit relationships and our employment relationship with Dr. Heyer's son, please refer to the information in the “Corporate Governance and Board of Directors” section under the headings “Indebtedness of Directors and Executive Officers” and “Other Related Person Transactions” above. Additionally, in 2019 none of our executive officers served as a member of the compensation committee (or committee performing similar functions or, in the absence of any such committee, the entire board) of any other entity or served as a director of another entity, one of whose executive officers served on our compensation committee in 2019.

COMPENSATION TABLES
2019 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Changes in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
A	B	C	D	E	F	G	H	I	J
C. Mitchell Waycaster Principal Executive Officer	2019	$700,000	$—	$1,065,203	$—	$439,533	$43,296	$93,531	$2,341,563
	2018	630,000	—	920,025	—	752,575	44,000	80,435	2,427,035
	2017	510,000	—	422,200	—	348,410	28,525	75,898	1,385,033
Kevin D. Chapman Principal Financial Officer	2019	550,000	—	692,631	—	241,743	182	84,048	1,568,604
	2018	475,000	—	613,350	—	425,563	206	73,070	1,587,189
	2017	425,000	—	846,560	—	238,886	190	72,030	1,582,666
E. Robinson McGraw Executive Chairman	2019	550,000	—	1,100,816	—	276,278	222,895	176,793	2,326,782
	2018	617,077	—	1,349,370	—	737,138	69,189	102,610	2,875,384
	2017	800,000	—	1,266,600	—	728,700	133,464	109,499	3,038,263
Bartow Morgan, Jr.(1) Executive Vice President	2019	500,000	—	559,085	—	188,371	—	35,166	1,282,622
	2018	147,115	130,950	—	—	—	—	2,547,100	2,825,165
J. Scott Cochran Executive Vice President	2019	450,000	—	559,085	—	169,534	1,574	77,051	1,257,244
	2018	400,000	—	490,680	—	298,641	422	68,548	1,258,291
	2017	375,000	—	337,760	—	236,772	594	71,398	1,021,524

(1)
Mr. Morgan became a named executive in 2018 in connection with our acquisition of Brand. SEC rules permit us to omit compensation information for years prior to the individual becoming a named executive.

General. The 2019 Summary Compensation Table above includes information about the compensation earned by our principal executive officer, principal financial officer and the three other most highly compensated officers of the Company and the Bank for services that they rendered during fiscal years ending December 31, 2019, 2018 and 2017 (except as to Mr. Morgan). The compensation included in the table represents both cash payments and the value of other forms of payments, as follows:

•
Column C - Salary - Amounts included in this column represent base salary earned by our named executives in 2019, 2018 and 2017, some of which may have been voluntarily deferred under our 401(k) plan or our non-qualified deferred compensation plans, the Deferred Income Plan and the DSU Plan.

•
Column D - Bonus - Amounts in this column report cash bonuses paid on a discretionary basis. Discretionary bonuses were not a component of our compensation program during 2019, 2018 or 2017, except that in 2018 Mr. Morgan received a bonus for his service after our acquisition of Brand.

•
Columns E and F - Stock Awards; Option Awards - Amounts in these columns represent the value of non-cash compensation granted or awarded under our 2011 LTIP, which may be performance-based or time-based. Performance-based awards may or may not be earned by any executive, depending upon the achievement of performance measures; time-based awards are earned contingent on the completion of the designated service period. Options were not a component of our compensation during 2019, 2018 or 2017. Our 2011 LTIP will be replaced by the 2020 LTIP, if approved by our shareholders at the annual meeting. The material terms of the 2020 LTIP are described below in the “Proposals” section under the heading “Proposal 2 - Approval of the Renasant Corporation 2020 Long-Term Incentive Compensation Plan.”

•
Column G - Non-Equity Incentive Plan Compensation - Amounts in this column represent cash bonuses earned under our PBRP based on the achievement of performance measures. Some of these amounts may have been voluntarily deferred under our 401(k) plan, Deferred Income Plan or DSU Plan.

•	Column H - Changes in Pension Value and Non-qualified Deferred Compensation Earnings - Amounts in this column represent changes in the actuarial value of benefits accrued under our tax-qualified pension plan and any above-market earnings credited under our Deferred Income Plan.

•
Column I - All Other Compensation - Amounts in this column represent the value of other compensation we pay or provide to our named executives, such as car allowances, insurance premiums, membership dues, and dividends on restricted stock awards. The amount reflected in Column I for 2018 includes a payment we made to Mr. Morgan in consideration of the termination of his employment agreement and other compensatory arrangements with Brand.

Restricted Stock Awards. Amounts reported in the Column E, labeled “Stock Awards,” represent the value of restricted stock awarded under our 2011 LTIP, including performance- and time-based awards. The dollar amounts reflect the aggregate fair value of the awards, determined as of the date of award, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Stock Compensation,” referred to as “Topic 718.” Dividends payable on restricted stock awards are not included in our fair value determination. For performance-based awards, amounts included in this column reflect the probable outcome of the performance conditions determined as of the date of award, which we consider to be the target award, consistent with our estimate of the aggregate compensation cost to be recognized over the applicable service period as of the award date under Topic 718. As permitted under the guidance in Topic 718, the Company has elected to account for forfeitures in compensation cost when they occur. The fair value of the performance awards on the award date, assuming that superior performance was achieved, rather than target performance as reported in the table, was $1,065,203, $692,631, $958,819, $559,085, and $559,085 for Messrs. Waycaster, Chapman, McGraw, Morgan and Cochran, respectively. Please refer to Note 14, “Employee Benefit and Deferred Compensation Plans,” in the Notes to Consolidated Financial Statements in Item 8, Financial Statements and Supplementary Data, of our Annual Report on Form 10-K for the year ended December 31, 2019 for a discussion of the assumptions we used to determine the fair value of our restricted stock awards.
The number of target shares that corresponds to the value of our performance-based restricted awards included in Column E above is also listed in the Grants of Plan-Based Awards table that follows. Further information about why 2011 LTIP awards are made, the relationship of 2011 LTIP awards to other compensation components, the differences between performance and time-based awards and among performance-based awards, the specific performance measures designated by the compensation committee and the performance cycle, and potential shares receivable for threshold, target and superior performance can be found in the CD&A, under the heading “Compensation Decisions Made for 2019,” in the paragraph labeled “Equity Awards.” The Option Exercises and Vested Restricted Stock table below sets forth the actual number of shares of restricted stock that vested at the end of 2019.
Cash Bonuses. The amounts listed in Column G, labeled “Non-Equity Incentive Plan Compensation,” reflect annual cash bonuses earned and paid under the PBRP, all of which are subject to the attainment of performance measures. More information about why annual cash bonuses are made, the relationship of annual cash bonuses to other compensation components, the specific performance measures designated by the compensation committee, and potential amounts payable for threshold, target and superior performance can be found in the CD&A, under the heading “Compensation Decisions Made for 2019,” in the paragraph labeled “Annual Cash Awards.”
Changes in Pension Value and Non-qualified Deferred Compensation Earnings. Amounts reported in Column H, labeled “Changes in Pension Value and Non-qualified Deferred Compensation Earnings,” reflect above-market earnings on deferrals credited to our Deferred Income Plan and, for Messrs. Waycaster and McGraw, the year-over-year change in the actuarial present value of accumulated benefits under our pension plan. Earnings are considered “above-market” only if the credited interest rate exceeded 120% of the applicable federal long-term rate, with compounding, as prescribed by the Internal Revenue Service. For 2019, the aggregate amount in Column H is made up as follows:

2019 ABOVE-MARKET EARNINGS AND ACCRUALS
Name	Above-market Earnings	Pension Plan Accruals	Total
Mr. Waycaster	$1,386	$41,910	$43,296
Mr. Chapman	182	—	182
Mr. McGraw	15,960	206,935	222,895
Mr. Morgan	—	—	—
Mr. Cochran	1,574	—	1,574
All Other Compensation. In addition to the amounts described above, we provide or pay certain additional amounts for the benefit of our named executives, the value of which is included in Column I, labeled “All Other Compensation.”

These amounts include contributions to our 401(k) plan, group term life insurance premiums, dividends on restricted stock awards (which accrue and are paid at the same rate as dividends on outstanding shares that are not restricted stock awards), automobile allowances, dues for memberships in professional and civic organizations and country club dues. Mr. McGraw, our executive chairman, also receives a contribution to our Deferred Income Plan and a tax gross-up payment related to the value of his automobile allowance, both of which are contractual payments. All of our NEOs receive a tax gross up for disability insurance premiums. In 2018 when Mr. McGraw transitioned from our chief executive officer to our executive chairman, Renasant gave Mr. McGraw, as a retirement gift, an all-expenses-paid vacation for his spouse and him to the destination of their choosing. Mr. McGraw and his spouse took this vacation in 2019.
Below is specific information about the other compensation paid to each of our named executives:

COMPONENTS OF OTHER COMPENSATION PAID IN 2019
Name	Plan Contributions	Insurance Premiums	Restricted Stock Dividends	Automobile Allowance	Professional and Civic Organizational/Country Club Dues	Deferred Income Contribution	Gross Up	Retirement Gift	Total
Mr. Waycaster	$32,280	$2,175	$42,452	$12,000	$4,260	$—	$364	$—	$93,531
Mr. Chapman	32,280	1,281	33,863	12,000	4,260	—	364	—	84,048
Mr. McGraw	32,280	403	36,489	15,600	10,248	5,458	13,056	63,259	176,793
Mr. Morgan	7,063	189	12,041	12,000	3,852	—	21	—	35,166
Mr. Cochran	32,280	1,319	23,936	12,000	7,152	—	364	—	77,051
Grants of Plan-Based Awards
The following table provides information on performance-based incentive awards made to the named executives for 2019.

2019 PLAN-BASED AWARDS
			Estimated Possible Payouts Under Non-Equity Incentive Plan (PBRP)			Estimated Possible Payouts Under Equity Incentive Plan (2011 LTIP)
Name	Grant Date	Date of Compensation Committee Action	Threshold ($)	Target ($)	Superior ($)	Threshold (#)	Target (#)		Superior (#)	Grant Date Fair Value of Stock Awards ($)
A	B	C	D	E	F	G	H		I	J
Mr. Waycaster	1/1/2019	12/12/2018	350,000	700,000	1,400,000	7,843	11,765	(1)	17,648	355,068
	1/1/2019	12/12/2018				7,843	11,765	(2)	17,648	355,068
	1/1/2019	12/12/2018					11,765	(3)		355,068
Mr. Chapman	1/1/2019	12/12/2018	192,500	385,000	770,000	5,100	7,650	(1)	11,475	230,877
	1/1/2019	12/12/2018				5,100	7,650	(2)	11,475	230,877
	1/1/2019	12/12/2018					7,650	(3)		230,877
Mr. McGraw	1/1/2019	12/12/2018	220,000	440,000	880,000	7,060	10,590	(1)	15,885	319,606
	1/1/2019	12/12/2018				7,060	10,590	(2)	15,885	319,606
	1/1/2019	12/12/2018					15,295	(3)		461,603
Mr. Morgan	1/1/2019	12/12/2018	150,000	300,000	600,000	4,117	6,175	(1)	9,263	186,362
	1/1/2019	12/12/2018				4,117	6,175	(2)	9,263	186,362
	1/1/2019	12/12/2018					6,175	(3)		186,362
Mr. Cochran	1/1/2019	12/12/2018	135,000	270,000	540,000	4,117	6,175	(1)	9,263	186,362
	1/1/2019	12/12/2018				4,117	6,175	(2)	9,263	186,362
	1/1/2019	12/12/2018					6,175	(3)		186,362

(1)	Represents shares subject to performance measures and a one-year performance cycle (more fully described in the CD&A above).

(2)	Represents shares subject to performance measures and a three-year performance cycle (more fully described in the CD&A above).

(3)	Represents shares subject to time-based vesting. Mr. McGraw’s award is subject to a one-year service vesting period; the remaining time-based awards are subject to a three-year service vesting period.

We maintain two performance-based incentive plans: the PBRP, which is our annual cash bonus plan, and the 2011 LTIP, which is our equity incentive plan. For payments and awards under the PBRP and 2011 LTIP that are intended to be performance-based, our compensation committee sets targeted payout levels, reflecting the attainment of threshold, target and superior performance levels. In the table above, Columns D, E and F represent potential cash payouts at each level under the PBRP on the first day of our fiscal year (the first day of the performance cycle); Columns G, H, and I represent potential payouts under the 2011 LTIP at each level expressed in the form of shares of our common stock; Column J reflects the award date fair value at the target level, which we consider the probable outcome, determined in accordance with Topic 718. More information about the performance measures and the factors the compensation committee uses to set threshold, target and superior performance levels and the reason for the time-based award is included in the CD&A.
Outstanding Equity Awards as of December 31, 2019

OUTSTANDING STOCK AWARDS
Name	Number of Securities that have not Vested (#)	Service Period Ends	Market Value of Securities that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Securities that have not Vested (#)	Performance Cycle Ends	Equity Incentive Plan Awards: Market Value of Unearned Securities that have not Vested ($)
A	B		C	D		E
Mr. Waycaster	5,000	1/1/2020	177,100	7,500	12/31/2020	265,650
	7,500	1/1/2021	265,650	11,765	12/31/2021	416,716
	11,765	1/1/2022	416,716
Mr. Chapman	4,000	1/1/2020	141,680	5,000	12/31/2020	177,100
	4,000	5/1/2020	141,680	7,650	12/31/2021	270,963
	5,000	1/1/2021	177,100
	7,650	1/1/2022	270,963
Mr. McGraw	15,295	1/1/2020	541,749	9,000	12/31/2020	318,780
				10,590	12/31/2021	375,098
Mr. Morgan	6,175	1/1/2022	218,719	6,175	12/31/2021	218,719
Mr. Cochran	4,000	1/1/2020	141,680	4,000	12/31/2020	141,680
	4,000	1/1/2021	141,680	6,175	12/31/2021	218,719
	6,175	1/1/2022	218,719
Stock Awards. Columns B and C reflect time-based awards; the columns include one-year time-based awards that will vest on the first business day of 2020 and three-year time-based awards. The value of these awards is based on the per share market value of our common stock on December 31, 2019, which was $35.42 per share. Columns D and E in the table above include information about our performance-based awards with performance cycles ending after December 31, 2019. The value of our performance-based awards was determined using the per share market value of our common stock on December 31, 2019, $35.42 per share, and the number of shares equal to a target award. More information about our time and performance-based restricted stock awards, including their respective vesting dates and performance cycles, can be found in the CD&A above under the heading “Compensation Decisions made in 2019,” paragraph labeled “Equity Awards.”
Unexercised Options. No stock options were held by our named executives as of the end of 2019.

Option Exercises and Vested Restricted Stock

	Restricted Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
A	B	C
Mr. Waycaster	15,735	538,696
Mr. Chapman	15,456	532,134
Mr. McGraw	24,013	781,315
Mr. Morgan	6,422	227,467
Mr. Cochran	9,922	332,800
The table above includes information about restricted stock awards that vested during our 2019 fiscal year, including those with a performance cycle ending on December 31, 2019. No options were exercised by our named executives during 2019.
For Mr. Waycaster, the amount included in Column B reflects 3,500 shares of his time-based restricted stock awards that vested as of January 1, 2019, and 12,235 shares of his performance-based restricted stock awards having a performance cycle that ended on December 31, 2019. The value of Mr. Waycaster’s restricted stock awards, Column C in the table above, is based on the per share market value of our common stock as of December 31, 2018, which was $30.18, for his time-based award of 3,500 shares, and the per share market value of our common stock as of December 31, 2019, which was $35.42, for his performance-based award of 12,235 shares.
For Mr. Chapman, the amount included in Column B reflects 3,500 shares of his time-based restricted stock awards that vested as of January 1, 2019, 4,000 shares of his time-based restricted stock awards that vested as of May 1, 2019 and 7,956 shares of his performance-based restricted stock awards having a performance cycle that ended on December 31, 2019. The value of Mr. Chapman’s restricted stock awards, Column C in the table above, is based on the per share market value of our common stock as of December 31, 2018, which was $30.18, for his time-based award of 3,500 shares, the per share market value of our common stock as of April 30, 2019, which was $36.25, for his time-based award of 4,000 shares, and the per share market value of our common stock as of December 31, 2019, which was $35.42, for his performance-based award of 7,956 shares.
For Mr. McGraw, the amount included in Column B reflects 13,000 shares of his time-based restricted stock awards that vested as of January 1, 2019 and 11,013 shares of his performance-based restricted stock awards having a performance cycle that ended on December 31, 2019. The value of Mr. McGraw’s restricted stock awards, Column C in the table above, is based on the per share market value of our common stock as of December 31, 2018, which was $30.18, for his time-based award of 13,000 shares, and the per share market value of our common stock as of December 31, 2019, which was $35.42, for his performance-based award of 11,013 shares.
For Mr. Morgan, the amount included in Column B reflects 6,422 shares of his performance-based restricted stock awards having a performance cycle that ended on December 31, 2019. The value of Mr. Morgan’s restricted stock awards, Column C in the table above, is based on the per share market value of our common stock as of December 31, 2019, which was $35.42, for his performance-based award of 6,422 shares.
For Mr. Cochran, the amount included in Column B reflects 3,500 shares of his time-based restricted stock awards that vested as of January 1, 2019 and 6,422 shares of his performance-based restricted stock having a performance cycle that ended on December 31, 2019. The value of Mr. Cochran’s restricted stock awards, Column C in the table above, is based on the per share market value of our common stock as of December 31, 2018, which was $30.18, for his time-based award of 3,500 shares, and the per share market value of our common stock as of December 31, 2019, which was $35.42, for his performance-based award of 6,422 shares.
Equity Compensation Plan Information
The table below reports outstanding options, warrants and rights granted under plans approved by our shareholders and plans or arrangements that were not approved by our shareholders, as of December 31, 2019. These plans and arrangements are:

•
Shareholder-Approved Plans: We have two shareholder-approved equity compensation plans: (1) the 2011 LTIP and (2) our 2001 Long-Term Incentive Plan, which expired on October 8, 2011. No further grants or other awards may be made under the 2001 plan and, if our shareholders approve the 2020 LTIP, no further grants or awards will be made under the 2011 LTIP. As of December 31, 2019, an aggregate of 616,657 shares of unvested restricted stock and options to purchase an aggregate of 29,250 shares of our common stock remained outstanding under both plans.

•
Non-Shareholder Approved Plans and Arrangements: The only equity compensation plan or arrangement currently in force that was not approved by our shareholders is our DSU Plan. Under this plan, deferred compensation is used to “purchase” units representing shares of our common stock at fair market value. An aggregate of 317,500 shares of Company common stock are reserved for issuance; as of December 31, 2019, units representing an aggregate of 268,958 shares of common stock were allocated to accounts, some of which has been distributed in the form of common stock.

	Equity Compensation Plan Information (at December 31, 2019)
Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights(1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities in column (a))
Equity compensation plans approved by security holders	29,250	$15.86	448,151
Equity compensation plans not approved by security holders	—	—	48,541
Total	29,250	$15.86	496,692

(1)	Does not take into account units allocated under the DSU Plan.
Pension Benefits

PENSION BENEFITS FOR 2019
Name	Type of Plan	Years of Credited Service	Present Value of Accumulated Benefit	Payments Made in 2019
A	B	C	D	E
Mr. Waycaster	Defined Benefit Pension Plan	18	$272,078	$—
Mr. McGraw	Defined Benefit Pension Plan	23	1,347,332	—
The Bank maintains a tax-qualified defined benefit pension plan, called the Renasant Bank Amended and Restated Pension Plan, under which no participants have been added, no additional benefits have been earned and no additional service has been credited since December 31, 1996. Of our named executives, only Mr. Waycaster and Mr. McGraw participated in and have accrued benefits under the pension plan. Years of credited service included in Column C in the table above reflect service determined as of December 31, 1996; the accumulated benefits included in Column D in the table above reflect the present value, at December 31, 2019, of benefits earned as of December 31, 1996. The benefits of Mr. Waycaster and Mr. McGraw have fully vested, and they have satisfied the age and service conditions necessary for retirement.
Information about the valuation methods and assumptions we used to determine the accumulated benefits included under the pension plan reflected in Column D in the table above may be found in Note 14, “Employee Benefit and Deferred Compensation Plans,” in the Notes to Consolidated Financial Statements in Item 8, Financial Statements and Supplementary Data, of our Annual Report on Form 10-K for the year ended December 31, 2019.

Non-Qualified Deferred Compensation

DEFERRED INCOME PLAN
Name	2019 Contributions by Executive	2019 Contributions by Company	Aggregate Earnings	Aggregate Distributions	Balance as of Dec. 31, 2019
A	B	C	D	E	F
Mr. Waycaster	$1,200	$—	$3,898	$—	$88,454
Mr. Chapman	—	—	643	1,576	3,725
Mr. McGraw	10,400	5,458	40,002	—	851,475
Mr. Cochran	6,000	—	4,432	—	102,971
The table above includes information about the participation of our named executives in our Deferred Income Plan, which is a non-qualified voluntary deferral plan under which only Messrs. Waycaster, McGraw and Cochran made deferrals during 2019. Mr. Morgan does not participate in the Deferred Income Plan. Column B in the table above includes the voluntary deferrals made by each participating executive; these amounts are also included in the “Salary” column of the 2019 Summary Compensation Table. As required under Mr. McGraw's employment agreement, we made a contribution to the Deferred Income Plan for Mr. McGraw, reflected in Column C in the table above, the value of which is also reported in the “All Other Compensation” column of the 2019 Summary Compensation Table. Column D in the table above includes the earnings on plan balances. Earnings in 2019 for Mr. Waycaster, Mr. Chapman, Mr. McGraw and Mr. Cochran included “above-market earnings” in the amounts of $1,386, $182, $15,960 and $1,574, respectively. Above-market earnings are also included in the “Changes in Pension Value and Non-qualified Deferred Compensation Earnings” column of the 2019 Summary Compensation Table. Column F in the table above is each executive’s balance in the Deferred Income Plan as of December 31, 2019, which is comprised of aggregate deferrals and aggregate earnings over the period of participation, and for Mr. McGraw, our annual contribution to his account, all of which has been reported in the summary compensation tables for 2019 and prior years. A more complete description of our Deferred Income Plan can be found in the CD&A under the heading “Compensation Committee Practices” in the paragraph titled “Benefits and Perquisites.”

DEFERRED STOCK UNIT PLAN
Name	2019 Contributions by Executive	2019 Contributions by Company	Aggregate Earnings	Aggregate Distributions	Balance as of Dec. 31, 2019
A	B	C	D	E	F
Mr. Waycaster	$—	$—	$106	$—	$2,465
Mr. McGraw	7,800	—	6,229	—	175,346
Mr. Morgan	377,000	—	1,715	—	378,715
Mr. Cochran	—	—	1,081	—	27,104
The table above includes information about the participation of our named executives in our DSU Plan, which is a non-qualified voluntary deferral plan under which only Messrs. McGraw and Morgan made deferrals during 2019. Mr. Chapman does not participate in the DSU Plan. Amounts deferred under the DSU Plan are invested in units, each representing a share of our common stock. Dividend equivalents are credited as and when cash dividends are paid by us and then notionally reinvested in additional units. Column B in the table above includes voluntary deferrals made by each participating executive during 2019; these amounts are also included in either the “Salary” column or the “Non-Equity Incentive Plan Compensation” column of the 2019 Summary Compensation Table. Column D in the table above includes the value of dividend equivalents credited during 2019. Column F in the table above is each participating executive’s plan balance as of December 31, 2019, which represents the balance of accumulated deferrals and any dividend equivalents not yet notionally reinvested in units, all of which has been reported as compensation in the summary compensation tables for 2019 and prior years. A more complete description of our DSU Plan can be found above in the CD&A under the heading “Compensation Committee Practices” in the paragraph titled “Benefits and Perquisites.”
CEO Pay Ratio
General. As required by Section 953(b) of the Dodd-Frank Act, we are providing information about our “CEO pay ratio,” which refers to the relationship between the annual total compensation of our principal executive officer, Mr. Waycaster, and the median annual total compensation of our employees. The comparison is based on the compensation we pay our “median employee,” an individual who receives compensation that is greater than one-half of our employees and compensation that is less than one-half, excluding Mr. Waycaster for this purpose. The comparison is expressed as a ratio, indicating the number of times Mr. Waycaster’s annual total compensation exceeds the annual total compensation of our median employee. For 2019:

•	Mr. Waycaster’s annual total compensation (including health insurance premiums) was $2,348,617.

•	The annual total compensation of our median employee (including health insurance premiums) was $61,302; our median employee works as a mortgage loan processor at one of our Mississippi locations.

•	The ratio of Mr. Waycaster’s annual total compensation to the annual total compensation of our median employee was 38.3 to 1 (this ratio as the “CEO pay ratio”).
Identifying our Median Employee. As explained above, our median employee is the individual whose compensation is greater than one-half of our employees and less than one-half, excluding Mr. Waycaster. SEC rules require a company to identify its median employee only once every three years unless there is a material change to the company’s employee population or compensation arrangements that would significantly affect the pay ratio disclosure as compared to the prior year. For 2019, we did not engage in any acquisitions involving a significant number of employees and made only minor changes to our compensation arrangements. We have determined that none of the changes were likely to significantly affect the pay ratio disclosure for 2019 as compared to 2018's disclosure, and we have used the median employee identified in 2018 for purposes of this year’s pay ratio calculations.
In identifying the specific individual whom we considered our median employee in 2018:

•
We first determined our employees as of December 31, 2018. Full-time, part-time, seasonal and temporary employees, and employees who joined us when we completed the Brand acquisition on September 1, 2018, were included, but independent contractors, leased employees and similar workers were not. On December 31, 2018, our total employee population was 2,432, and the number of independent contractors, leased employees and similar workers was not material.

•
We then “ordered” our employees based on a consistently-applied, representative measure of compensation, which was the total cash compensation paid to each employee. We adjusted these amounts by annualizing the compensation for full-time and part-time individuals who were employed on December 31, 2018 but did not work the entire year, including former Brand employees who joined us when we completed the acquisition. No full-time equivalent adjustments were made for part-time individuals, and we did not annualize the compensation of any temporary or seasonal employees.

Calculation of the CEO Pay Ratio. The CEO pay ratio compares the annual total compensation of Mr. Waycaster to the annual total compensation of our median employee. For this comparison, we are required to calculate Mr. Waycaster’s “annual total compensation” as the amount we reported in the “Total” column of the 2019 Summary Compensation Table above, which we elected to increase by the value of the insurance premiums we paid for coverage under our medical and dental plans in the amount of $7,054.
We calculated the annual total compensation of our median employee as if the amount would be reported in the “Total” column of the 2019 Summary Compensation Table, also increased by the value of the insurance premiums we paid for coverage under medical and dental plans in the amoount of $5,180. This amount is different (greater) than the amount of our median employee’s total cash compensation because it includes some non-cash items, such as the value of our contributions to the 401(k) plan, payroll deductions for deferrals to our 401(k) plan and insurance premiums and our insurance premium payments. We calculated the annual total compensation of our median employee on this basis because it permits us to more accurately compare the total compensation this employee received to the total compensation Mr. Waycaster received.
Payments and Rights on Termination or Change in Control
General. Our named executives may receive compensation in the event of termination of employment. The compensation is payable under the terms of the employment agreements we have entered into with each of our named executives and under individual awards made under the 2011 LTIP. The amount, nature and availability of compensation generally depends upon the circumstances of termination, which may include:

•	Termination by the Company for cause;

•	Retirement or other voluntary termination;

•	Death or disability;

•	Termination by the Company without cause or a named executive’s constructive termination;

•	Termination in connection with a change in control; or

•	The expiration of an employment agreement.
More information about the compensation our named executives may receive in each of these circumstances is summarized below. The amount of compensation included in the tables below is based on the stated assumptions; it is important to note that the actual compensation received by an executive will be contingent upon a number of factors that are presently indeterminable, such as the date of termination, the circumstances giving rise to termination, base salary at the time of termination, the performance of the Company in the year of termination, the specific terms of any employment agreement in effect at the time of termination, and the specific terms of any individual grant or award made under our PBRP or 2011 LTIP. The descriptions below are based on our agreements in effect as of December 31, 2019, which may be different at the time of an executive’s termination.
Employment Agreements. The Company entered into an employment agreement with Mr. McGraw, effective as of January 1, 2008, which was amended in 2018 and in 2019 to reflect our succession plan. These amendments reduced his base salary, which resulted in corresponding reductions in certain benefits and other amounts, and included an extension of the term of his agreement, which now expires May 1, 2022. Effective as of January 1, 2016, the Company entered into employment agreements with Messrs. Waycaster, Chapman and Cochran, which were amended, effective January 1, 2018, to increase the amount payable in the event of a change in control or other qualifying separation. We entered into an employment agreement with Mr. Morgan, effective as of September 1, 2018, in connection with our acquisition of Brand. Mr. Morgan’s agreement was amended in November 2019 to memorialize his transition from his position as our chief commercial banking officer to that of our Georgia chairman. Mr. Morgan’s agreement expires on August 31, 2020 unless the parties mutually agree to a renewal. More information about these agreements is provided below.
Unconditional Payments. Regardless of the circumstances of his termination, each of our named executives will receive certain unconditional payments, including (1) earned base salary, (2) any cash bonus for a fiscal year preceding the year in which the termination occurs that has not been paid and (3) vested account balances maintained in our 401(k) plan, pension plan and non-qualified deferred compensation plans. More information about these plans may be found in the CD&A and in the descriptions following the 2019 Summary Compensation Table. We have not otherwise described or quantified these amounts below.
Restrictive Covenants. As consideration for the payments that are described below, each of our named executives has agreed to certain restrictive covenants limiting their activities after separation from employment, generally as follows:

•
Each executive may not solicit our customers and depositors or our employees for two years following his separation for any reason, except that Mr. Morgan’s non-solicitation obligation will expire on May 15, 2021 if prior to that date he is involuntary terminated by us without cause, he separates from service on account of his constructive termination or his employment agreement expires. In addition, Mr. Morgan’s non-solicitation obligations lapse in the event of our change in control.

•
Each executive is subject to a non-competition restriction that begins at the time of his separation. The duration of the restriction is two years for Mr. McGraw. The duration of the restriction for Messrs. Waycaster, Chapman and Cochran is two years for separation following a change in control and one year following other types of separation. For Mr. Morgan, his non-competition obligation expires on November 15, 2020, unless his separation is on account of his involuntary termination by us for cause, his separation other than on account of his constructive termination or the expiration of his employment agreement, in which case he will be subject to a one-year non-competition obligation. In addition, Mr. Morgan’s non-competition obligations lapse in the event of our change in control.

•	Each executive must protect our confidential information and trade secrets indefinitely.
Termination by the Company for Cause. Under the employment agreements with our named executives, no benefits or payments vest or become payable if we terminate the executive for cause, except for the unconditional payments described above or as may be required by law. Certain vested benefits may be forfeited in the event of our termination of employment for cause, including vested options. Generally, “cause” includes an executive’s (1) commission of willful misconduct materially injurious to us, including the improper disclosure of our confidential information, (2) indictment for a felony or a crime involving moral turpitude, (3) willful failure to perform the duties of his position with us, (4) breach of an applicable code of conduct, code of ethics or similar rules adopted by us, (5) a material violation of applicable securities laws, including the Sarbanes-Oxley Act of 2002 or (6) the willful breach of his employment agreement that is not cured after notice.
Retirement or Other Voluntary Termination. A named executive is considered “retired” when he voluntarily separates from employment without cause on or after age 55 and after completing at least ten years of service with Renasant. As of December 31, 2019, Mr. Waycaster, Mr. McGraw and Mr. Cochran had attained age 55 and completed ten years of service and could retire. Except as provided below and the unconditional payments described above, we do not provide our executives with any specific retirement payments or benefits:

•
For eligible employees employed by the Company as of December 31, 2004, including their eligible dependents, we provide access to retiree medical benefits until age 65, and we pay a portion of the premium; only Mr. Waycaster is covered under the plan. If Mr. Waycaster had retired as of December 31, 2019, he would receive contributions towards retiree coverage in an approximate amount of $8,395, representing contributions for Mr. Waycaster and his spouse.

•
If a named executive were to retire during our fiscal year he would receive his annual cash bonus under the PBRP, to the extent that applicable performance measures are achieved, prorated to reflect service prior to retirement.

•
If a named executive were to retire during our fiscal year his performance-based restricted stock awards will be settled at the end of the applicable performance cycles, to the extent that applicable performance measures are achieved, prorated to reflect service before retirement.

•	Time-based restricted stock awards will be prorated based on actual service prior to retirement and vest.
If a named executive voluntarily terminates his employment before retirement, he receives no specific payments or benefits, other than the unconditional payments described above and benefits that may be required by law.
Death or Disability. If a named executive dies or becomes disabled while employed by us, he will receive the unconditional payments described above and one or more of the following:

•
For all of our officers, including our named executives, we provide life insurance protection in an amount equal to 250% of each officer’s base salary, subject to medical underwriting if the amount of the coverage exceeds $600,000.

•
Each of our named executives, other than Mr. McGraw, will receive a cash bonus under the PBRP, to the extent that performance measures are achieved during the applicable performance cycle in which his death or disability occurs, prorated to reflect the period of service. Mr. McGraw will receive the amount of his target bonus, prorated to reflect his period of service.

•
For our named executives, other than Mr. McGraw, each executive’s performance-based restricted stock awards will vest at the end of the applicable performance cycle to the extent that the performance measures are achieved, prorated to reflect the period of service during the applicable cycle. For any performance-based restricted stock award made in the year of his death or disability, Mr. McGraw will receive his target award, prorated to reflect his period of service during the performance cycle. All other performance-based restricted stock awards will vest at the end of the applicable performance cycles based on actual performance, prorated to reflect Mr. McGraw’s service during the cycles.

•	Each executive’s time-based restricted stock award will be prorated for service rendered before his death or disability and vest.

•	Messrs. Waycaster and McGraw, who participate in our Deferred Income Plan, will receive a preretirement death benefit from the plan in the event either should die while employed by us.
Involuntary Termination Without Cause or Constructive Termination. Under our employment agreements with Messrs. Waycaster, Chapman, Morgan and Cochran, if any of them is involuntarily terminated by us without cause or in the event of a constructive termination, he will receive the unconditional payments described above and:

•	A cash payment equal to his annualized base salary for the remainder of the current term of the agreement, but not less than 12 months;

•	His target bonus prorated to reflect service during the performance cycle prior to his termination;

•	His performance-based restricted stock awards, which will be determined at the end of the performance cycle and prorated to reflect service prior to his termination;

•	His time-based restricted stock awards, which will be prorated to reflect service prior to his termination and vest; and

•
We will pay premiums for the continuation coverage available to him and his eligible dependents under Section 4980B of the Internal Revenue Code, commonly referred to as “COBRA,” up to a maximum period of 18 months.

Under our employment agreement with Mr. McGraw, if he is involuntarily terminated by us without cause or in the event of his constructive termination, he will receive the unconditional payments described above and:

•	He will receive a cash payment equal to two times his annualized base salary and the amount of his target bonus.

•
His performance-based restricted stock award with a one-year performance cycle and any other performance based award made in the year of his termination will vest at target; all other performance-based restricted stock awards will vest at the end of the applicable performance cycle based on actual performance, prorated to reflect his period of service during the cycle.

•	He will receive his time-based restricted stock award, which will be prorated to reflect his service prior to his termination.

•	We will pay COBRA continuation coverage premiums for the period of continuation coverage available to him and his eligible dependents.
The employment agreement for each of our named executives includes substantially the same definition of the events that constitute “constructive termination”: (1) a material reduction in the executive’s base salary or his authority, duties or responsibilities, (2) our material breach of the terms of the agreement, (3) an attempt to require the executive to engage in an illegal act (or to illegally fail to act) or (4) the relocation of the executive more than 30 miles from where he currently works (50 miles for Mr. Morgan). Upon the occurrence of an event constituting a constructive termination, the executive must promptly provide notice to us, and we must be provided a reasonable opportunity to “cure” the constructive termination event. If we fail to reasonably cure the event, the executive must promptly separate from employment thereafter.
Change in Control. All change in control payments under our employment agreements are contingent on a “double trigger,” which requires both the consummation of a change in control and a subsequent termination of employment during the 24-month period following the change in control. The termination of employment must be by us without cause or a constructive termination initiated by an executive. The term “change in control” generally refers to (1) the acquisition by an unrelated person of not less than 50% of our common stock, (2) the sale of all or substantially all of our assets, (3) a merger in which we are not the surviving entity or (4) a change in a majority of the members of our board of directors that occurs within a specified period. Our employment agreements provide for the following cash payments in the event of a change in control:

CASH PAYMENTS CHANGE IN CONTROL PROVISIONS
	Messrs. Waycaster and McGraw	Messrs. Chapman, Morgan and Cochran
Cash Payment	2.99 X the sum of (1) base salary and (2) average bonus paid during the two years preceding change in control	2.5 X the sum of (1) base salary and (2) average bonus paid during the two years preceding change in control
COBRA continuation coverage premiums	Maximum of 18 months for each executive and his eligible dependents
Tax Gross Up	None; all payments subject to cutback
Excess compensation payable on account of a change in control may constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, referred to as “Section 280G.” Parachute payments subject the recipient to a 20% excise tax and cause the loss of our Federal income tax deduction. Our named executives are all subject to cutback provisions, which would reduce any compensation due on account of a change in control to the extent necessary to avoid the imposition of the excise tax and the loss of our deduction.

In addition to the cash payments described above, our 2011 LTIP provides with respect to restricted stock awards that (1) performance measures will be deemed satisfied at the target level and (2) all awards will vest as scheduled, with accelerated vesting applicable only in the event of involuntary termination without cause or a constructive termination, either occurring within the 24-month period following a change in control.
Expiration of Employment Agreement. The employment agreements with each of our named executives other than Mr. Morgan will expire when either party gives timely notice to the other that the agreement will not be renewed. Mr. Morgan's employment agreement expires on August 31, 2020, unless the parties mutually agree to extend the term for additional one-year periods. As described below, agreements with our named executives may provide for the payment of compensation in the event of expiration.

•
If before January 1, 2021 we provide notice of non-renewal to any of Messrs. Waycaster, Chapman or Cochran and his employment then ceases, he will receive the compensation and benefits due in the event of a constructive termination, as described above. If we provide notice of non-renewal after January 1, 2021 or if either of Messrs. Chapman, Waycaster or Cochran provides notice of non-renewal at any time, no additional amount is due under the agreement.

•
If Mr. McGraw’s employment agreement expires and his employment ceases, he will receive his target bonus for the year of expiration, and his restricted stock awards will be settled as if he had retired (as described above).

•
If Mr. Morgan’s employment agreement expires, he will receive the compensation and benefits due in the event of a constructive termination, as described above, except that he will not receive a cash payment equal to his annualized base salary and prorated target bonus.

Potential Payments at Termination or Change in Control. The following tables set forth the value of post-employment payments that are not generally available to all employees or to all officers, determined as of December 31, 2019. The tables do not include the value of any unconditional payments, including account balances in our non-qualified deferred compensation plans, 401(k) plan and pension plan (as to Messrs. McGraw and Waycaster). We have included amounts payable under our employment agreements and 2011 LTIP awards for death, disability, termination without cause/constructive termination, termination in connection with a change in control and payments due on the expiration of an agreement. Unless otherwise noted, amounts included in the tables below are based on the following:

•	For payouts under the PBRP, we have included the actual payout for 2019, regardless of the reason for the payout.

•
For one-year time-based restricted stock awards, we have included the full value of the award, regardless of the reason for payout. For three-year time based restricted stock awards, we have included the value of a prorated award, except in the event of a change in control. In the event of a change in control, we have assumed that the double trigger was satisfied as of December 31, 2019, and we have included the full value of the three-year time based awards.

•
For one-year performance-based restricted stock awards, we have included the actual payout determined at the end of the performance cycle, December 31, 2019, except that we have included the target payout in the event of a change in control. For three-year performance-based restricted stock awards, we have assumed a payout at target and prorated the award, except in the event of a change in control. In the event of a change in control, we have assumed that the double trigger was satisfied as of December 31, 2019; payouts are reported at target.

•	The value of our stock on December 31, 2019 was $35.42 per share.

Mr. Waycaster

	Disability	Death	Termination Without Cause/Constructive Termination	Change in Control(1)	Expiration of Agreement
Cash Payments	$439,533	$439,533	$1,452,575	$3,738,973	$1,452,575
Awards of performance-based restricted stock	723,169	723,169	723,169	1,059,783	723,169
Awards of time-based restricted stock	493,105	493,105	493,105	859,466	493,105
COBRA Premiums (18 months)	—	—	23,610	23,610	23,610
Death Benefit	—	337,725	—	—	—
Total	$1,655,807	$1,993,532	$2,692,459	$5,681,832	$2,692,459

(1)	The amount reported above is subject to reduction in the event Mr. Waycaster’s aggregate payments would exceed the threshold determined under Section 280G.
Mr. Chapman

	Disability	Death	Termination Without Cause/Constructive Termination	Change in Control(1)	Expiration of Agreement
Cash Payments	$241,743	$241,743	$975,563	$2,205,561	$975,563
Awards of performance-based restricted stock	472,723	472,723	472,723	692,826	472,723
Awards of time-based restricted stock	444,521	444,521	444,521	731,423	444,521
COBRA Premiums (18 months)	—	—	44,359	44,359	44,359
Total	$1,158,987	$1,158,987	$1,937,166	$3,674,169	$1,937,166

(1)	The amount reported above is subject to reduction in the event Mr. Chapman’s aggregate payments would exceed the threshold determined under Section 280G.
Mr. McGraw

	Disability(1)	Death(1)	Termination Without Cause/Constructive Termination(2)	Change in Control(3)	Expiration of Agreement
Cash Payments	$440,000	$440,000	$1,540,000	$3,835,928	$440,000
Awards of performance-based restricted stock	681,210	681,210	931,276	1,021,816	681,210
Awards of time-based restricted stock	541,749	541,749	541,749	541,749	541,749
COBRA Premiums (18 months)	—	—	28,505	28,505	28,505
Death Benefit	—	1,001,936	—	—	—
Total	$1,662,959	$2,664,895	$3,041,530	$5,427,998	$1,691,464

(1)
Mr. McGraw would receive his one-year time-based restricted stock award, a payout of his target bonus, and his performance-based restricted stock award made in the year of his death or disability at target, prorated to reflect his period of service.  Other performance-based restricted stock awards would be settled at the end of the applicable performance cycle based on actual performance (target in the table above), prorated to reflect service during the cycle.

(2)
In the event of termination without cause or a constructive termination, Mr. McGraw would receive a cash payment equal to two times his base salary and his target bonus. He would also receive his time-based restricted award and his performance-based restricted stock award made in the year of his termination at target.  Other performance-based restricted stock awards would be settled at the end of the applicable performance cycle based on actual performance (target in the table above), prorated to reflect service during the cycle.

(3)
As of December 31, 2019, Mr. McGraw would receive a cash payment calculated as 2.99 times his base salary and average bonus, his time-based restricted stock award and his performance-based restricted stock awards at target; the amount reported above is subject to reduction in the event his aggregate payments would exceed the threshold determined under Section 280G.

Mr. Morgan

	Disability	Death	Termination Without Cause/Constructive Termination	Change in Control(1)	Expiration of Agreement
Cash Payments	$188,371	$188,371	$686,581	$1,716,453	$—
Awards of performance-based restricted stock	300,373	300,373	300,373	437,437	300,373
Awards of time-based restricted stock	72,906	72,906	72,906	218,719	72,906
COBRA Premiums (18 months)	—	—	34,446	34,446	34,446
Total	$561,650	$561,650	$1,094,306	$2,407,055	$407,725

(1)	The amount reported above is subject to reduction in the event Mr. Morgan’s aggregate payments would exceed the threshold determined under Section 280G.
Mr. Cochran

	Disability	Death	Termination Without Cause/Constructive Termination	Change in Control(1)	Expiration of Agreement
Cash Payments	$169,534	$169,534	$748,641	$1,794,266	$748,641
Awards of performance-based restricted stock	380,853	380,853	380,853	558,157	380,853
Awards of time-based restricted stock	309,040	309,040	309,040	502,079	309,040
COBRA Premiums (18 months)	—	—	36,526	36,526	36,526
Total	$859,427	$859,427	$1,475,060	$2,891,028	$1,475,060

(1)	The amount reported above is subject to reduction in the event Mr. Cochran’s aggregate payments would exceed the threshold determined under Section 280G.

REPORT OF THE AUDIT COMMITTEE
The information provided in this section shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to its proxy regulations or to the liabilities of Section 18 of the Exchange Act. The information provided in this section shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.
The audit committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the preparation, consistency and fair presentation of the financial statements, the accounting and financial reporting process, the systems of internal control, and the procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Management is also responsible for its assessment of the design and effectiveness of our internal control over financial reporting. Our independent registered public accountants are responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB, to obtain reasonable assurance that our consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of the financial statements of the Company with U.S. generally accepted accounting principles. The internal auditors are responsible to the audit committee and the board of directors for testing the integrity of the financial accounting and reporting control systems and such other matters as the audit committee and the board of directors determine.
In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 31, 2019 and management’s assessment of the design and effectiveness of our internal control over financial reporting as of December 31, 2019. The discussion addressed the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The committee reviewed and discussed with the independent registered public accountants their judgments as to the quality of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards including, without limitation, the matters required to be discussed by applicable requirements of the PCAOB. In addition, the committee received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the PCAOB regarding the independent registered public accountants’ communications with the audit committee concerning independence, discussed with the independent registered public accountants their independence from management and the Company, and considered the compatibility of non-audit services with such independence.
The committee discussed with our internal auditors and independent registered public accountants the overall scope and plans for their respective audits. The committee met with the internal auditors and independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The committee held 17 meetings during 2019.
In reliance upon the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board has approved) that the audited financial statements and the report on management’s assessment of internal control over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the Securities and Exchange Commission.
Audit Committee:

John T. Foy, Chairman	Marshall H. Dickerson, Vice Chairman
Connie L. Engel	Michael D. Shmerling
Sean M. Suggs
February 26, 2020

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The audit committee has appointed HORNE LLP to serve as our independent registered public accountants for the 2020 fiscal year. A representative of HORNE LLP is expected to attend the annual meeting. If present, the representative will have the opportunity to make a statement and will be available to respond to appropriate questions. HORNE LLP has served as our independent registered public accountants and audited our financial statements since 2005.
Fees related to services performed for us by HORNE LLP with respect to fiscal years 2019 and 2018 are as follows:

	2019	2018
Audit Fees(1)	$756,400	$814,900
Audit-related Fees(2)	37,150	36,100
Tax Fees	—	—
All Other Fees	—	—
Total	$793,550	$851,000

(1)
Audit fees included fees and expenses associated with the audit of our annual financial statements, the reviews of the financial statements in our quarterly reports on Form 10-Q and regulatory and statutory filings.

(2)	Audit-related fees primarily included fees and expenses associated with the audits of the financial statements of certain employee benefit plans and other required procedures.
In accordance with the procedures set forth in its charter, the audit committee pre-approves all auditing services and permitted non-audit services (including the fees and terms of those services) to be performed for us by our independent registered public accountants prior to their engagement with respect to such services, subject to the de minimis exceptions for non-audit services permitted by the Exchange Act, which are approved by the audit committee prior to the completion of the audit. For fiscal years 2019 and 2018, none of the fees listed under Audit-related Fees were covered by the de minimis exception. The chairman of the audit committee has been delegated the authority by the committee to pre-approve the engagement of the independent registered public accountants when the entire committee is unable to do so. The chairman must report all such pre-approvals to the entire audit committee at the next committee meeting.

VOTING YOUR SHARES
Record Date; Shares Outstanding
The board of directors has fixed the close of business on Friday, February 21, 2020, as the record date for our annual meeting. Only shareholders of record on that date are entitled to receive notice of and vote at the annual meeting. As of the record date (February 21, 2020), our only outstanding class of securities was common stock, $5.00 par value per share. On that date, 150,000,000 shares were authorized, of which 56,562,634 shares were outstanding, held by approximately 15,492 shareholders.
Voting
Each share is entitled to one vote on each matter considered at the meeting. A shareholder may vote by proxy, whether or not he or she attends the annual meeting. Shareholders may vote by proxy:

•	Using the internet, at www.proxyvote.com. To vote via the internet, you will need the control number that is included on the Notice or proxy card that was mailed to you, as applicable.

•	Using a toll free telephone number, at 800-690-6903. You will need the control number that is included on the Notice or proxy card that was mailed to you, as applicable.

•	By completing and mailing your proxy card to the address included on the card, if you received a paper copy of the proxy statement and proxy card.
A shareholder may also vote in person by ballot at the meeting, but only if you are a record holder of our stock or you obtain a broker representation letter from your bank, broker or other record holder and you bring proof of your identity to the meeting.
If you would like to attend the annual meeting in person and need driving directions, please contact Mark W. Jeanfreau, our Secretary, by e-mail to mark.jeanfreau@renasant.com or by phone at (662) 680-1445.
Quorum
A “quorum” must be present to hold our annual meeting. The presence, in person or by proxy, of a majority of the votes entitled to be cast at the annual meeting is a quorum. Once shares are represented for any purpose at the annual meeting, they are considered present for purposes of determining whether a quorum is present for the remainder of the meeting and for any adjournment, unless a new record date is set for the adjourned meeting.
How Votes are Counted
Proxies. The shares voted by proxy will be voted as instructed at the annual meeting, including any adjournments or postponements of the meeting. If a signed proxy card is returned with no voting instructions, the proxy holders will exercise their discretionary authority to vote the shares represented by the proxy as follows:

•	“FOR” the election of nominees Gary D. Butler, Marshall H. Dickerson, R. Rick Hart, Richard L. Heyer, Jr. and Michael D. Shmerling as Class 3 directors;

•	“FOR” the approval of the Renasant Corporation 2020 Long-Term Incentive Compensation Plan;

•	“FOR” the adoption of the non-binding advisory resolution approving the compensation of our named executive officers; and

•	“FOR” the ratification of the appointment of HORNE LLP as our independent registered public accountants for 2020.
Street Name. For shares held in a broker’s name (sometimes called “street name” or “nominee name”), you must provide voting instructions to your broker. If you do not provide voting instructions, the shares will not be voted on any matter for which the broker does not have discretionary authority to vote (these are generally non-routine matters). A vote that is not cast because instructions are not provided is called a “broker non-vote.” We will treat broker non-votes as shares present for purposes of determining whether a quorum is present, but we will not consider broker non-votes present for purposes of calculating the vote on a particular matter, nor will we count them as a vote FOR or AGAINST a matter or as an abstention on the matter. The ratification of our appointment of our independent registered public accountants is generally considered a routine matter for broker voting purposes, but none of the other proposals to be voted on at the annual meeting are considered routine.
Abstention. Under Mississippi law, an abstention by a shareholder either present in person at the annual meeting or represented by proxy is not a vote “cast” and is not counted “for” or “against” the matter subject to the abstention.
Required Vote for Each Proposal
Directors are elected by plurality vote. Candidates in each class up for election who receive the highest number of votes cast, up to the number of directors to be elected in that class, are elected. For all other proposals, the affirmative vote of a majority of the votes cast is required for approval or ratification.
The board has adopted a “majority voting” policy that applies in an uncontested election of directors. Under this policy, any nominee for director who receives a greater number of “withhold” votes from his or her election than votes “for” election, although still elected as a director, must promptly tender his or her resignation. The board will then determine whether to accept the resignation, and the board’s decision will be publicly disclosed. This policy does not apply in contested elections. More information about our majority voting policy is set forth below in the “Proposals” section under the heading “Proposal 1 - Election of Five Class 3 Directors.”
Shares Held by Renasant 401(k) Plan
On the record date, the Renasant 401(k) plan held an aggregate of 841,913 shares, or 1.49%, of our common stock. If an account in the Renasant 401(k) plan is invested in common stock, those shares are voted by the owner of the account providing instructions to the plan’s trustee, Renasant Bank, who acts as the proxy and votes the shares. If voting instructions are not timely furnished, the trustee votes in a manner that “mirrors” how shares for which it has received instructions are voted.
Solicitation and Revocation of Proxies
Solicitation. Our board of directors is soliciting your proxy. Our directors, officers and employees may solicit proxies by telephone, mail, facsimile, via the internet or by overnight delivery service. The Company bears the cost of proxy solicitation; individuals who are directors, officers and employees do not receive separate compensation for their services. We have also engaged our transfer agent, Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”), to assist in our solicitation of proxies; we do not pay additional compensation to Broadridge for this service. We also reimburse banks, brokerage firms and other persons representing beneficial owners of our common stock for reasonable expenses incurred to forward proxy materials to our beneficial owners.
Revocation. A proxy may be revoked at any time before it is voted. To revoke a proxy:

•	Provide written notice of revocation to our Secretary before the annual meeting;

•	Provide a proxy dated later than your previous proxy either by telephone or on the internet;

•	Deliver a signed proxy card dated later than your previous proxy; or

•
Appear in person and vote at the annual meeting, if you are the record owner of our stock or you obtain a broker representation letter from your bank, broker or other record holder of our common stock.

Written notice of the revocation of a proxy should be delivered to the following address:
Renasant Corporation
Attn: Secretary
209 Troy Street
Tupelo, Mississippi 38804-4827
Any change to voting instructions previously provided to the trustee of our 401(k) plan must be received at least one business day before the annual meeting to be given effect.

PROPOSALS
Proposal 1 - Election of Five Class 3 Directors
Class 3 Nominees. The board has nominated Gary D. Butler, Marshall H. Dickerson, R. Rick Hart, Richard L. Heyer, Jr. and Michael D. Shmerling for election as Class 3 directors. The five Class 3 directors to be elected at our annual meeting will serve a three-year term, or until the 2023 annual meeting, except for Mr. Hart. To continue to serve after our 2021 annual meeting Mr. Hart must receive a waiver of the requirement under our retirement policy that he resign because he will have reached age 72 before the date of the 2021 annual meeting. Biographical information about each nominee for election other than Gary D. Butler may be found in the section “Board Members and Compensation” under the heading “Members of the Board of Directors.” Biographical information for Dr. Butler follows. If for any reason a nominee is not available as a candidate for director, an event that the board of directors does not anticipate, the proxy holders will vote, in their discretion, for another candidate nominated by the board.
Biographical Information for Gary D. Butler, Ph. D. Dr. Butler, 49, is the founder, chairman and chief executive officer of Camgian Microsystems Corporation, which is a recognized leader in developing advanced information technologies that leverage innovations in the areas of signal processing, data analytics and artificial intelligence. Dr. Butler also serves on the Vanderbilt University School of Engineering Board of Visitors. He has served as a director of the Bank since April 2019.
Dr. Butler leads a company on the cutting-edge of developing advanced information processing technologies that deliver decision support capabilities in the national security and finance sectors. We believe his background in algorithms and artificial intelligence will be invaluable to us as we develop strategies to leverage data collected in our daily operations. Also, Dr. Butler’s expertise in internet and wireless communication-related matters will enhance our board’s ability to oversee and advise on our strategies with respect to information technology, business continuity planning and cybersecurity. Finally, in addition to its organic growth, Camgian’s growth has been supported by acquisition. We believe that Dr. Butler’s experience in this regard will enable him to provide valuable insights with respect to the opportunities and risks associated with our mergers and acquisitions activity.
Required Vote; Majority Voting Policy
Directors are elected by a plurality vote; the nominees in each class who receive the highest number of votes cast, up to the number of directors to be elected in that class, are elected. The board has adopted a “majority voting” policy. Under this policy, which applies only in an uncontested election of directors, any nominee for director who receives a greater number of “withhold” votes for his or her election than votes “for” such election, although still elected to the board, must promptly tender to the board his or her resignation as a director. This resignation will become effective upon acceptance by the board. If any resignation is tendered under these circumstances, our nominating committee must consider the resignation and make a recommendation to the board as to whether to accept or reject the director’s resignation. No later than 90 days after the shareholders meeting that resulted in a director being required to submit his or her resignation, the board must consider the recommendation of the nominating committee and act on such resignation.
Both the committee’s recommendation and the board’s decision with respect to a tendered resignation may include a range of alternatives, including acceptance of the resignation, rejection of it or rejection of it coupled with a commitment to address and cure the reasons believed to underlie the “withhold” votes. All relevant factors may be considered by the nominating committee and the board in evaluating whether to accept or reject a director’s resignation. These factors may include the reasons given by shareholders for the “withhold” vote, if known, and the impact on our compliance with SEC and Nasdaq rules and regulations if the director were to no longer serve on the board and the committees on which he or she serves. The director at issue may not participate in the committee’s and the board’s deliberations. The board’s decision will be disclosed in a Current Report on Form 8-K furnished to the SEC promptly after the board arrives at a decision regarding whether to accept or reject the director’s resignation (with the reason(s) for rejecting the resignation, if applicable).

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF
GARY D. BUTLER, MARSHALL H. DICKERSON, R. RICK HART, RICHARD L. HEYER, JR. AND MICHAEL D. SHMERLING AS CLASS 3 DIRECTORS TO THE BOARD OF DIRECTORS.

Proposal 2 - Approval of the Renasant Corporation 2020 Long-Term Incentive Compensation Plan
General
At the 2020 annual meeting, our shareholders will be asked to approve the Renasant Corporation 2020 Long-Term Incentive Compensation Plan (the “2020 LTIP”), which was unanimously adopted, subject to shareholders approval, by our board of directors on February 10, 2020. The 2020 LTIP is intended to replace our 2011 LTIP. The 2020 LTIP:

•	Increases the number of shares of Renasant stock that are available for grant or award;

•	Extends the expiration date of our equity incentive plan from April 2021 to April 2030;

•	Adds restricted stock units, called “RSUs,” and stock appreciation rights, called “SARs,” to the types of equity compensation that may be granted or awarded;

•	Imposes limits and procedures on stock awards for our non-employee directors; and

•	Reflects recent changes in the federal income tax laws related to “performance-based” compensation under Section 162(m) of the Internal Revenue Code.
Purpose of the 2020 LTIP
If approved by our shareholders, the 2020 LTIP will govern the grant or award of equity based compensation to our employees and non-employee directors (we refer to equity compensation granted or award under the 2020 LTIP as “incentives”). As explained more fully in the CD&A, we believe that equity compensation:

•	Aligns the interests of our employees and non-employee directors with the interests of our shareholders;

•	Advances the attainment of key goals and objectives, ultimately increasing shareholder value; and

•	Acts as a recruitment and retention device, ensuring that we can recruit and retain highly qualified employees.
Status of the 2011 LTIP
The 2011 LTIP will expire in April 2021. If our shareholders approve the 2020 LTIP, no further grants or awards will be made under the 2011 LTIP. Awards made before the annual meeting will remain outstanding and will be administered in accordance with their terms. There are 23,750 options outstanding under the 2011 LTIP. An aggregate of 622,033 time-based restricted stock awards are unvested as of the date of this proxy statement, and an aggregate of 194,915 performance-based restricted stock awards (at the target level) are unvested.
As of the date of this proxy statement, an aggregate of 172,288 shares of Renasant stock remained available for grant, award or issuance under the 2011 LTIP. As explained more fully below, the remaining shares have been included in the number of shares of Renasant stock that will be available for grant or award under the 2020 LTIP.
Shares Available
A total of 1,800,000 shares of Renasant stock have been reserved for grant, award or issuance under the 2020 LTIP. An aggregate of 1,627,712 shares are newly-reserved, and 172,288 shares were reserved, but unused, under the 2011 LTIP. The table below provides more information about the calculation of the share reserve.

As of the Date of this Proxy Statement
Number of Shares Authorized Under 2011 LTIP (split adjusted)	1,737,600
Number of Shares Used	1,565,312
Number of Shares Remaining	172,288
Number of Shares Newly Authorized Under 2020 LTIP	1,627,712
Total Shares Reserved under 2020 LTIP	1,800,000

Based on our historical run rate for the last three fiscal years (the rate at which we have made grants and awards under the 2011 LTIP) and the anticipated growth of our business, we estimate that the number of shares reserved under the 2020 LTIP will be sufficient to make grants and awards for approximately 6.57 fiscal years, at which time our shareholders may be asked to approve an amendment to the 2020 LTIP to reserve additional shares.
Plan Governance
Just as in the 2011 LTIP, the 2020 LTIP includes a number of governance provisions that are intended to enhance the alignment of compensation and the delivery of shareholder value:

•	No Repricing - Stock options and SARs may not be repriced without prior shareholder approval;

•
No Discounts - Options and SARs must be granted with an exercise or base price that is not less than the fair market value of our common stock on the date of grant (“fair market value” means the closing sales price of a share of our common stock as reported on Nasdaq as of the date immediately preceding the date value is determined or, if no sales occurred on such date, as of the immediately preceding date on which there were sales);

•	No “Evergreen” Provisions - A specific number of shares of Renasant stock are available for issuance; this number of cannot be increased without the prior approval of our shareholders;

•	Clawback - In the event we are required to restate our financial results, the compensation committee may reduce, forfeit or recover incentives, whether or not vested; and

•
Holding Period - Subject to limited exceptions, our directors and executive officers are required to hold Renasant stock for two years following the date on which an option is exercised or the shares otherwise vest.

New Plan Benefits
Grants and awards under the 2020 LTIP will be made in the discretion of the compensation committee. Because grants and awards are discretionary in nature, we cannot determine the grants and awards that may be made in the future. If the 2020 LTIP had been in effect in 2019, we expect that the grants and awards for the 2019 fiscal year would have been substantially identical to the grants and awards we made under the 2011 LTIP, which for our named executive officers are more fully described above in the “Compensation Tables” section. For our 2019 fiscal year, we also awarded:

•
An aggregate of 69,720 shares of restricted stock having an aggregate award date fair value of $2,104,150 to other executive officers as a group, excluding our named executive officers, and excluding shares issued in connection with our 2019 hiring;

•	An aggregate of 16,563 shares of restricted stock having an aggregate award date fair value of $559,333 to non-employee directors of the Company and the Bank;

•
An aggregate of 195,906 shares of restricted stock having an aggregate award date fair value of $6,185,590 to employees other than our executive officers as a group, excluding shares issued in connection with our 2019 hiring; and

•	An aggregate of 48,848 shares of restricted stock having an aggregate award date fair value of $1,739,650 to newly-hired executives and other employees as a group.
Description of the 2020 LTIP
The following is a summary of the material provisions of the 2020 LTIP. The summary is not a complete description and is qualified in its entirety by the full 2020 LTIP, which is attached to this proxy statement as Appendix A.
Duration. The 2020 LTIP will be effective when it is approved by our shareholders. Unless earlier terminated, the 2020 LTIP will expire on the date of our 2030 annual meeting. At that time, no further grants and awards may be made under the 2020 LTIP, and any outstanding grants and awards will be administered in accordance with their terms.
Eligibility and Participation. Officers and employees of the Company and the Bank are eligible to participate in the 2020 LTIP when designated by the compensation committee, whether individually or by title or class. As of the date of this proxy statement we, the Bank and our other affiliates, employ approximately 2,600 officers and employees. Based on current practice, we anticipate that approximately 200 officers and employees will receive grants and awards.

Non-employee directors of the Company and the Bank - an aggregate of 15 directors (this assumes that Mr. Butler is elected as a Class 3 director and that the number of Class 3 directors is increased to five) - are also eligible to receive awards under the 2020 LTIP (we refer to the officers, employees and directors who will receive incentives under the 2020 LTIP as “participants”).
Types of Incentives. As explained above in the CD&A, our current equity compensation program consists of restricted stock awards, subject to time-based vesting and/or the attainment of performance measures. The 2020 LTIP includes additional types incentives, which were added to provide the compensation committee with flexibility to address changing compensation practices or changes in our industry. The chart below describes all of the incentives that may be granted or awarded under the 2020 LTIP.

Type of Incentive	Description
Stock Options
An option is the right to purchase a fixed number of shares of Renasant stock at a designated exercise price. Options may be granted as non-qualified options or as incentive stock options, or “ISOs” (which are options entitled to favorable federal income tax treatment). The compensation committee sets the terms of each option at the time of grant and determines whether the option will be designated as an ISO. The exercise price cannot be less than the fair market value of Renasant stock on the grant date. The maximum term of an option cannot exceed ten years. Options may be subject to time-based vesting (described below in the paragraph in “Time-Based Vesting”), the attainment of performance measures (described below in the paragraph in “Performance Measures”) or both. The exercise price may be paid in cash, by shares of Renasant stock previously acquired, by broker-assisted cashless exercise or by “netting” (the practice of withholding or “netting” from shares otherwise deliverable Renasant stock with fair market value equal to the exercise price). Until exercised, options do not entitle a participant to the rights of a shareholder.

Stock Appreciation Rights or “SARs”
A SAR entitles the holder to receive appreciation in the fair market value of Renasant stock, measured as the difference between the fair market value of the stock on the grant date (the “base price”) and on the date the SAR is exercised and settled. The compensation committee sets the terms of each SAR at the time of grant. SARs may be exercised following the completion of a time-based vesting period, the attainment of performance measures or both. SARs expire ten years from the date of grant. When exercised, SARs may be settled in the form of shares of our common stock, a cash payment or a combination of shares and cash, as determined by the compensation committee. Until settled in the form of Renasant stock, SARs do not entitle a participant to the rights of a shareholder.

Restricted Stock
Restricted stock is common stock issued subject to restrictions on transfer during a designated time-based vesting period. The shares may also be subject to the attainment of performance measures during a performance cycle that corresponds to the time-based vesting period. During the vesting period or performance cycle, a participant possess the rights of a shareholder, including the right to vote and the right to receive dividends (whether paid in the form of cash or stock), but excluding the right to transfer an award. For restricted stock awards with a vesting period or performance cycle longer than one year, instead of paying of cash dividends, the committee may direct that cash dividends be credited to a bookkeeping account (typically, in a dollar amount, but dividends may be converted to RSUs) that is settled at the end of the vesting period or performance cycle.

Restricted Stock Units or “RSUs”
A RSU is a bookkeeping entry representing a share of our common stock. At the time of award, the compensation committee designates the number of units to be credited to a bookkeeping account established for each participant and the vesting requirements, which may be time-based, subject to the attainment of performance measures or both. During the vesting period or performance cycle, the account is adjusted to reflect dividends (whether paid in the form of stock or cash). At the end of the vesting period or performance cycle, RSUs are settled by the delivery of Renasant stock, a cash payment or both, as determined by the compensation committee. Unless settled in the form of Renasant stock, RSUs do not entitled a participant to the rights of a shareholder.

Plan Administration. The 2020 LTIP is administered by the compensation committee, unless our full board of directors acts instead of the committee. Under the terms of the 2020 LTIP, the committee possesses the discretion to:

•	Designate the officers and employees who will receive grants and awards;

•	Make grants and awards and determine their specific terms and conditions, subject to the limits contained in the plan;

•	Construe and interpret the terms of the plan and related forms and documents and resolve disputes arising under the plan;

•	Delegate to our officers and employees the power to take administrative and other ministerial actions with respect to the plan and incentives granted or awarded under the plan;

•	Amend the terms of an individual incentive once made, except that the committee cannot accelerate an incentive vesting period; and

•	Take any other actions or make any other determinations it deems necessary or appropriate to administer the plan.
Available Shares. As noted earlier, an aggregate of 1,800,000 shares of Renasant stock are reserved for issuance under the 2020 LTIP. The number of available shares is reduced when incentives are granted or awarded or shares of Renasant stock are otherwise issued in connection with incentives. After we grant or award incentives under the 2020 LTIP, the number of available shares may increase by the number of shares of our common stock (1) covered by an incentive that is cancelled or forfeited, (2) tendered to pay the exercise price of an option, (3) withheld to pay taxes or (4) covered by a SAR or RSU that is settled in cash.
In the event of a merger or consolidation, the number and type of shares of our common stock subject to the 2020 LTIP will be exchanged for the number and kind of stock or other equity securities the holders of our common stock receive in the transaction. If the number of shares of our common stock is changed by a stock split, reverse stock split, recapitalization or similar transaction for which we do not receive consideration, the number of shares subject to the 2020 LTIP will be proportionately adjusted to prevent dilution or enlargement. In the circumstances described above, the compensation committee may further adjust the terms of any individual grant or award to prevent its dilution or adjustment.
Limits on Grants and Awards. The 2020 LTIP includes additional limits on grants and awards, which are summarized below:

•	Options covering not more than an aggregate of 600,000 shares of Renasant stock may be granted in the form of ISOs;

•	The maximum number of options or SARs that may be granted to a participant who is an employee cannot exceed 150,000 in any calendar year;

•	The maximum number of shares of restricted stock or RSUs that may be awarded or credited to a participant who is an employee cannot exceed 75,000 in any calendar year; and

•	Non-employee directors of the Company and the Bank cannot receive equity compensation with a fair market value in excess of two times the applicable annual cash retainer.
Time-Based Vesting. When a grant or award is made subject to time-based vesting, it will vest upon the completion of a continuous period of employment, or in the case of a non-employee director, continuous service on our board or the Bank’s board. For employees, time-based vesting periods cannot be less than one year; for non-employee directors, the annual period may be less than a full year if the period between the grant date and our next annual meeting is less than 52 weeks. When time-based vesting is used with performance measures, the time-based vesting period and the performance cycle usually will coincide.
Performance Measures. Incentives granted or awarded to employees may be subject to performance measures in addition to time-based vesting. At the beginning of a fiscal year, performance measures and a performance cycle are fixed by the compensation committee. At the end of the performance cycle, the committee determines whether and to what extent the performance measures were attained. Grants and awards subject to performance measures are made at the “target” level; at the end of the performance cycle, the amount of the target award is adjusted (up or down) to reflect actual performance.
A list of commonly-used performance measures is included in the 2020 LTIP; the compensation committee may use one or more of the listed measures or adopt a different metric that is intended to measure a specific or unique objective. The listed measures include:

•	Earnings per share, whether or not calculated on a fully diluted basis;

•	Earnings before interest, taxes or other adjustments;

•	Return on equity, return on investment, return on invested capital or return on assets;

•	Appreciation in the price of common stock, whether with or without consideration of reinvested dividends;

•	Efficiency ratio or other measures comparing all or certain expenses of the Company or the Bank to revenue;

•	Return on tangible equity or tangible assets;

•	Net profit margin or increase in income, whether net income, net interest income or otherwise;

•	Growth in income or revenue, whether net or gross, or growth in market share;

•
Credit quality, net charge-offs, the ratio of nonperforming assets to total assets or loan loss allowance as a percentage of nonperforming assets, growth in loans or deposits or change in capital ratios; and

•
Mergers, acquisitions, sales of assets of affiliates or business units; the development of business units or lines of business; or the implementation of other items included in the Company’s or the Bank’s strategic plan.

Performance measures may relate to the Company, the Bank or a division or profit center of the Company or the Bank. Measures may be absolute or relative to the performance of a peer group. Once fixed, performance measures may be adjusted during a performance cycle to reflect the impact of extraordinary or unusual items, changes in accounting principles or tax laws or to reflect the impact of acquisitions or divestitures.
Provisions that Apply to all Grants and Awards. The 2020 LTIP includes provisions that generally apply to all grants and awards made to participants who are employees, as summarized in the following chart.

Clawback
A clawback provision applies to any grant or award made subject to the attainment of performance measures. If we are required to restate our financial results, then we possess the authority to reduce, forfeit or recover all or any portion of an incentive that was awarded based on the results. The compensation committee administers this provision, determining the covered employees and the portion of a grant or award that is subject to reduction, forfeiture or recovery.

Change in Control
If a “change in control” is consummated, as to any outstanding incentive:
•
Performance measures will be deemed satisfied at the target level, regardless of actual performance; and
•
If an incentive:
•
Is assumed in the transaction, it will vest as originally scheduled or earlier if a “permitted separation” (as defined in the 2020 LTIP) occurs during the two-year period following the consummation of the transaction; or
•
Is not assumed in the transaction, it may be cancelled and exchanged for a cash payment, the amount of which will be based on the consideration paid to our shareholders in the transaction.
The definition of “change in control” may be found in Section 2.4 of the 2020 LTIP, a copy of which is attached as Appendix A.

Termination of Employment
•
If a participant is involuntarily terminated for “cause” (as defined in the 2020 LTIP), all unexercised options and SARs, whether or not vested, and all shares of restricted stock and RSUs subject to time-based vesting or performance measures will be forfeited to and cancelled by us.
•
If termination is on account of death, disability, retirement (as defined in the 2020 LTIP) or involuntary without cause, vested options and SARS will remain outstanding for a specified period after which they will be forfeited to and cancelled by us; restricted stock and RSUs subject to time-based vesting will be prorated based on service during the vesting period; and restricted stock and RSUs subject to performance measures will be adjusted at the end of the performance cycle based on actual performance and prorated to reflect the period of service during the performance cycle.
If termination is voluntary, vested options and SARs will remain outstanding for 30 days; restricted stock and RSUs not yet vested will be forfeited to and cancelled by us.

Transferability	A participant may not transfer, pledge, assign or otherwise encumber or sell an incentive, except in the event of his or her death by will or the laws of descent and distribution.
Non-Employee Directors. Under the terms of the 2020 LTIP, as of each annual meeting the Company’s non-employee directors will receive a restricted stock award that vests at the next annual meeting. To determine the number of shares subject to the award, the board annually fixes a dollar denominated amount, which is divided by the fair market value of a share of Renasant stock as of January 1 of the year in which the award is made. Non-employee Bank directors who do not also serve on the Company's board receive one-half the number of shares. If the service of a non-employee director ceases before the next annual meeting on account of death, disability or retirement, a prorated number of shares will vest as of the annual meeting. If a change in control is consummated, the award will vest. Otherwise, shares will be forfeited if service ends for any other reason.
The Company’s non-employee directors may also elect to be paid in the form of our common stock, in lieu of a cash retainer. If payment in the form of stock is elected, the number of shares will be determined by dividing a the retainer by the fair market value of a share of Renasant stock as of the on which the retainer would otherwise be paid. Because they are “purchased,” the shares are not subject to vesting or the other limitations that apply to equity compensation.
Amendment. Our board of directors may amend, modify or suspend the 2020 LTIP, provided that shareholder approval must be obtained if required under applicable federal or state law or the rules of any exchange or listing organization on which our common stock is then traded or quoted. The plan also provides that the consent of our shareholders is required before amending an option or SAR that reduces the exercise or base price or cancels and exchanges an outstanding option or SAR for cash or for new options or SARS with a lesser exercise or base price, each of which is considered a form of “repricing.”
Subject to the limitations described above, the compensation committee may amend the terms of any agreement evidencing an individual grant or award, in its discretion, except that consent is required if the amendment materially impairs the grant or award.
U.S. Taxes
Options. No income is recognized when an option is granted. When an option, other than an ISO, is exercised, the holder recognizes income in an amount equal to the difference between the fair market value of Renasant stock on the date of exercise and the exercise price of the option, and the Company is entitled to a corresponding deduction. The sale of common stock acquired on the exercise of an option, other than an ISO, results in long-term or short-term capital gain (or loss) depending on the holding period of the shares following exercise. The holder’s basis is equal to the sum of the exercise price and the amount of income recognized on exercise.
No income is recognized when an incentive stock option, or ISO, is granted. When an ISO is exercised, no income is recognized except that the difference between the fair market value of Renasant stock on the exercise date and the exercise price is considered a tax preference item for purposes of the alternative minimum tax. When common stock acquired on the exercise of an ISO is later sold, any gain or loss will be treated as capital gain or loss, provided the sale occurs more than two years after the grant date and one year after the exercise date; the holder’s basis is equal to the exercise price of the ISO. If the holding periods are not satisfied (a “disqualifying disposition”), the difference between the exercise price and the fair market value of the shares on the date of sale is treated as income. The Company is not entitled to a deduction when an ISO is exercised or when shares acquired on the exercise of an ISO are sold, unless a disqualifying disposition occurs.

Stock Appreciation Rights. SARs are similar to options. No income is recognized when a SAR is granted. When a SAR is exercised and settled, the holder recognizes income in an amount equal to the difference between the fair market value of Renasant stock on the exercise date and the base price of the SAR, and the Company is entitled to a corresponding deduction. If a SAR is settled in the form of Renasant stock, the subsequent sale of the stock will result in long-term or short-term capital gain (or loss), depending upon the holding period of the shares following exercise. The holder’s basis is equal the amount of income recognized on exercise.
Restricted Stock. No income is recognized when shares of restricted stock are awarded. When the shares vest, a holder recognizes income in an amount equal to the fair market value of the shares. A holder may elect under Section 83(b) of the Internal Revenue Code to accelerate the taxation of the shares. If the election is made, a holder will recognize income in an amount equal to the fair market value of the shares on the date of award. In either case, the Company is entitled to a corresponding deduction when income is recognized by the holder. When shares are sold, the gain or loss will be short-term or long-term capital gain or loss depending upon the holding period of the stock following vesting or the date of an 83(b) election. The holder’s basis in the shares is equal to the amount treated as income.
Restricted Stock Units. RSUs are considered a form of deferred compensation. No income is recognized when units are credited to a participant’s bookkeeping account. When the account is settled, the participant will recognize income in an amount equal to the cash and the fair market value of Renasant stock received and the Company will be entitled to a corresponding deduction.
Dividend Equivalents. Dividend equivalents may be credited to a bookkeeping account, pending the vesting or other settlement of the related award. No income is recognized while equivalencies are credited to the account. When the account is settled, the equivalences are taxed as income and the Company is entitled to a corresponding deduction.
Withholding and Employment Taxes. For participants who are employees, amounts treated as income are “wages” that are subject to withholding for income and employment taxes. Dividends equivalents are ordinarily used to offset the amount of these taxes. Remaining amounts are usually satisfied by “netting,” unless a participant makes other arrangements satisfactory to the Company. “Netting” refers to the practice of withholding shares of Renasant stock with a fair market value equal to the withholding obligation from shares that are otherwise deliverable. Withholding amounts are calculated using the applicable federal income tax rate, the applicable employment tax rate, and the maximum state income tax rate. We do not withhold on amounts payable to non-employee directors.
Section 162(m). Section 162(m) of the Internal Revenue Code provides that any compensation paid to “covered employees” (generally our named executive officers) in excess of $1 million in any fiscal year cannot be deducted by the Company. Prior to changes in the tax laws, “performance-based” compensation was excluded from the calculation of the $1 million limit. Effective for tax years beginning after 2017, the performance-based compensation exclusion was eliminated. All incentives granted or awarded under the 2020 LTIP to covered employees will be included in the determination of the $1 million limit.
Required Vote
The affirmative vote by a majority of the votes cast at the annual meeting is required for the approval of the Renasant Corporation 2020 Long-Term Incentive Compensation Plan. Abstentions and broker non-votes will not be counted as votes cast for or against the proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE RENASANT CORPORATION 2020 LONG-TERM INCENTIVE COMPENSATION PLAN.
Proposal 3 - Advisory Vote on Executive Compensation
Advisory Vote. Our board is seeking advisory shareholder approval of the compensation we pay to our named executive officers. This vote, called “say-on-pay,” is required by the Dodd-Frank Act and by Section 14A of the Exchange Act. We hold say-on-pay votes annually. For 2019, we are asking our shareholders to vote on the following resolution:
RESOLVED, that the shareholders of Renasant Corporation hereby approve the compensation paid to the named executive officers of Renasant Corporation as disclosed in this proxy statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission (which disclosures include the Compensation Discussion and Analysis, the compensation tables and any related narrative).

Our compensation program is based on a design that rewards the attainment of performance measures which align the interests of our executives and our shareholders and also provides competitive fixed compensation intended to enhance employee retention and achieve strategic goals. The relationship of our compensation program to the creation of shareholder value is illustrated above in the “Proxy Summary” section. The specific decisions made by our compensation committee for 2019 are summarized in detail in the “Compensation Discussion and Analysis” section above and the compensation tables and related disclosures that appear in the “Compensation Tables” section. We urge our shareholders to carefully review these sections before deciding how to vote on this proposal.
As an advisory vote, this proposal is not binding, but our board and compensation committee will review the results as they continue to evaluate and modify our compensation program.
Required Vote. The affirmative vote by a majority of the votes cast at the annual meeting is required for the approval of the above resolution. Abstentions and broker non-votes will not be counted as votes cast for or against the proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
Proposal 4 - Ratification of the Appointment of HORNE LLP as Independent Registered Public Accountants for 2020
Ratification. We are asking our shareholders to ratify the audit committee’s selection of HORNE LLP as our independent registered public accountants for 2020. Although current law, rules and regulations, as well as the charter of the audit committee, require the audit committee to engage, retain and supervise our independent registered public accountants, we view the selection of the independent registered public accountants as an important matter of shareholder concern and thus are submitting the selection of HORNE LLP for shareholder ratification as a matter of good corporate practice.
Required Vote. The affirmative vote by a majority of the votes cast at the annual meeting is required for the ratification of the appointment of HORNE LLP as our independent registered public accountants for 2020. If our shareholders fail to ratify this appointment, the audit committee will reconsider whether to retain HORNE LLP and may retain that firm or another firm without resubmitting the matter to our shareholders. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered public accountant at any time during the year if it determines that such change would be in our best interests and in the best interests of our shareholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF HORNE LLP AS INDEPENDENT REGISTER PUBLIC ACCOUNTANTS FOR 2020.
Other Matters
As of the date of this proxy statement, management was unaware of any other matters to be brought before the annual meeting other than those described in this proxy statement. However, if any other matters are properly brought before the annual meeting, the persons named on our proxy card will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

STOCK OWNERSHIP
Common Stock Ownership Greater than 5%
The following table sets forth information regarding the beneficial ownership of our common stock as of March 6, 2020, by each person or entity, including any group (as that term is used in Section 13(d)(3) of the Exchange Act) known to us to be the beneficial owner of 5% or more of our outstanding common stock. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and is based on the number of shares of our common stock outstanding as of March 6, 2020, which was 56,182,928 shares.

Name and Address	Number of Shares Beneficially Owned		Percent of Class
The Vanguard Group, Inc.	4,899,534	(1)	8.72%
100 Vanguard Boulevard Malvern, Pennsylvania 19355
BlackRock, Inc.	4,024,285	(2)	7.16%
55 East 52nd Street New York, New York 10055
Dimensional Fund Advisors LP	3,826,605	(3)	6.81%
Building One 6300 Bee Cave Road Austin, Texas 78746

(1)
The amount shown in the table and the following information are based on a Schedule 13G (Amendment No. 3) filed with the SEC on February 12, 2020 by The Vanguard Group, Inc. (“Vanguard”) reporting beneficial ownership as of December 31, 2019. Of the 4,899,534 shares covered by the Schedule 13G, Vanguard has sole voting power with respect to 52,528 shares, shared voting power with respect to 8,068 shares, sole dispositive power with respect to 4,844,661 shares and shared dispositive power with respect to 54,873 shares. According to the Schedule 13G, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 46,805 shares as a result of it serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 13,791 shares as a result of it serving as investment manager of Australian investment offerings.

(2)
The amount shown in the table and the following information are based on a Schedule 13G (Amendment No. 10) filed with the SEC on February 6, 2020 by BlackRock, Inc. (“BlackRock”) reporting beneficial ownership as of December 31, 2019. Of the 4,024,285 shares covered by the Schedule 13G, BlackRock has sole voting power with respect to 3,892,933 shares and sole dispositive power with respect to all of the shares. No one person or entity's interest in our common stock is more than 5% of our total outstanding common shares.

(3)
The amount shown in the table and the following information are based on a Schedule 13G (Amendment No. 10) filed with the SEC on February 12, 2020 by Dimensional Fund Advisors LP (“Dimensional”) reporting beneficial ownership as of December 31, 2019. Of the 3,826,605 shares covered by the Schedule 13G, Dimensional has sole voting power with respect to 3,731,454 shares and sole dispositive power with respect to all of the shares. Dimensional is a registered investment advisor that furnishes investment advice to four registered investment companies and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (these companies, trusts and accounts are referred to as the “Funds”). The Funds are the owners of the shares covered by the Schedule 13G; to the knowledge of Dimensional, no single Fund owns more than 5% of our common stock. Dimensional disclaims beneficial ownership of the shares of our common stock owned by the Funds

Beneficial Ownership of Common Stock by Directors and Executive Officers
The following table includes information about the common stock owned beneficially by (1) our directors and nominees, (2) our named executive officers and (3) our directors and executive officers, as a group, as of March 6, 2020. Each of the persons listed in the table below under the heading “Directors and Nominees” currently serves as a director of the Company other than Gary D. Butler. Unless otherwise noted, the persons below have sole voting power and investment power with respect to the listed shares (subject to any applicable community property laws). The business address for each of the directors and executive officers listed below is 209 Troy Street, Tupelo, Mississippi 38804-4827. The percentage ownership listed in the table is based on 56,182,928 shares of our common stock outstanding as of March 6, 2020 plus, as to each director and executive officer, the number of shares of our common stock that he or she has the right to acquire within 60 days of such date.

	Amount and Nature of Beneficial Ownership
	Direct		Options Exercisable Within 60 Days	Other		Total	Percent of Class
Directors and Nominees:(1)
Gary D. Butler	663					663	*
Donald Clark, Jr.	6,876			18,197	(2)	25,073	*
John M. Creekmore	18,612					18,612	*
Albert J. Dale, III	27,871			203	(3)	28,074	*
Jill V. Deer	11,148					11,148	*
Marshall H. Dickerson	11,233	(4)				11,233	*
Connie L. Engel	1,828					1,828	*
John T. Foy	38,056					38,056	*
Richard L. Heyer, Jr.	26,962			3,780	(5)	30,742	*
Neal A. Holland, Jr.	63,646	(6)		162,847	(6)	226,493	*
Michael D. Shmerling	160,682			1,519	(7)	162,201	*
Sean M. Suggs	2,073					2,073	*
Named Executive Officers:
C. Mitchell Waycaster	153,948	(8)				153,948	*
Kevin D. Chapman	106,584	(9)				106,584	*
E. Robinson McGraw	257,031	(10)				257,031	*
J. Scott Cochran	91,350	(11)		270	(11)	91,620	*
Bartow Morgan, Jr.	686,917	(12)				686,917	1.22%
All directors, nominees and executive officers as a group (26 persons total)	2,040,747		13,250	187,648		2,241,645	3.99%
* Less than 1% of the outstanding common stock.

(1)
For each non-employee director, direct ownership includes 1,325 shares representing an award of time-based restricted stock under the LTIP that will vest as of the 2020 annual meeting. Each director possesses voting and dividend rights with respect to his or her shares. Dr. Butler did not receive this award.

(2)	Consists of 9,098 shares held in two individual retirement accounts owned by Mr. Clark's spouse and 9,099 shares held in a family trust of which Mr. Clark serves as the trustee.

(3)	These shares are held by Mr. Dale's grandchildren.

(4)	Of the shares owned by Mr. Dickerson, 8,086 shares are pledged as collateral for a loan from the Bank.

(5)	These shares are held by Dr. Heyer’s spouse.

(6)
Of the shares listed as directly owned, 49,918 shares are pledged as collateral for a loan from the Bank. Other ownership consists of 1,303 shares held in an individual retirement account owned by Mr. Holland’s spouse, of which Mr. Holland is the beneficiary, 7,248 shares held by a family limited partnership, Holland Limited Partnership, 152,146 shares held by a family limited partnership, Holland Holdings, LP, 2,000 shares held in a living trust of which Mr. Holland serves as trustee, and 150 shares in a trust for his children.

(7)	These shares are held by Mr. Shmerling's children.

(8)
Mr. Waycaster is also a member of our board of directors. Direct ownership includes an aggregate of 16,185 shares allocated to Mr. Waycaster’s accounts under our 401(k) plan, over which he has voting power, 39,265 shares representing an award of time-based restricted stock under our LTIP and 46,030 shares representing target awards of performance-based restricted stock under our LTIP.

(9)
Direct ownership includes an aggregate of 5,779 shares allocated to Mr. Chapman’s account under our 401(k) plan, over which he has voting power, 28,300 shares representing an award of time-based restricted stock under our LTIP and 27,950 shares representing target awards of performance-based restricted stock under our LTIP.

(10)
Mr. McGraw is also the Chairman of our board of directors. His direct ownership includes 30,590 shares representing an award of time-based restricted stock under our LTIP and 40,770 shares representing target awards of performance-based restricted stock under our 2011 LTIP.

(11)
Direct ownership includes an aggregate of 2,271 shares allocated to Mr. Cochran's account under our 401(k) plan, over which he has voting power, 20,350 shares representing an award of time-based restricted stock under our LTIP and 22,525 shares representing target awards of performance-based restricted stock under the LTIP. Other ownership includes 270 shares held by Mr. Cochran's children.

(12)
Of the 686,917 shares listed as directly owned, 610,800 shares are pledged as collateral for a loan. Direct ownership includes an aggregate of 20,242 shares allocated to Mr. Morgan’s account under our 401(k) plan, over which he has voting power, 12,350 shares representing an award of time-based restricted stock under our LTIP and 18,525 shares representing target awards of performance-based restricted stock under our LTIP.

The performance-based restricted stock awards under the 2011 LTIP described in notes 8-12 above provide that each recipient possesses voting and dividend rights with respect to his target shares pending settlement at the end of the applicable performance cycle. Under the terms of each performance award, the target number of shares is subject to increase or decrease based on the outcome of applicable performance measures. Each recipient also possesses voting and dividend rights with respect to the award of the time-based restricted stock described in note 1 for the directors and notes 8-12 for the executives.
The table above does not include stock units credited under the DSU Plan, which will be paid in common stock upon retirement. Units in the DSU Plan are included in each director’s and executive officer’s stock ownership when measuring compliance with the our stock ownership guidelines. The following table presents the stock units allocated to each director and executive under the DSU Plan as of January 1, 2020, which is the most recent allocation date under the plan:

Stock Units Allocated under the DSU Plan
Directors and Nominees:
Gary D. Butler	—
Donald Clark, Jr.	—
John M. Creekmore	3,928
Albert J. Dale, III	4,046
Jill V. Deer	4,556
Marshall H. Dickerson	5,575
Connie L. Engel	491
John T. Foy	8,141
Richard L. Heyer, Jr.	8,993
Neal A. Holland, Jr.	3,419
Michael D. Shmerling	19,762
Sean M. Suggs	564
Named Executive Officers:
E. Robinson McGraw	7,599
C. Mitchell Waycaster	125
Kevin D. Chapman	—
Bartow Morgan, Jr.	10,838
J. Scott Cochran	1,285
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file with the SEC and Nasdaq reports of ownership of our securities and changes in their ownership on Forms 3, 4 and 5. In 2019 our executive officers, directors and greater than 10% owners timely filed all reports they were required to file under Section 16(a), except as follows. With respect to James W. Gray, two reports on Form 4, each covering one transaction, were filed late. The Form 3 for Curtis Perry was filed late. Finally, due to a delay in communication, the Form 4s disclosing annual restricted stock awards under the 2011 LTIP to executive officers covered by Section 16 of the Exchange Act (13 individuals at the time) - all of which awards were made pursuant to Rule 16b-3(d) promulgated under the Exchange Act - required to be filed in January 2019 were filed late. The Company has implemented new controls to address the reason underlying such late filings (in that regard,

Form 4s disclosing the annual restricted stock awards made to our executive officers in January 2020 were timely filed).
In making the foregoing determination, we have relied solely upon a review of Forms 3 and 4 and amendments thereto filed electronically with the SEC in 2019 and Forms 5 and amendments thereto filed electronically with the SEC with respect to 2019 and any written representations we received from reporting persons that no Form 5 filing was required.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K
Upon written request of any record holder or beneficial owner of shares entitled to vote at the annual meeting, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2019. Requests should be mailed to John S. Oxford, Senior Vice President and Director of Marketing and Public Relations, 209 Troy Street, Tupelo, Mississippi 38804-4827. You may also access our Annual Report on Form 10-K on our internet website, www.renasant.com.

By Order of the Board of Directors,
E. Robinson McGraw
Chairman of the Board and
Executive Chairman

Appendix A

RENASANT CORPORATION
2020 LONG TERM INCENTIVE COMPENSATION PLAN

RENASANT CORPORATION
2020 LONG TERM INCENTIVE COMPENSATION PLAN

TABLE OF CONTENTS

Page
2011 PLAN.................................................................................................................................................	A-1
DEFINITIONS.............................................................................................................................................	A-1
ADOPTION; RESERVATION OF SHARES; OTHER LIMITATIONS.........................................................	A-4
Adoption and Effective Date...................................................................................................................	A-4
Duration..................................................................................................................................................	A-4
Number and Type of Shares..................................................................................................................	A-4
Calculation of Available Shares..............................................................................................................	A-4
Adjustment.............................................................................................................................................	A-4
Additional Limitations.............................................................................................................................	A-4
ADMINISTRATION.....................................................................................................................................	A-5
Composition of the Committee...............................................................................................................	A-5
Power and Authority of the Committee...................................................................................................	A-5
Delegation..............................................................................................................................................	A-5
PARTICIPATION........................................................................................................................................	A-6
GENERALLY APPLICABLE PROVISION.................................................................................................	A-6
Conditions Precedent.............................................................................................................................	A-6
Duration of Certain Restrictions.............................................................................................................	A-6
Transferability of Incentives....................................................................................................................	A-6
Change in Control..................................................................................................................................	A-6
Recovery................................................................................................................................................	A-7
Further Holding Period...........................................................................................................................	A-7
OPTIONS...................................................................................................................................................	A-8
Grant of Options.....................................................................................................................................	A-8
Incentive Stock Options.........................................................................................................................	A-8
Manner of Exercise; Issuance of Common Stock..................................................................................	A-8
Shareholder Rights................................................................................................................................	A-9
Early Separation From Service..............................................................................................................	A-9
STOCK APPRECIATION RIGHTS.............................................................................................................	A-9
Grant of SARs........................................................................................................................................	A-9
Manner of Exercise................................................................................................................................	A-10
Early Separation from Service...............................................................................................................	A-10
Shareholder Rights................................................................................................................................	A-10
RESTRICTED STOCK...............................................................................................................................	A-10
General Provisions.................................................................................................................................	A-10
Restrictions.............................................................................................................................................	A-10
Shareholder Rights................................................................................................................................	A-10
Early Separation From Service..............................................................................................................	A-10
RESTRICTED STOCK UNITS...................................................................................................................	A-11
General Provisions.................................................................................................................................	A-11
Shareholder Rights................................................................................................................................	A-11
Settlement..............................................................................................................................................	A-11
Early Separation From Service..............................................................................................................	A-11
PERFORMANCE OBJECTIVES................................................................................................................	A-12
Determination of Performance Objectives and Performance Cycle.......................................................	A-12
Performance Objectives.........................................................................................................................	A-12
Satisfaction of Performance Objectives.................................................................................................	A-12
Early Separation From Service..............................................................................................................	A-13

A-i

DIRECTORS..............................................................................................................................................	A-13
Company Directors.................................................................................................................................	A-13
Bank Directors........................................................................................................................................	A-13
Other Grants and Awards.......................................................................................................................	A-13
Stock in lieu of Retainer.........................................................................................................................	A-14
Limitation................................................................................................................................................	A-14
ADDITIONAL ADMINISTRATIVE PROVISIONS.......................................................................................	A-14
Issuance of Common Stock...................................................................................................................	A-14
Delivery of Common Stock.....................................................................................................................	A-14
Withholding.............................................................................................................................................	A-14
Amendment............................................................................................................................................	A-14
Governing Law.......................................................................................................................................	A-15
Other Benefits........................................................................................................................................	A-15
Headings................................................................................................................................................	A-15
Construction...........................................................................................................................................	A-15
Unfunded Plan.......................................................................................................................................	A-15
No Continued Employment....................................................................................................................	A-15

A-ii

RENASANT CORPORATION
2020 LONG-TERM INCENTIVE COMPENSATION PLAN

Renasant Corporation, a corporation organized and existing under the laws of the State of Mississippi (the “Company”), hereby establishes this 2020 Long-Term Incentive Compensation Plan, which is intended to promote the long-term success of the Company by providing the opportunity to acquire a proprietary interest through the grant or award of equity compensation (the “Plan”).

1.    2011 PLAN:

This Plan is intended to succeed and replace the Company’s 2011 Long-Term Incentive Compensation Plan (the “2011 Plan”), which is otherwise scheduled to expire as of April 19, 2021. As of the Effective Date (as defined below) of this Plan, the 2011 Plan shall expire, and no further grants or awards shall be made thereunder. Grants and awards made under the 2011 Plan prior to the Effective Date shall remain outstanding and in effect until exercised, vested, matured, expired or otherwise forfeited in accordance with their terms.

2.    DEFINITIONS:

2.1    Affiliate means an entity in which the Company owns, directly or indirectly, at least 50% of the combined voting power of the entity’s outstanding voting securities, including Renasant Bank (the “Bank”).

2.2    Board or Board of Directors means the Board of Directors of the Company. Company Director means a non-employee director of the Company; Bank Director means a non-employee director of the Bank who is not also a Company Director.

2.3    Cause, unless otherwise defined in an employment, severance or similar agreement between a Participant and the Company or an Affiliate, means that a Participant who is an Employee has:

a.
Committed an intentional act of fraud, embezzlement or theft in the course of employment or otherwise engaged in any intentional misconduct which is materially injurious to the Company’s or an Affiliate’s financial condition or business reputation;

b.
Committed intentional damage to the property of the Company or an Affiliate or committed intentional wrongful disclosure of confidential information materially injurious to the Company’s or an Affiliate’s financial condition;

c.	Been indicted for the commission of a felony or a crime involving moral turpitude;

d.	Willfully and substantially refused to perform the essential duties of such Participant’s position, which has not been cured within 30 days following written notice by the Company;

e.
Intentionally, recklessly or negligently violated any applicable material provision of any code of ethics, code of conduct or equivalent code or policy of the Company or its Affiliates applicable to him or her; or

f.
Intentionally, recklessly or negligently violated any applicable material provision of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any of the rules adopted by the Securities and Exchange Commission (“SEC”) or other agency implementing or enforcing any such provision.

The Committee, in its discretion, shall determine whether any Separation From Service is on account of Cause; provided that no act or failure to act on the part of a Participant will be deemed “intentional” if it was due primarily to an error in judgment, but will be deemed “intentional” only if done or omitted to be done by a Participant not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company or an Affiliate.

2.4    Change in Control, unless otherwise defined in an employment, severance or similar agreement between the Company or an Affiliate and a Participant, means and shall be deemed to occur upon a Change in Equity

Ownership, a Change in Effective Control, a Change in the Ownership of Assets or a Change by Merger. For this purpose:

a.
A “Change in Equity Ownership” means that a person or group acquires, directly or indirectly in accordance with Code Section 318, more than 50% of the aggregate fair market value or voting power of the capital stock of the Company, including for this purpose capital stock previously acquired by such person or group; provided, however, that a Change in Equity Ownership shall not be deemed to occur hereunder if, at the time of any such acquisition, such person or group owns more than 50% of the aggregate fair market value or voting power of the Company’s capital stock.

b.
A “Change in Effective Control” means that (i) a person or group acquires or has acquired during the immediately preceding 12-month period ending on the date of the most recent acquisition by such person or group, directly or indirectly in accordance with Code Section 318, ownership of the capital stock of the Company possessing 35% or more of the total voting power of the Company, or (ii) a majority of the members of the Board of Directors of the Company is replaced during any 12-month period, whether by appointment or election, without endorsement by a majority of the members of the Board prior to the date of such appointment or election.

c.
A “Change in the Ownership of Assets” means that any person or group acquires, or has acquired in a series of transactions during the immediately preceding 12-month period ending on the date of the most recent acquisition, all or substantially all of the assets of the Company.

d.
A “Change by Merger” means that the Company shall consummate a merger or consolidation or similar transaction with another corporation or entity, unless as a result of such transaction, more than 50% of the then outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the former shareholders of the Company and the voting securities of the surviving or resulting corporation or entity are owned in substantially the same proportion as the common stock of the Company was beneficially owned before such transaction.

2.5    Code means the Internal Revenue Code of 1986, as amended, including any regulation, interpretation or other guidance promulgated thereunder.

2.6    Committee means the persons appointed in accordance with the provisions of Section 4.1 hereof to administer this Plan.

2.7    Common Stock means the $5.00 par value common stock of the Company.

2.8     Disability means that a Participant who is an Employee, by reason of a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months: (a) has been receiving income replacement benefits for a period of not less than three months under a separate long-term disability plan or policy maintained by the Company or an Affiliate; or (b) if not covered under such a plan or policy, is unable to engage in any substantial gainful employment as determined by the Committee. A Participant who is a Company Director or Bank Director shall be deemed Disabled in accordance with the applicable governance documents and procedures of the Board.

2.9    Dividend Equivalent means a dollar denominated bookkeeping entry in an amount equal to cash dividends paid on Common Stock. Dividend Equivalents shall ordinarily remain in the form of dollar denominated amounts pending distribution, but the Committee, in its discretion, may direct that such equivalents be converted to Restricted Stock Units based upon the Fair Market Value of Common Stock as of the applicable dividend payment or other conversion date. If maintained in dollar denominated form, Dividend Equivalents shall be settled in the form of cash, without interest.

2.10    Employee means a common law employee of the Company and/or its Affiliates, including officers and directors, determined in accordance with the Company’s standard personnel policies and practices, but excluding individuals who are classified by the Company as leased or otherwise employed by a third party, independent contractors or intermittent or temporary employees, even if any such classification is modified by audit, administrative proceeding, litigation or otherwise.

2.11    Exchange Act means the Securities Exchange Act of 1934, as amended, including any rule, regulation or interpretation promulgated thereunder.

2.12    Exercise Price means the per share price at which an Option may be exercised, as specified in each Incentive Agreement. Base Price means, with respect to Stock Appreciation Rights, the per share price used to measure appreciation in the value of a share of Common Stock, as specified in each Incentive Agreement.

2.13    Fair Market Value means the closing sales price of a share of Common Stock as reported on The NASDAQ Stock Market as of the date immediately preceding the date value is determined hereunder or, if no sales occurred on such date, as of the immediately preceding date on which there were such sales. If Common Stock shall cease to be reported or otherwise actively traded on an established market, the Committee shall designate an alternative method of determining value consistent with generally accepted valuation principles and methods.

2.14    Grant Date means the date on which an Option or SAR is granted hereunder. Award Date means the date on which shares of Restricted Stock are awarded hereunder or Restricted Stock Units are credited to a bookkeeping account.

2.15    Incentive means a right to purchase or receive shares of Common Stock or cash in accordance with the terms of this Plan. An Incentive may be granted or awarded in the form of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or other form permitted under applicable law and stock exchange rules, including any combination thereof.

2.16    Incentive Agreement means a written agreement evidencing the grant or award of an Incentive hereunder. Incentive Agreements may be made in the form of: (a) a written agreement approved by the Committee and executed by an authorized officer of the Company; or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system. In each case, an Incentive Agreement may be manually or electronically accepted in such form as the Committee may deem appropriate (or the Committee may determine that affirmative acceptance shall not be required).

2.17    Option means the right to purchase Common Stock, granted in accordance with Section 7 hereof. Incentive Stock Option or ISO means an Option that meets the requirements of Code Section 422 and is granted in accordance with Section 7.2 hereof.

2.18    Participant means an Employee or Company Director or Bank Director who is granted or awarded an Incentive under this Plan.

2.19    Performance Cycle means the period, not less than one year, designated by the Committee during which (a) Performance Objectives shall be attained and (b) a Participant who is an Employee shall be continuously employed.

2.20    Performance Objectives means the criteria designated by the Committee to be achieved during a designated Performance Cycle, as more fully set forth in Section 11 hereof.

2.21    Plan means this 2020 Long-Term Incentive Compensation Plan, as the same may be modified, amended or restated from time to time.

2.22    Restricted Stock means an award of Common Stock made subject to restrictions on transfer or forfeiture in accordance with Section 9 hereof.

2.23    Restricted Stock Unit or RSU means an award made in the form of units, each representing a share of Common Stock, as more fully described in Section 10 hereof.

2.24    Retirement or Retire means, unless otherwise defined in an Incentive Agreement, a Participant’s Separation From Service other than on account of Cause, whether on or after the attainment of age 55 and completion of ten years of service or on or after the attainment of age 65.

2.25    Separation Date or Separation From Service or words of similar import means the later of the date on which (a) a Participant’s employment with the Company and its Affiliates ceases, or (b) the Company and such

Participant reasonably anticipate that he or she will perform no further services for the Company and its Affiliates, whether as a common law employee or independent contractor. Notwithstanding the foregoing, a Participant may be deemed to have Separated From Service if he or she continues to provide services to the Company or an Affiliate after a separation event or other change in status, whether as an employee or an independent contractor, provided such continuing services are not more than 20% of the average level of services performed by such Participant during the 36-month period immediately preceding such separation event or change.

2.26    Stock Appreciation Right or SAR means a right to acquire Common Stock or cash, the value of which is based upon appreciation in the Fair Market Value of a share of Common Stock and is granted in accordance with Section 9 hereof.

2.27    Time-Based Vesting means vesting that is contingent upon the performance of services during a Time-Based Vesting Period. Time-Based Vesting Period means the period of continuous service required to vest an Incentive.

3.    ADOPTION; RESERVATION OF SHARES; OTHER LIMITATIONS:

3.1    Adoption and Effective Date. This Plan shall be effective upon its approval by a majority of the Company’s shareholders in accordance with applicable law (the “Effective Date”).

3.2    Duration. This Plan shall commence on its Effective Date and shall remain in effect until all Incentives have been satisfied by the issuance of shares of Common Stock or settled in the form of cash or have expired or have otherwise terminated or forfeited to the Company and all restrictions or Performance Objectives imposed on shares of Common Stock have been satisfied or lapsed. In no event shall Incentives be granted or awarded hereunder more than ten years after the Effective Date.

3.3    Number and Type of Shares. Subject to adjustment as provided herein, the number of shares of Common Stock that shall be available for issuance under the Plan shall not exceed an aggregate of 1,800,000 shares, consisting of 1,627,712 shares newly-reserved hereunder and a maximum of 172,288 shares previously reserved for issuance under the 2011 Plan, but not granted, awarded or issued as of the Effective Date. Common Stock issued in connection with the grant or award of an Incentive may be authorized and unissued shares, issued shares held as treasury shares or shares acquired on the open market or through private purchase.

3.4    Calculation of Available Shares. The number of shares available for grant, award, credit, transfer or issuance under the Plan shall be reduced by the number of shares, rights or units actually granted, awarded, credited, transferred or issued hereunder; provided that the number of available shares shall be increased:

a.	By the number of shares of Common Stock covered by Incentives that expire, are forfeited, lapse or are otherwise cancelled;

b.	By the number of shares of Common Stock tendered to or withheld by the Company in satisfaction of the Exercise Price of an Option or to satisfy a tax withholding obligation; and

c.	By the number of SARs or RSUs settled in cash.

3.5    Adjustment. Upon the consummation of a merger, consolidation or reorganization of the Company with another entity there shall be substituted for each of the shares of Common Stock then subject to the Plan the number and kind of shares of stock or other securities to which the holders of Common Stock are entitled in such transaction. In the event of any recapitalization, stock dividend, stock split or reverse stock split, combination of shares or other change in the number of shares of Common Stock then outstanding for which the Company does not receive consideration, the number of shares of Common Stock then subject to the Plan shall be adjusted in proportion to the change in outstanding shares of Common Stock resulting from such reorganization, dividend or split. In the event of any such substitution or adjustment, the Exercise Price of any Option, the Performance Objectives applicable to any Incentive, and the number of shares of Common Stock issuable pursuant to any Incentive shall be adjusted by the Committee to the extent necessary to prevent the dilution or enlargement thereof.

3.6     Additional Limitations. Notwithstanding any provision of the Plan to the contrary:

a.	The aggregate number of shares of Common Stock that may be covered by Options granted in the form of ISOs shall be 600,000, subject to adjustment as provided in Section 3.5 hereof;

b.
The maximum number of shares of Common Stock covered by Options or SARs granted to an Employee in any calendar year shall not exceed an aggregate of 150,000 shares, subject to adjustment as provided in Section 3.5 hereof; and

c.
The maximum number of shares of Common Stock that may be awarded to an Employee in any calendar year in the form of Restricted Stock or RSUs shall not exceed an aggregate of 75,000 shares, subject to adjustment as provided in Section 3.5 hereof.

4.    ADMINISTRATION:

4.1    Composition of the Committee. The Plan shall be administered by a committee appointed by the Board of Directors consisting of not less than two persons who shall serve until their resignation or removal and who shall ordinarily be the Compensation Committee of the Board; provided, however, that unless otherwise permitted by applicable law or stock exchange rules:

a.
To the extent that a grant or award made hereunder is intended to be an exempt transaction under Rule 16b-3 promulgated under the Exchange Act, each acting member of the Committee shall be a “non-employee director” within the meaning of such rule; and

b.
To the extent that a grant or award hereunder is made to a “named executive officer” of the Company (as defined in, and determined pursuant to, Item 402 of Regulation S-K promulgated by the SEC), such grant or award shall be made solely by the members of the Committee who are deemed “independent directors” within the meaning of Section 5605(a)(2) of the NASDAQ Stock Market Rules (or any successor rule thereto).

The Board may act in lieu of the Committee as to any matter hereunder, and any grant or award of an Incentive by the Committee may be made subject to ratification or approval by the Board. When so acting, the Board shall function as the Committee and possess all power and authority granted to the Committee hereunder.

4.2    Power and Authority of the Committee. In addition to the power and authority set forth elsewhere in this Plan, the Committee shall have the discretionary power and authority to: (a) designate Employees as Participants hereunder; (b) grant or award Incentives, including the determination of the specific terms and conditions thereof; (c) approve one or more forms of Incentive Agreements and material amendments or modifications thereto; (d) construe and interpret the provisions of the Plan, any Incentive Agreement or other form or agreement related thereto; (e) establish, adopt and construe rules, regulations, and procedures relating to the Plan; (f) extend the exercise period applicable to any Option or SAR (for example, following a Participant’s death, disability or retirement), but not later than the expiration date of such Option or SAR as provided in the Incentive Agreement; (g) delegate to the appropriate officers and employees of the Company the power and authority to take such administrative or ministerial actions as may be necessary or appropriate hereunder; and (h) make any other determination which it believes necessary or advisable for the proper administration of the Plan. Notwithstanding the foregoing, the Committee shall not accelerate the vesting of any Incentive, except as may be otherwise permitted under the terms of the Plan.

Decisions, interpretations and actions of the Committee concerning matters related to the Plan shall be final and conclusive on the Company, its Affiliates and Participants and their beneficiaries or heirs. The Committee may make grants or awards or other determinations hereunder selectively on a non-uniform basis among Participants, whether or not such Participants are similarly situated.

4.3    Delegation. The Committee, in its discretion, may from time to time delegate to the appropriate officers of the Company or the Bank the authority to grant or award Incentives hereunder; provided that any such delegation: (a) shall specify the maximum number of shares of Common Stock that may be granted or awarded in the form of such Incentives; (b) shall specify the class or group of Employees that may receive such Incentives, which shall be limited to a particular department or business line; (c) shall approve the form of Incentive and the general terms and conditions thereof; (d) shall specify the period during which such Incentives may be granted or awarded, after which the Committee’s delegation shall be deemed expired and of no force and effect; (e) may contain such other terms, conditions or limitations as the Committee deems necessary or appropriate; and (f) shall be made consistent with applicable law and stock exchange rules.

5.    PARTICIPATION:

Employees of the Company and its Affiliates shall be eligible to receive Incentives under this Plan, when designated by the Committee. Employees may be designated individually or by groups or categories, in the discretion of the Committee.

Company and Bank Directors shall be eligible to receive Incentives under this Plan as provided in Section 12 hereof.

6.    GENERALLY APPLICABLE PROVISIONS:

6.1    Conditions Precedent. As a condition of the grant, award or vesting of any Incentive hereunder, the Committee, in its discretion, may require that a Participant who is an Employee execute and deliver to the Company covenants intended to protect the Company’s confidential information and other property, prohibit solicitation of the Company’s employees, vendors, customers, borrowers and depositors, and prohibit competition with the Company or the Bank following a Separation From Service. Such covenants shall be made in such form and delivered at such time as may be reasonably acceptable to the Committee.

6.2    Duration of Certain Restrictions. In no event shall a Performance Cycle or Time-Based Vesting Period applicable to an Incentive granted or awarded to a Participant who is an Employee be less than one year.

6.3    Transferability of Incentives. No Incentive granted or awarded hereunder shall be transferred, pledged, assigned, hypothecated, alienated or otherwise encumbered or sold by the holder thereof, whether by operation of law or otherwise, and whether voluntarily or involuntarily (except in the event of the holder’s death by will or the laws of descent and distribution) and neither the Committee nor the Company shall be required to recognize any attempted assignment of such rights by any Participant. During a Participant’s lifetime, an Incentive may be exercised only by such Participant or by his or her guardian or legal representative.

6.4    Change in Control. If a Change in Control is consummated before an Incentive granted or awarded to an Employee is fully vested, settled and/or exercisable and such Incentive is assumed in connection with such transaction:

a.
If such Incentive is Restricted Stock or RSUs, such shares or units shall vest and be delivered or settled upon the earlier of: (i) the lapse of any Time-Based Vesting Period and/or Performance Cycle; or (ii) the date on which a Permitted Separation (as defined below) occurs.

b.
If such Incentive is Options or SARs, such Options or SARs shall vest and be exercisable upon the earlier of: (i) the date or dates determined under the applicable Incentive Agreement; or (ii) the date on which a Permitted Separation occurs. Options and SARs vested hereunder shall remain exercisable in accordance with their terms, provided that in no event shall the exercise period be less than six months (unless such Options or SARs would otherwise expire in accordance with their terms during such six-month period, in which event they shall expire in accordance with their terms).

c.
If any such Incentive is subject to Performance Objectives, such objectives shall be deemed satisfied at the target level; any additional shares or rights shall be deemed forfeited to and cancelled by the Company.

d.	Any Further Holding Period imposed under Section 6.6 hereof shall be deemed satisfied and lapsed.

(For avoidance of doubt, nothing contained herein shall be deemed to modify the provisions of Section 7.5, 8.3, 9.4 or 10.4 hereof applicable in the event of death, Disability, Retirement or Separation From Service.)

If a Change in Control is consummated before an Incentive granted or awarded to an Employee is fully vested, settled and/or exercisable and such Incentive is not assumed in connection with such transaction, then prior to the consummation of such Change in Control the Committee may direct the payment of cash in exchange for the cancellation and settlement of Incentives that remain outstanding as of the consummation of a Change in Control, whether or not then vested, and such payment of cash shall not be deemed to materially impair the economic value of such Incentive for purposes of Section 13.4 hereof so long as such cash payment is an amount as nearly equal to the dollar value of the consideration payable to holders of Common Stock generally in such Change in Control (taking into account, if applicable, the Exercise Price or Base Price of such Incentive) and is payable at substantially the same time as holders of Common Stock generally are paid the consideration payable for their Common Stock in connection with the Change in Control.

If a Change in Control is consummated before an Incentive granted or awarded to a Company Director or Bank Director is fully vested, settled or exercisable, such award shall be deemed fully vested and nonforfeitable as of the date on which such transaction is consummated and any Further Holding Period shall be deemed satisfied and lapsed.

For purposes of this Section 6.4:

a.
The term “Permitted Separation” means that a Participant who is an Employee shall, during the 24-month period following the consummation of a Change in Control (the “CIC Period”), Separate From Service involuntarily, other than on account of Cause, or on account of Good Reason.

b.
The term “Good Reason” shall have the meaning ascribed to it (or to words of similar import) in any individual change in control, employment, severance or similar agreement between the Company and a Participant. If there is no such individual agreement, the term shall mean that during the CIC Period, such Participant shall Separate From Service on account of a Good Reason Event.

c.
The term “Good Reason Event” shall mean and refer to: (i) a material reduction of such Participant’s base salary in effect prior to the Change in Control; (ii) a material reduction of such Participant’s authority, duties or responsibilities in effect prior to the Change in Control (other than a change in title); (iii) the transfer of such Participant’s primary business location to a primary location that is more than 30 miles from such location prior to the Change in Control; or (iv) any attempt on the part of the surviving entity following the Change in Control to require the Participant to perform (or omit to perform) any act or to engage (or omit to engage) in any conduct that would constitute illegal action or inaction on the part of the Participant. No event or condition shall constitute a Good Reason Event hereunder unless: (i) such Participant gives the Company notice of his or her objection to such event or condition within 30 days following the date such event first occurs (or the date such Participant should have first known of such event, if later); (ii) such event or condition is not promptly corrected by the Company, but in no event later than 30 days after receipt of such notice; and (iii) the Participant resigns his or her employment not more than 60 days following the expiration of the 30-day period described in subsection (ii) hereof.

6.5    Recovery. If the Company is required to restate its financial statements or other financial results, then any Incentive, whether or not then vested, the amount of which is or was based, in whole or in part, upon such statements or results, shall be subject to reduction, forfeiture or recovery in favor of the Company, regardless whether a Participant from whom such Incentive will be reduced, forfeited or recovered participated in or otherwise contributed to the event requiring the Company to restate its financial statements. The Committee shall take such action as it deems necessary or advisable to effect such reduction, forfeiture or recovery; provided that; (a) the Committee may limit such action to the Company’s appropriate executive or accounting officers; and (b) the amount of any such reduction, forfeiture or recovery may be limited to the portion of the Incentive in excess of the amount that would have vested or otherwise become nonforfeitable if based upon such restated results. Any Incentive granted or awarded hereunder shall further be subject to any separate recovery or similar policy that may be adopted by the Company, from time to time.

6.6    Further Holding Period. Unless otherwise provided in an Incentive Agreement, Net Shares (as defined below) settled and delivered hereunder, whether on account of the exercise of an Option or a SAR or the lapse of a Time-Based Vesting Period or Performance Cycle, shall be subject to a further two-year holding period during which such shares shall not be sold, assigned, pledged, mortgaged, transferred or otherwise disposed of (a “Further Holding Period”), provided that:

a.	Such period shall earlier lapse in the event of death or Disability or the consummation of a Change in Control; and

b.	Such limitation shall be applicable only to those Participants who are subject to Section 16 of the Exchange Act at the time Net Shares are delivered or settled.

As used herein, the term “Net Shares” shall mean and refer to those shares of Common Stock deliverable upon the exercise of an Option or a SAR or the lapse of a Time-Based Vesting Period or Performance Cycle, net of the number of shares withheld for: (a) the payment of the Exercise Price, including the payment of such price pursuant to a broker assisted or similar transaction, either as contemplated under Section 7.3 hereof; and (b) the payment of taxes as provided in Section 12.3 hereof.

7.    OPTIONS:

7.1    Grant of Options. Subject to the applicable terms and conditions set forth elsewhere in this Plan, the Committee may grant Options to such Participants as it may designate, from time to time, in accordance with the following:

a.	The per share Exercise Price of any Option granted hereunder shall be not less than the Fair Market Value of a share of Common Stock on the Grant Date;

b.	The number of shares of Common Stock covered by an Option shall be designated by the Committee on the Grant Date;

c.	The term of each Option shall be determined by the Committee, but shall not be longer than ten years, measured from the Grant Date;

d.
The exercise of an Option may be subject to a Time-Based Vesting Period, the attainment of Performance Objectives during a Performance Cycle and/or such other conditions as the Committee deems appropriate; and

e.	Options may be subject to such additional terms and conditions imposed by the Committee, not inconsistent with the terms of the Plan.

Any Option granted hereunder shall be made in the form of and governed by an Incentive Agreement.

7.2    Incentive Stock Options. Subject to the applicable terms and conditions set forth elsewhere in this Plan, the Committee may designate an Option as an Incentive Stock Option, which Option, in addition to the provisions of Section 7.1 hereof, shall be subject to the following:

a.	No ISO shall be granted to a Participant unless such Participant is an Employee;

b.
No ISO shall be granted to a Participant if the aggregate Fair Market Value of Common Stock with respect to which such ISO is first exercisable during any calendar year, whether under this Plan or any other plan of the Company and its Affiliates, exceeds $100,000;

c.
No ISO shall be granted to any Participant who owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of the Company, as determined in accordance with Code Section 424, unless the Exercise Price is not less than 110% of Fair Market Value, determined on the Grant Date and the expiration date of such Option is five years measured from the Grant Date; and

d.	An ISO granted hereunder shall be subject to such additional terms and conditions as the Committee deems necessary or advisable, consistent with the provisions of Code Section 422.

An ISO granted hereunder shall automatically be converted to an Option (other than an ISO) to the extent that the requirements imposed hereunder or under Code Section 422 are not satisfied, whether with respect to the grant or exercise of such Option or the disposition of Common Stock acquired upon the exercise thereof.

7.3    Manner of Exercise; Issuance of Common Stock. An Option, when vested and exercisable, shall be exercised, in whole or in part, by providing notice to the Company, specifying the number of shares of Common

Stock to be purchased and accompanied by the full Exercise Price for such shares. The Exercise Price shall be payable in the form of cash, by delivery of shares of Common Stock previously acquired by the Participant, regardless of the Participant’s holding period with respect thereto, by the withholding of shares otherwise issuable upon exercise, by combination thereof or in such other manner as may be authorized, from time to time, by the Committee. Common Stock tendered in payment of the Exercise Price or withheld in consideration of such price shall be valued at Fair Market Value as of the date of exercise.

Unless otherwise provided in an Incentive Agreement, and subject to the Company’s Insider Trading Policy, a Participant may exercise Options and contemporaneously sell the shares of Common Stock acquired thereby pursuant to a brokerage or similar arrangement, provided that the proceeds thereof are applied to the payment of the Exercise Price of the shares.

As soon as practicable after the receipt of written notification of exercise and payment of the Exercise Price in full, the Committee shall cause the Company to issue to each Participant, registered in the Participant’s name, shares of Common Stock in the appropriate amount.

7.4    Shareholder Rights. Prior to the issuance of shares of Common Stock upon the exercise of an Option, a Participant shall have no voting, dividend or other rights as a shareholder with respect to the shares covered by such Option.

7.5    Early Separation From Service. Unless otherwise provided in an Incentive Agreement, Options granted to an Employee hereunder shall be exercisable only while an Employee; thereafter, Options shall be exercisable, to the extent vested and exercisable as of the Employee’s Separation Date, until the earlier of the date on which any such Option would otherwise expire or:

a.	The one-year period following the date of the Employee’s death or Disability, but by the Employee’s estate or heirs or other representatives;

b.	The three-year period following Retirement; or

c.	The 30-day period following a Separation From Service for any other reason, except Cause.

If an Employee’s Separation From Service is on account of Cause, then notwithstanding any provision of this Plan or any form or agreement to the contrary, Options granted hereunder, whether or not then vested, shall be deemed canceled by and forfeited to the Company as of such Participant’s Separation Date, without the requirement of notice or the payment of compensation.

8.    STOCK APPRECIATION RIGHTS:

8.1    Grant of SARs. General Provisions2 Subject to the applicable terms and conditions set forth elsewhere in this Plan, the Committee may grant SARs to such Participants as it may designate, from time to time, in accordance with the following:

a.	Each SAR shall relate to the number of shares of Common Stock designated by the Committee as of the Grant Date;

b.	The Base Price of each SAR shall not be less than the Fair Market Value of a share of Common Stock determined as of the Grant Date;

c.	The term of each SAR shall be determined by the Committee, but shall not be longer than ten years, measured from the Grant Date;

d.
The exercise of a SAR may be subject to a Time-Based Vesting Period, the attainment of Performance Objectives during a Performance Cycle and/or such other conditions as the Committee deems appropriate; and

e.	SARs may be subject to such additional terms and conditions imposed by the Committee, not inconsistent with the terms of the Plan.

Any SAR granted hereunder shall be made in the form of and governed by an Incentive Agreement.

8.2    Manner of Exercise. A SAR, when vested and exercisable in accordance with its terms, may be exercised, in whole or in part, by giving written notice to the Committee, specifying the number of SARs to be exercised. The amount payable to a Participant shall be determined by multiplying: (a) the number of shares of Common Stock with respect to which the SAR is exercised; by (b) the excess of the Fair Market Value of a share of Common Stock as of the exercise date over the Base Price. The Committee, in its discretion, shall promptly settle such exercise by the issuance and delivery of shares of Common Stock (valued at Fair Market Value as of the date of exercise), with or without legends, or Restricted Stock or cash or a combination thereof.

8.3    Early Separation From Service. Unless otherwise provided in an Incentive Agreement, SARs granted to an Employee hereunder shall be exercisable only while an Employee; thereafter, SARs shall be exercisable, to the extent vested and exercisable as of the Employee’s Separation Date, in accordance with the provisions of Section 7.5 hereof.

8.4    Shareholder Rights. Prior to the issuance of shares of Common Stock upon the exercise of a SAR, a Participant shall have no voting, dividend or other rights as a shareholder with respect to the shares covered by such right.

9.    RESTRICTED STOCK:

9.1    General Provisions. Subject to the applicable terms and conditions set forth elsewhere in this Plan, the Committee may award Restricted Stock to such Participants as it may designate, from time to time, in accordance with the following:

a.	The number of shares of Restricted Stock shall be fixed by the Committee as of the Award Date;

b.	The Committee shall fix the consideration to be paid for such stock, if any, as of the Award Date; and

c.
The Committee may, as of the Award Date, impose a Time-Based Vesting Period and/or Performance Objectives and such additional terms, conditions and restrictions as the Committee, in its discretion, deems necessary or appropriate.

Restricted Stock shall be awarded in the form of and governed by an Incentive Agreement, and Common Stock shall be issued in respect of such award as of the time at which it is made.

9.2    Restrictions. During any Time-Based Vesting Period or Performance Cycle, shares of Restricted Stock awarded hereunder shall not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, whether voluntarily or involuntarily. Shares, whether certificated or in book entry form, shall be legended to reflect such restriction. The Committee, in its discretion, may further require that any certificated shares of Restricted Stock registered in the name of the Participant be deposited with the Company, together with a stock power endorsed in blank, pending the lapse of such period or cycle.

9.3     Shareholder Rights. Except as otherwise provided in an Incentive Agreement, each Participant shall have the full voting rights of a shareholder with respect to shares of Restricted Stock and:

a.
If dividends are payable in the form of Common Stock, such shares shall be delivered to the Participant currently, but subject to the restrictions and limitations otherwise applicable to the underlying Restricted Stock; or

b.
If dividends are payable in the form of cash, such dividends: (i) shall be paid to the Participant currently if the Time-Based Vesting Period or Performance Cycle is not more than one year or if the Incentive Agreement specifically provides for the current payment of dividends; or (ii) shall be cumulated in the form of Dividend Equivalents if such period or cycle is more than one year.

9.4    Early Separation From Service. Unless otherwise provided in an Incentive Agreement, if a Participant Separates From Service:

a.
If Restricted Stock is subject only to Time-Based Vesting and such separation is on account of Retirement, death, Disability or involuntary termination, other than on account of Cause, a prorated number of shares and, if applicable, Dividend Equivalents shall be delivered as of the Participant’s Separation Date free of restriction (proration based upon the Participant’s period of service during the applicable Time-Based Vesting Period). Any remaining shares and equivalents shall be deemed cancelled by and forfeited to the Company.

b.
If Restricted Stock is subject only to Time-Based Vesting and such separation is not for a reason specified in subsection a hereof, all shares of Restricted Stock and, if applicable, Dividend Equivalents shall be deemed cancelled by and forfeited to the Company without consideration as of such Participant’s Separation Date.

c.	If Restricted Stock is subject to Performance Objectives, the provisions of Section 11.4 shall apply.

10.	RESTRICTED STOCK UNITS:

10.1    General Provisions. Subject to the applicable terms and conditions set forth elsewhere in this Plan, the Committee may award RSUs to such Participants as it may designate, from time to time, in accordance with the following:

a.	The number of units shall be fixed by the Committee at the time of award;

b.	The Committee shall, at the time of award, fix a Time-Based Vesting Period and/or a Performance Cycle during which RSUs shall be and remain credited to each Participant’s bookkeeping account; and

c.	The Committee may impose such additional terms, conditions and restrictions as it determines necessary and appropriate.

RSUs shall be awarded in the form of and governed by an Incentive Agreement and shall be credited to a bookkeeping account as of the time of award.

10.2    Shareholder Rights. A Participant has no voting, dividend or other rights as a shareholder in respect of RSUs credited to a bookkeeping account; provided that Allocation of Dividend Equivalent Unitsunless otherwise set forth in an Incentive Agreement:

a.	Dividend Equivalents shall be credited to the bookkeeping account, as and when cash dividends on Common Stock are declared and paid by the Company; and

b.
If dividends on Common Stock are paid in the form of stock, additional RSUs shall be credited to the bookkeeping account of each Participant, based upon the number of units credited to such account as of the applicable dividend payment date.

In either event, all such credits shall be subject to the terms and conditions generally applicable to the RSUs credited to such account.

10.3    Settlement. At the end of any Time-Based Vesting Period or Performance Cycle, as applicable, but in no event later than two and one-half months following the end of such period or cycle, RSUs, including any related Dividend Equivalents, shall be settled and distributed. Distribution shall be made in such form (which may include shares of Common Stock, with or without legends, Restricted Stock, cash or a combination thereof, as the Committee shall determine.

10.4    Early Separation From Service. Unless otherwise provided in an Incentive Agreement, if a Participant Separates From Service and: (a) If RSUs are subject only to Time-Based Vesting, the provisions of Section 9.4, subsections a and b, as applicable, shall apply; or (b) if RSUs are subject to Performance Objectives, the provisions of Section 11.4 shall apply.

11.    PERFORMANCE OBJECTIVES:

11.1    Determination of Performance Objectives and Performance Cycle. Except as may be otherwise provided in the Plan, the Committee, in its discretion, may impose Performance Objectives as a condition of the grant or award of any Incentive hereunder, such objectives to be achieved during the Performance Cycle fixed by the Committee. The Committee shall establish such Performance Objectives and designate such Performance Cycle as of the Grant Date or Award Date and shall include a description of such objectives in each affected Incentive Agreement.

11.2    Performance Objectives. Performance Objectives may relate to one or more of the following:

a.	The Company’s earnings per share, whether or not calculated on a fully diluted basis;

b.	The Company’s earnings before interest, taxes, or other adjustments;

c.	the Company’s return on equity, return on investment, return on invested capital, or return on assets;

d.	Appreciation in the price of Common Stock, whether with or without consideration of reinvested dividends, including total shareholder return;

e.	Efficiency ratio or other measures comparing all or certain expenses of the Bank or the Company, as the case may be, to revenue;

f.	As to the Company, return on tangible equity or tangible assets;

g.	As the Company or the Bank, net profit margin or increase in income, whether net income, net interest income, or otherwise;

h.	As to the Company, an Affiliate, or any region, unit, division, or profit center of the Company or an Affiliate, growth in income or revenue, whether net or gross, or growth in market share;

i.
As to the Bank or any region, unit, division, or profit center thereof, credit quality, net charge-offs, the ratio of nonperforming assets to total assets or loan loss allowance as a percentage of nonperforming assets, or growth in loans or deposits or change in capital ratios;

j.
Mergers, acquisitions, sales of assets of Affiliates or business units or the development of business units or lines of business or the implementation of other items included in the Company’s or the Bank’s strategic objectives; and

k.	Any other objective or subjective measure or metric designated by the Committee.

Performance Objectives may relate to absolute or relative performance, including performance compared to a designated peer group or index, performance compared to performance in a prior period or such other comparators as the Committee may designate at the time Performance Objectives are fixed. Such objectives may further be expressed with respect to a single Participant or a group of Participants, as determined by the Committee.

11.3    Satisfaction of Performance Objectives. The Committee may make objectively determinable adjustments or modifications to any Performance Objective, including but not limited to: (a) adjustment for items that are considered extraordinary or unusual in nature or infrequently recurring items; (b) adjustments to reflect changes in accounting principles or tax laws; and (c) adjustments to reflect acquisitions or divestitures and the impact of corporate transactions.

At the end of each Performance Cycle, the Committee shall certify whether and to what extent the Performance Objectives applicable to such cycle were attained and to what extent Incentives subject to such objectives shall be settled. For Performance Objectives that relate to the performance of the Company or the Bank, as the case may be, to a designated peer group or index, the Committee shall be entitled to rely on information published by third party services reasonably deemed reliable by the Committee (for the avoidance of doubt, in these circumstances, for purposes of consistency, third party information about the Company’s performance may be relied upon).

11.4    Early Separation From Service. Separation From Service2Unless otherwise provided by the Committee in an Incentive Agreement, if a Participant Separates From Service before the end of any Performance Cycle and:

a.
If such separation is on account of Retirement, death, Disability or involuntary termination, other than on account of Cause, Performance Objectives shall be deemed satisfied as to the number of Incentives determined at the end of the Performance Cycle, prorated to reflect Participant’s period of service during such cycle.

b.
If such separation is for a reason not otherwise specified in subsection a hereto, Incentives then subject to Performance Objectives shall be deemed cancelled by and forfeited to the Company, without compensation, as of such Participant’s Separation Date.

12.    DIRECTORS:

12.1    Company Directors. Unless otherwise determined by the Board and subject to the applicable terms and conditions set forth elsewhere in this Plan, each Company Director shall receive an annual award of Restricted Stock, subject to the terms and conditions set forth below:

a.
The number of shares of Restricted Stock awarded hereunder shall equal the quotient of (i) such amount as may be fixed annually by the Board, subject to the limits of the Plan, divided by (ii) the per share Fair Market Value of Common Stock as of January 1 of the calendar year in which the Director Equity Award Date (as defined below) occurs.

b.
Awards hereunder shall be made annually, as of the annual meeting of the Company’s shareholders; provided that if a Company Director commences service after such meeting, the director shall receive an award of Restricted Stock as of the date on which service commences, but the number of shares shall be prorated to reflect the number of days remaining in the applicable Restriction Period (as defined below) (the date of either such award, the “Director Equity Award Date”).

c.
Restricted Stock awarded hereunder shall not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of, whether voluntarily or involuntarily, during the one-year period beginning on the Director Equity Award Date and ending on the one-year anniversary of such date or if earlier, the next annual meeting of the Company’s shareholders that is at least 50 weeks after the immediately preceding annual meeting; provided that a prorated award made in accordance with subsection b shall be subject to such restrictions for 12 months (either such period, the “Restriction Period”).

d.
At the end of a Restriction Period, Restricted Stock awarded to a Company Director in respect of such period shall be delivered free of the restrictions imposed under subsection c hereof (but not those imposed under Section 6.6 hereof), provided that such director is then a member of the Board. If a Company Director dies, becomes Disabled or retires from the Board (as determined in accordance with the Board’s customary governance documents) during a Restriction Period, at the end of such period Restricted Stock shall be delivered to such director free of restriction, but the number of shares so delivered shall be prorated to reflect the number of days served during such period. In all other events, if a Company Director has ceased to serve as of the last day of the Restriction Period, Restricted Stock awarded hereunder shall be cancelled by and forfeited to the Company.

12.2    Bank Directors. Unless otherwise provided by the Board, each Bank Director shall be entitled to receive an annual award of Restricted Stock subject to the terms and conditions described in Section 12.1 hereof, provided that the number of shares of Restricted Stock so awarded shall be reduced by one-half (or made in such other amount determined appropriate by the Board).

12.3    Other Grants and Awards. The Board may, whether annually or from time to time, grant or award Incentives to one or more Company or Bank Directors, subject to the applicable terms and conditions of the Plan and such other provisions or other limitations as the Board deems appropriate, except that: (a) Options and SARs shall not be granted unless and until the Board expressly determines that any such grant is in the best interests of the Company and its shareholders; and (b) no such Incentive shall be subject to the attainment of Performance Goals.

12.4    Stock in lieu of Retainer. If permitted by the Board, each Company Director shall be entitled to elect to receive all or a portion of the annual retainer in the form of Common Stock, instead of in cash. The number of shares issued in respect of such election shall equal the quotient of:

a.	The amount of such cash retainer to be received in the form of Common Stock; divided by

b.	The Fair Market Value of Common Stock, determined as of the date on which such retainer would otherwise be paid or payable.

Common Stock shall be issued hereunder as of the date on which such retainer would have otherwise been paid or payable in the form of cash. Shares of Common Stock issued pursuant to this Section 12.4 shall not be considered Incentives hereunder and, accordingly, shall not be subject to the transfer restrictions, Further Holding Period and other limitations and restrictions hereunder applicable to Incentives.

12.5.    Limitation. In respect of any year (being the period commencing on the date of the Company’s annual meeting and ending on the anniversary thereof), the aggregate value of all Incentives granted or awarded to a Company Director or Bank Director hereunder (determined solely with respect to service as a director) shall not exceed two times such director’s annual cash retainer. (For avoidance of doubt, Common Stock issued in accordance with Section 12.4 hereof shall not be taken into account.)

13.    ADDITIONAL ADMINISTRATIVE PROVISIONS:

13.1    Issuance of Common Stock. Common Stock to be issued or otherwise delivered hereunder may be certificated or in book entry form, as determined by the Committee. Fractional shares shall not be issued or delivered. The Committee shall determine whether cash, securities or other property shall be paid or transferred in lieu of a fractional share or whether such fractional share, including any rights with respect thereto, shall be canceled, terminated or otherwise eliminated.

13.2    Delivery of Common Stock. All certificates or book entries for shares of Common Stock issued hereunder shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable to enforce the terms of the Plan, any applicable stock exchange rule or regulation or any applicable Federal or state law. Legal Requirements2The obligation of the Company or any of its Affiliates to deliver Common Stock to any Participant hereunder, or to deliver such stock free of restriction, shall be subject to all applicable laws, regulations, rules and approvals deemed necessary or appropriate by the Committee or the Company, and Certificates for shares of Common Stock issued hereunder may be legended, as the Committee or the Company shall deem appropriate.

13.3    Withholding. As a condition of the vesting, delivery or other settlement of an Incentive hereunder, the Company shall withhold and remit such Federal, state or local taxes or contributions as may be required by law to be withheld and remitted, which shall be determined using the aggregate of the maximum applicable state income tax rate, the applicable employment tax contribution rate, and the applicable Federal income tax rate, which shall not be more than the maximum applicable marginal tax rate or less than the applicable supplemental wage rate.

Dividend Equivalents maintained in dollar denominated form shall first be applied to the payment of each Participant’s withholdings. Unless a Participant has otherwise satisfied any remaining withholding obligation to the reasonable satisfaction of the Company, the Company shall withhold from the delivery of Common Stock hereunder shares with a Fair Market Value equal to the remaining amount.

13.4    Amendment. The Board of Directors may amend, modify or suspend this Plan at any time. Any such action may be taken without the approval of the Company’s shareholders, but only to the extent that shareholder approval is not required under applicable law or by any listing agency or under Code Section 422. No such amendment, modification or suspension shall materially impair the economic value of any Incentive granted or awarded hereunder without the consent of each affected Participant.

The Committee or the Board, as the case may be, shall possess the authority to amend the terms of any Incentive Agreement hereunder; provided that no such amendment shall materially impair the economic value of any Incentive without the consent of each affected Participant.

Notwithstanding any provision of this Plan to the contrary, neither the Company, the Committee nor the Board of Directors shall, without the approval of the Company’s shareholders: (a) amend any outstanding Option or SAR to reduce the Exercise Price or Base Price thereof, as applicable; or (b) cancel and exchange an outstanding Option or SAR for cash, other Incentives or for other Options or SARs with a lesser Exercise Price or Base Price, as applicable, provided that the foregoing limitations shall not apply in connection with any action contemplated under Section 3.5 hereof.

13.5    Governing Law. The Plan and any Incentive granted under the Plan shall be governed by the internal laws of the State of Mississippi without regard to the conflicts of laws provisions thereof.

13.6    Other Benefits. Incentives granted to a Participant hereunder shall not impair or otherwise reduce such Participant’s compensation, life insurance or other benefits provided by the Company or its Affiliates; provided, however, that the value of Incentives shall not be treated as compensation for purposes of computing the value or amount of any such benefit.

13.7    Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

13.8    Construction. To the extent applicable, this Plan and any Incentive granted or awarded hereunder shall be interpreted and construed in a manner consistent with the applicable provisions of Code Section 409A. For purposes thereof: (a) each payment or settlement shall be treated as a separate payment or settlement; (b) the exclusions for short-term deferrals and payments on account of involuntary termination of employment shall be applied to the fullest extent applicable; and (c) if a Participant is a “specified employee” within the meaning of Code Section 409A, payment or settlements on account of a Separation From Service shall be delayed for six months as required under Code Section 409A, and shall be made when first permitted, without liability for interest or loss of investment opportunity thereon.

13.9    Unfunded Plan. Incentives hereunder shall be settled in the form of shares of Common Stock or cash; no special or separate reserve or account shall be maintained in anticipation of any such settlement. No Incentive granted or awarded hereunder shall be Nature of SARs2deemed to constitute property or create a trust or fiduciary relationship as between any Participant and the Company, any Affiliate or the Committee. To the extent any Participant or any other person acquires a right to the settlement of any Incentive hereunder, the status of such Participant shall be that of a general, unsecured creditor of the Company.

13.10    No Continued Employment. No Participant who is an Employee shall have any right to continue in the employ of the Company or an Affiliate for any period of time or any right to continue his or her present or any other rate of compensation on account of the grant or award of an Incentive or the issuance of Common Stock or other form of payment hereunder.

THIS 2020 LONG-TERM INCENTIVE COMPENSATION PLAN was approved by the Board Directors of Renasant Corporation as of February 10, 2020, to be effective as provided herein.

RENASANT CORPORATION

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

E93359-P33923

REVOCABLE PROXY
RENASANT CORPORATION
Annual Meeting of Shareholders
April 28, 2020 1:30 PM

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The person(s) signing this proxy card hereby appoint(s) John M. Creekmore, Jill V. Deer, Neal A. Holland, Jr., E. Robinson McGraw and Sean M. Suggs and each of them, acting singly, as attorneys and proxies of the signer(s) of the proxy card, with full power of substitution, to vote all shares of stock which the signer(s) is/are entitled to vote at the Annual Meeting of Shareholders of Renasant Corporation to be held on Tuesday, April 28, 2020 at 1:30 p.m., Central time, at the principal office of Renasant Bank, 209 Troy Street, Tupelo, Mississippi 38804-4827, and at any and all adjournments and postponements thereof. The proxies are authorized to vote all shares of stock in accordance with the following instructions and with discretionary authority as described herein at the meeting or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE (A) "FOR" THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 ON THIS PROXY CARD AS CLASS 3 DIRECTORS, (B) "FOR" THE APPROVAL OF THE RENASANT CORPORATION 2020 LONG-TERM INCENTIVE COMPENSATION PLAN SET FORTH IN PROPOSAL 2, (C) "FOR" THE ADOPTION, IN A NON-BINDING ADVISORY VOTE, OF A RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS SET FORTH IN PROPOSAL 3 AND (D) "FOR" THE RATIFICATION OF HORNE, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2020 SET FORTH IN PROPOSAL 4. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THIS PROXY, IF PROPERLY COMPLETED, WILL BE VOTED AS DIRECTED HEREIN. IF THIS PROXY IS SIGNED BUT NO SPECIFIC VOTING DIRECTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED (A) TO ELECT THE NOMINEES LISTED IN PROPOSAL 1 ON THIS PROXY CARD AS CLASS 3 DIRECTORS, (B) TO APPROVE THE RENASANT CORPORATION 2020 LONG-TERM INCENTIVE COMPENSATION PLAN, (C) TO ADOPT, IN A NON-BINDING ADVISORY VOTE, THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE PROXY STATEMENT, SET FORTH IN PROPOSAL 3, AND (D) TO RATIFY THE APPOINTMENT OF HORNE, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2020 SET FORTH IN PROPOSAL 4.

Continued and to be signed on reverse side

RENASANT CORPORATION
RENASANT CORPORATION
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E93358-P33923

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RENASANT CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of five Class 3 Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Gary D. Butler
02) Marshall H. Dickerson
03) R. Rick Hart
04) Richard L. Heyer, Jr.
05) Michael D. Shmerling

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date